Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 23, 2026

by and among

CHEWY, INC.,

as the Initial Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO SECURITIES, LLC,

CITIGROUP GLOBAL MARKETS INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

BOFA SECURITIES, INC.,

RBC CAPITAL MARKETS1,

AND

BARCLAYS BANK PLC

as Lead Arrangers

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

-i-

-ii-

-iii-

SCHEDULES:

Schedule 1.01(a)	Excluded Subsidiaries
Schedule 1.01(b)	[Reserved]
Schedule 2.01(a)	[Reserved]
Schedule 2.01(b)	Term Commitments
Schedule 3.12	Subsidiaries
Schedule 5.14	Certain Post-Closing Obligations

EXHIBITS:

Exhibit A-1	Form of Assignment and Assumption
Exhibit A-2	Form of Affiliated Lender Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Guarantee Agreement
Exhibit D	Form of Collateral Agreement
Exhibit E-1	Form of ABL Intercreditor Agreement
Exhibit E-2	Form of First Lien Intercreditor Agreement
Exhibit E-3	Form of Junior Lien Intercreditor Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Intercompany Note
Exhibit I-1	Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J	Form of Prepayment Notice
Exhibit K	Auction Procedures
Exhibit L	Form of Designation of Secured Cash Management Obligation
Exhibit M	Form of Designation of Secured Swap Obligation
Exhibit N	[Reserved]
Exhibit O	Notice of Additional Guarantor

-iv-

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of June 23, 2026, by and among (i) Chewy, Inc., a Delaware corporation (the “Initial Borrower” and, together with any Additional Borrower from time to time party hereto, the “Borrowers,” and each, a “Borrower”), (ii) the Lenders party hereto and (iii) JPMorgan Chase Bank, N.A., in its capacity as administrative agent (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”) and in its capacity as collateral agent (in such capacity and together with its permitted successors and assigns, the “Collateral Agent”). Capitalized terms used in the recitals below that are not otherwise defined therein have the respective meanings set forth in Section 1.01.

WHEREAS, the Initial Borrower has requested the Lenders to extend $600.0 million in aggregate principal amount of Initial Term Loans on the Effective Date; and

WHEREAS, the Lenders have agreed to provide such Initial Term Loans (which may be allocated to a Co-Borrower) on the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” has the meaning given to the term “Administrative Agent” in the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement dated as of June 18, 2019 (as amended by Amendment No. 1 to Credit Agreement, dated as of August 27, 2021, Amendment No. 2 to Credit Agreement, dated as of January 26, 2023 and Amendment No. 3 to Credit Agreement, dated as of April 1, 2025) among, inter alios, the Initial Borrower, Wells Fargo Bank, National Association, as administrative and collateral agent, and the lenders party thereto from time to time, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, so long as such credit agreement, indenture, instrument or document is designated as an ABL Credit Agreement).

“ABL Cure Amount” has the meaning given to the term “Cure Amount” in the ABL Credit Agreement.

“ABL Facility” means the senior secured revolving loan facility under the ABL Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part, from time to time.

“ABL Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E -1, among the Collateral Agent and the Senior Representatives for one or more classes of obligations permitted by this Agreement to be secured by the ABL Priority Collateral, including that certain ABL Intercreditor Agreement dated as of June 23, 2026 (as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time) among, inter alios, the Collateral Agent, Wells Fargo Bank, National Association, as administrative agent and the other parties thereto.

“ABL Lenders” shall have the meaning given to the term “Lenders” in the ABL Credit Agreement.

“ABL Loan Documents” means, collectively, (i) the ABL Credit Agreement and (ii) the security documents, intercreditor agreements (including the ABL Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the ABL Credit Agreement or such other agreements (including the “Loan Documents” (or equivalent term) as defined in the ABL Credit Agreement), in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time including in connection with Refinancing Indebtedness in respect of the ABL Credit Agreement.

“ABL Loans” shall have the meaning given to the term “Loans” in the ABL Credit Agreement.

“ABL Obligations” means all Indebtedness and other obligations of the Borrowers and any other Loan Parties outstanding under or pursuant to the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against the Borrower, any other Loan Party or any guarantor of ABL Obligations of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any Secured Swap Obligation or Secured Cash Management Obligation (or equivalent terms) that are secured pursuant to the ABL Loan Documents.

“ABL Priority Collateral” shall mean “ABL Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Commitment” has the meaning assigned to such term in Section 6.05(b)(2).

“Accepting Lenders” has the meaning assigned to such term in Section 2.22(a).

“Accounting Changes” has the meaning assigned to such term in Section 1.04(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Restricted Parties in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Borrower” has the meaning assigned to such term in Section 2.27(a).

“Additional Borrower Effective Date” has the meaning assigned to such term in Section 2.27(a).

“Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Revolving Commitment, Incremental Term Commitment or Incremental Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.18 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that (i) each Additional Lender with respect to any Incremental Term Commitment or Incremental Term Loan (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval in each case not to be unreasonably withheld or delayed) to the extent such consent would be required under Section 9.04(b) for an assignment of Term Loans to such Additional Lender and the Initial Borrower and (ii) each Additional Lender with respect to any Incremental Revolving Commitment or Incremental Revolving Facility shall be subject to the approval of the Administrative Agent and the Initial Borrower.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless the context otherwise required, reference to the term “Administrative Agent” in Article VIII and Section 9.03 shall include the Collateral Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning assigned to such term in Section 2.22(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. No Person shall be an “Affiliate” of a Restricted Party solely because it is an unrelated portfolio operating company of a Sponsor.

“Affiliate Transaction” has the meaning assigned to such term in Section 5.18(a).

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit or securities in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrowers (other than the Borrowers or any of their respective Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(f)(6).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(f)(5).

“Agent” means the Administrative Agent, the Collateral Agent, each Lead Arranger, and any successors and assigns in such capacity, and “Agents” means two (2) or more of them.

“Agreement” means this agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.20(b).

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1.00%, (b) the Prime Rate for such day and (c) Term SOFR Rate for a one (1)-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 0.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.00% per annum.

“Alternative Currency” means (a) euros, (b) Sterling, (c) Canadian Dollars and (d) subject to the consent of the Administrative Agent and each Revolving Lender agreeing to make Revolving Loans in such currency, any other currency.

“Alternative Currency Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Currency Term Benchmark Rate.

“Alternative Currency Term Benchmark Rate” means:

(a)	for any Interest Period with respect to an Alternative Currency Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA; and

(b)

for any Interest Period with respect to an Alternative Currency Term Benchmark Borrowing denominated in euro, the EURIBOR Rate, as adjusted to reflect applicable reserves prescribed by Governmental Authorities;

provided that to the extent a comparable or successor rate is established pursuant to Section 2.12, such established rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.

Notwithstanding the foregoing, in no event shall the Alternative Currency Term Benchmark Rate be less than 0.00% (and if such rate would otherwise be less than 0.00%, it shall be deemed to be 0.00%).

“Ancillary Fees” has the meaning assigned to such term in Section 9.02(b).

“Annual Period” has the meaning assigned to such term in Section 1.08(j).

“Annual Threshold” has the meaning assigned to such term in the definition of “Prepayment Event.”

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.20(b).

“Applicable Indebtedness” has the meaning assigned to such term in the definition of “Weighted Average Life to Maturity.”

“Applicable Rate” means:

(a)	with respect to the Initial Term Loans, (1) for Term SOFR Loans, 1.75% and (2) for ABR Loans, 0.75%; and

(b)	with respect to any Class of Term Loans other than the Initial Term Loans, as specified in the applicable Incremental Facility Amendment, Refinancing Amendment or Permitted Amendment.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Cash Equivalents.”

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent and/or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein, including any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and any financial statements, financial and other report, notice, request, certificate and other information materials; provided, however, that solely with respect to delivery of any such Approved Electronic Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Approved Electronic Communication by posting such Approved Electronic Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (a) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (b) any notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender, in each case, other than any Fund that is a Disqualified Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of a Borrower or any of its respective Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any of the Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01 hereof), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise;

in each case, other than:

(a) any disposition of obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets, in each case, in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the ordinary course of business of the Borrowers and any of their respective Subsidiaries;

(b) the disposition of all or substantially all of the assets of the Restricted Parties in a manner permitted pursuant to Section 6.03 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) any sale, conveyance, transfer or other disposition, issuance or sale in connection with the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.08 hereof or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(d) any disposition of property or assets of any Restricted Party or issuance or sale of Equity Interests of any Restricted Party in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (i) $108.0 million and (ii) 15% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(e) any disposition of property or assets or issuance or sale of securities by a Restricted Party to the Borrowers or by the Borrowers or a Restricted Party to another Restricted Party;

(f) (i) any disposition of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) an amount equal to the net cash proceeds of such disposition is promptly applied to the purchase price of similar replacement property or (ii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Party which owns an Unrestricted Subsidiary so long as such Restricted Party owns no material assets other than the Equity Interests of such Unrestricted Subsidiary);

(i) foreclosures, events of loss or any similar action with respect to assets or the granting of Liens not prohibited by this Agreement, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) any financing transaction with respect to property built, owned or acquired by the Borrowers or any Restricted Party, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(k) the sale, conveyance, contribution, transfer or pledge of Receivables Assets or participations therein in connection with a Permitted Receivables Financing;

(l) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the exclusive licensing of intellectual property on a long term basis;

(m) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims;

(o) the unwinding of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfer and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights, which in the reasonable determination of the Initial Borrower are not material to the conduct of the business of the Restricted Parties taken as a whole, or are no longer used or useful or no longer economically practicable or commercially reasonable to maintain, or are being replaced with rights of equal or greater utility, or have naturally expired at the end of their term;

(r) (i) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law or (ii) the issuance or sale of any Equity Interests by a Restricted Party as part of or pursuant to a management or employee equity incentive or compensation plan approved by the Board of Directors of a Restricted Party or any Parent Entity;

(s) the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction, which assets are not used or useful in the core or principal ongoing business of the Restricted Parties, (ii) duplicative, unnecessary or redundant to the business of the Restricted Parties on a Pro Forma Basis or (iii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Initial Borrower to consummate any acquisition;

(u) the granting of a Lien that is permitted under Section 6.02 hereof;

(v) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Party;

(w) any disposition of Capital Stock of a Restricted Party pursuant to an agreement or other obligation with or to a Person (other than a Restricted Party) from whom such Restricted Party was acquired, or from whom any other Restricted Party acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(x) dispositions of property or assets or issuances and sales of Equity Interests for an aggregate Fair Market Value not to exceed the greater of (i) $360.0 million and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in any fiscal year;

(y) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (11) of Section 6.08(b);

(z) dispositions in connection with any Permitted Tax Restructuring or related transactions;

(aa) dispositions that are Ordinary Course Non-Recourse Third Party Financing Transactions;

(bb) any other disposition in connection with the Transactions;

(cc) any disposition of property or assets so long as on a Pro Forma Basis after giving effect to such disposition, at the election of the Initial Borrower, (i) the First Lien Leverage Ratio for the most recently ended Test Period would not exceed (A) 2.00:1.00 or (B) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period or (ii) the Interest Coverage Ratio on a pro forma basis is at least equal to or greater than (A) 1.750:1.00 or (B) the Interest Coverage Ratio level as of the last day of the then most recently ended Test Period;

(dd) any disposition of property or assets or sale of Equity Interests that do not constitute Collateral;

(ee) dispositions of property or assets or issuances and sales of Equity Interests for an aggregate Fair Market Value not to exceed the greater of (x) $540.0 million and (y) 75% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, during the term of the Initial Term Loans; and

(ff) any one-time disposition of assets constituting a business unit, division or line of business (including Equity Interests in Persons holding such assets) of a Restricted Party so long as such business unit, division or business being disposed of represents no more than the greater of (x) $36.0 million and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (as determined in good faith by the Initial Borrower).

In the event that a transaction (or any portion thereof) meets the criteria of one or more exceptions contained in the definition of Asset Sale or would otherwise constitute an Asset Sale and/or would also be a Restricted Payment or Permitted Investment, the Initial Borrower, in its sole discretion, shall be entitled to divide and classify or reclassify (based on circumstances existing on the date of such reclassifications) such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Restricted Payments or Permitted Investments.

“Asset Sale Prepayment Event” has the meaning assigned to such term in clause (a) of the definition of the term “Prepayment Event.”

“Asset Sale Proceeds Application Period” has the meaning assigned to such term in Section 6.05(b).

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent, and/or (b) an Affiliated Lender Assignment and Assumption, as applicable.

“Available Amount” has the meaning assigned to such term in Section 6.08(a)(3).

“Available Investment Capacity Amount” means, at any time, (a) the amount of Investments that may be made at the time of determination pursuant to clause 13 of “Permitted Investments,” minus (b) the amount of the Available Investment Capacity Amount utilized by the Restricted Parties pursuant to Section 6.08(b)(26) (after giving effect to any reallocation or reclassification permitted hereunder).

“Available RP Capacity Amount” means, at any time of determination (and after giving effect to any reallocation or reclassification permitted hereunder), the amount of Restricted Payments that may be made at the time of determination pursuant to Section 6.08 or the definition of “Permitted Investments”; provided that the capacity available to make Restricted Payments pursuant to the provisions of Section 6.08 shall be reduced (with such reduction to be classified and/or reclassified among such clauses by the Borrowers as described in Section 6.08), without duplication by (i) the aggregate principal amount of Indebtedness that has been incurred pursuant to and to the extent outstanding under Section 6.01(b)(31) (together with any outstanding Indebtedness under Section 6.01(b)(13) incurred to Refinance any Indebtedness initially incurred pursuant to Section 6.01(b)(31)) and (ii) the amount of the Available RP Capacity Amount utilized by the Restricted Parties to incur Liens pursuant to clause (46)(i) of the definition of “Permitted Liens” (it being agreed and understood that, to the extent any Indebtedness has reduced the Available RP Capacity Amount pursuant to the foregoing proviso, the Available RP Capacity Amount shall not be further reduced by the amount of any such Indebtedness that is secured by Liens pursuant to clause (46)(i) of the definition of “Permitted Liens”). The Initial Borrower may elect to allocate or reallocate from time to time the Available RP Capacity Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark” means, initially, with respect to any Term SOFR Loan denominated in U.S. Dollars, Term SOFR Rate, and with respect to any Alternative Currency Term Benchmark Loan denominated in Canadian Dollars, Term CORRA; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR Rate, Term CORRA or any then-current Benchmark for Loans denominated in U.S. Dollars or Canadian Dollars, then “Benchmark” means, in respect of the affected currency, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) of Section 2.12.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the alternate benchmark rate that has been selected by the Administrative Agent and the Initial Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the such-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time; provided that, if the Benchmark Replacement would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan denominated in U.S. Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Canadian Prime Rate”, the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Initial Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with both market practice and other U.S. syndicated credit facilities for similarly situated borrowers for which the Administrative Agent acts as administrative agent (or, if the Administrative Agent decides (in consultation with the Initial Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Initial Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Initial Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents and substantially consistent with other U.S. syndicated credit facilities for similarly situated borrowers for which the Administrative Agent acts as administrative agent).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the Bank of Canada, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” has the meaning assigned to such term in Section 4.01(h).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, or if such limited liability company is managed by its member, the Board of Directors of such member, (c) in the case of any partnership, the Board of Directors of the general partner of such partnership and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning assigned to such term in the preliminary statements hereto, together with any Additional Borrower and any Successor Borrower.

“Borrowing” means Loans of the same Facility, Class and Type, made, converted or continued on the same date in the same currency and, in the case of Alternative Currency Term Benchmark Loans and Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, the lesser of $1,000,000 and the remaining Commitments of the applicable Class, (b) in the case of a Borrowing denominated in euros, the lesser of €1,000,000 and the remaining Commitments of the applicable Class, (c) in the case of a Borrowing denominated in Sterling, the lesser of £1,000,000 and the remaining Commitments of the applicable Class, (d) in the case of a Borrowing denominated in Canadian Dollars, the lesser of C$1,000,000 and the remaining Commitments of the applicable Class and (e) in the case of a Borrowing denominated in any Alternative Currency other than euros, Sterling or Canadian Dollars, the lesser of an amount to be agreed by the Administrative Agent and the Initial Borrower at the time such Alternative Currency is established under this Agreement and the remaining Commitments of the applicable Class.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, the lesser of $500,000 and the remaining Commitments of the applicable Class, (b) in the case of a Borrowing denominated in euros, the lesser of €500,000 and the remaining Commitments of the applicable Class, (c) in the case of a Borrowing denominated in Sterling, the lesser of £500,000 and the remaining Commitments of the applicable Class, (d) in the case of a Borrowing denominated in Canadian Dollars, the lesser of C$500,000 and the remaining Commitments of the applicable Class and (e) in the case of a Borrowing denominated in any Alternative Currency other than euros, Sterling or Canadian Dollars, an amount to be agreed by the Administrative Agent and the Initial Borrower at the time such Alternative Currency is established under this Agreement and the remaining Commitments of the applicable Class.

“Borrowing Request” means a request by the Initial Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (i) when used in connection with Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term SOFR Loans or any other dealings of such Term SOFR Loans, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (ii) when used in connection with an Alternative Currency Term Benchmark Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Alternative Currency in the London or other applicable offshore interbank market for such Alternative Currency, (iii) when used in connection with any Loan denominated in Canadian Dollars and in relation to the calculation or computation of CORRA, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario, Canada are authorized or required by law to remain closed, (iv) when used in connection with an Alternative Currency Term Benchmark Loan denominated in euro, the term “Business Day” shall also exclude any day that is not a TARGET Day and (v) when used in connection with RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in Sterling, the term “Business Day” shall only comprise any such day that is an RFR Business Day.

“Calculation Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as applicable.

“Canadian Dollars” or “C$” each means lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publish such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if any of the above rates shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Restricted Parties that are (or are required to be) set forth in a consolidated statement of cash flows of the Initial Borrower for such period prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means an obligation that is a Capitalized Lease; provided the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (excluding the footnotes thereto) as in effect on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall, unless the Initial Borrower elects otherwise, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as leases in the financial statements of such Person and its Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) (a) pounds sterling, euros, Australian dollars, Chinese yuan, Japanese yen or any national currency of any participating member state in the European Union; or

(b) in the case of the Restricted Parties, such local currencies held by them from time to time in the ordinary course of business or consistent with industry practice;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the federal governments of Canada or the United States or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one (1) year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollars equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, or with respect to Canadian commercial paper having one (1) of the two (2) highest ratings obtainable from Dominion Bond Rating Service Limited, and in each case maturing within twenty-four (24) months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth, province or territory of Canada or the United States or any foreign government or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(10) Investments with average maturities of twenty-four (24) months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(11) investments funds investing at least 90% of their assets in securities of the types described in clauses (1) through (10) above;

(12) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (11) customarily utilized in countries in which such Foreign Subsidiary operates; and

(13) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940, as amended, or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (12) of this definition.

In the case of (a) Investments made in a country outside of the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (1) through (7) and clauses (8), (9), (10), and (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include other short-term investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations of any Restricted Party in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements or (3) obligations in respect of any other Cash Management Services or any other bank products or other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following: ACH transactions, treasury, bank products, services and/or cash management services, including, without limitation, controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities deposit and other accounts and merchant services.

“Central Bank Rate” means, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Effective Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of when enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrowers and their respective Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.13.

“Change of Control” means any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders or any holding company parent of the Initial Borrower owned directly or indirectly by the Permitted Holders) constituting a group becoming the beneficial owner of Equity Interests representing more than 50% of the aggregate ordinary voting power entitled to vote for the election of the directors of the Initial Borrower (or any Successor Borrower) and represented by the then-issued and outstanding Equity Interests of the Initial Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Initial Borrower (or any Successor Borrower) beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by proxy, voting power, contract or otherwise to directly or indirectly elect, designate, nominate or appoint a majority of the board of directors of the Initial Borrower (or any Successor Borrower).

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Initial Borrower, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (a) of this definition, (ii) a Person or group shall not be deemed to beneficially own Equity Interests (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement or investor rights agreement, (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the board of directors of such Person’s parent, (iv) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date and (v) the words “Person” and “group” shall be within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. It is agreed and understood that any transaction resulting in a Successor Borrower in accordance with the terms of this Agreement shall not constitute a Change of Control.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans under a specific Facility (including Revolving Loans, Loans under an Incremental Revolving Facility, Other Revolving Loans, Initial Term Loans, Incremental Term Loans and Other Term Loans), (b) any Commitment, refers to whether such Commitment is a Commitment under a specific Facility (including Incremental Revolving Commitments, Commitments in respect of an Incremental Revolving Facility, Initial Term Commitments, Incremental Term Commitments or Other Term Commitments) and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Any Revolving Loans or Term Loans that have different terms and conditions from other Revolving Loans or Term Loans, as applicable, shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Borrower” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations, other than Excluded Assets.

“Collateral Agent” has the meaning assigned to such term in the Collateral Agreement.

“Collateral Agreement” means the Collateral Agreement by and among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, subject to any applicable limitations set forth in this Agreement or the other Loan Documents, the requirement that:

(a)

the Administrative Agent shall have received from (i) the Loan Parties, the Security Documents and the Guarantee Agreement required pursuant to Section 4.01(a)(ii) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary, provided that, notwithstanding anything to the contrary, any Person that is required to become a Subsidiary Loan Party as a result of ceasing to be an Excluded Subsidiary shall not be required to become a Subsidiary Loan Party on or prior to the date that is ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after the date on which the Initial Borrower becomes aware that such Subsidiary has ceased to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by Administrative Agent, opinions of the type referred to in Section 4.01(a)(iv);

(b)

all outstanding Equity Interests of the Restricted Parties (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by any Loan Party shall be pledged pursuant to the Collateral Agreement (and, subject to the ABL Intercreditor Agreement and any other applicable Customary Intercreditor Agreement in effect, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any originals exist), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank); and

(c)

if any Indebtedness for borrowed money of the Borrowers or any Subsidiary in a principal amount of $112.0 million or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement (and, subject to the ABL Intercreditor Agreement and any applicable Customary Intercreditor Agreement in effect, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the cost (as reasonably agreed by the Initial Borrower in good faith in consultation with the Administrative Agent) of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, surveys, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom (or the relevant assets or actions shall be limited in a manner reasonably agreed by the Administrative Agent and the Initial Borrower in order to reduce such cost), (ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (iii) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than any such control agreement or other control or similar agreements as required by an ABL Facility and only for so long as such ABL Facility is in effect), (iv) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (v) no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $112.0 million (other than the filing of UCC financing statements), (vi) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets of the Loan Parties (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets, (vii) no actions shall be required to perfect a security interest in letter of credit rights, letters of credit, commercial tort claims or chattel paper (other than the filing of UCC financing statements), (viii) no delivery of share certificates evidencing Equity Interests in Immaterial Subsidiaries shall be required, (ix) in no event shall the Collateral include any Excluded Assets, (x) in no event shall any landlord waivers, estoppels, collateral access agreements or bailee letters or other actions, including with respect to the creation or perfection of security interests with respect to such real property, be required with respect to real property and (xi) for the avoidance of doubt, the Loan Parties will not be required, and the Administrative Agent is not authorized, to take any actions to perfect the Collateral other than (A) filing UCC financing statements in the appropriate jurisdictions, (B) making customary filings in the United States Patent and Trademark Office with respect to any material U.S. registered or issued patents, trademarks, industrial designs and any applications therefor and the United States Copyright Office of the Library of Congress with respect to material copyright registrations in the U.S. and (C) delivery of certificated Equity Interests and debt instruments, in each case, to the extent required under the Collateral Agreement. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) in its reasonable discretion. Notwithstanding anything herein to the contrary, at the Initial Borrower’s sole election, the Initial Borrower may elect to (i) add any Discretionary Guarantor in accordance with Section 9.23, (ii) pledge assets that otherwise constitute Excluded Assets to the Secured Parties as Collateral hereunder and/or (iii) take any other actions reasonably required to accomplish the foregoing, including any such action not otherwise required to satisfy the Collateral and Guarantee Requirement hereunder or any other Loan Document.

“Commitment” means (a) with respect to any Revolving Lender, its Revolving Commitment, Incremental Revolving Commitment, Other Revolving Commitments, or any combination thereof (as the context requires) and (b) with respect to any Term Lender, its Initial Term Commitment, Incremental Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Compliance Certificate” means each certificate required to be delivered pursuant to Section 5.01(d) in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent).

“Consolidated EBITDA” means, for any Test Period, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period plus:

(a)	without duplication, including without duplication of any exclusion in Consolidated Net Income, the sum of the following amounts for such period, in each case, at the election of the Initial Borrower:

(i)

consolidated interest expense of such Person for such period, including (A) payments made or losses incurred in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities, (C) amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of bridge, commitment or financing fees and (D) items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xii) thereof;

(ii)

taxes based on gross receipts, income, profits, revenue or capital, federal, foreign, state, provincial and territorial income, franchise, excise, value added or similar taxes based on income, profits, revenue or capital and foreign withholding taxes, of such Person paid or accrued during such period (including in respect of repatriated funds), including (A) penalties, additions to tax and interest relating to such taxes or arising from any tax examinations and (B) Tax Distributions made to any direct or indirect holders of equity interests of such Person in respect of any such taxes;

(iii)	amortization of such Person for such period (including amortization of goodwill, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs);

(iv)	depreciation expense of such Person for such period;

(v)

non-cash items of such Person for such period; provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (A) the Initial Borrower may determine not to add back such non-cash item in the current period and (B) to the extent the Initial Borrower decides to add back such non-cash expense or charge in the current period, the cash payment in respect thereof in such future period will be subtracted from Consolidated EBITDA in such future period to such extent;

(vi)

charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general);

(vii)

items (A) covered by a binding indemnification, reimbursement, guaranty, purchase price adjustment or refunding obligation or insurance, (B) paid or payable (directly or indirectly) by a third party (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person or (C) such Person is directly or indirectly reimbursed for such item by a third party;

(viii)

(A) the amount of management, monitoring, consulting and advisory fees (including termination fees), indemnities and expenses paid, payable or accrued in such period by such Person to any Investor (or their management companies), (B) the amount of payments made to option, phantom equity or profits interest holders of any Parent Entity or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or any Parent Entity, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Agreement and (C) the amount of fees, expenses and indemnities paid to directors, including of any Parent Entity;

(ix)	[reserved];

(x)	expenses, revenue and lost profits of such Person for such period with respect to liability or casualty events or business interruption, in each case, to the extent covered by insurance;

(xi)	the amount of any income attributable to noncontrolling or minority interests of third parties in any non-wholly owned Subsidiary deducted excluding cash distributions in respect thereof;

(xii)

all charges, losses, costs, expenses, accruals or reserves in connection with or related to (A) the rollover, acceleration or payout of equity interests held by officers or employees and (B) payments made to holders of options, phantom equity, profits interests or other derivative equity interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (x) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (y) all dividend equivalent rights owed pursuant to any compensation or equity arrangement;

(xiii)

(A) fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans, costs or expenses (including any payroll taxes) incurred pursuant to any management equity plan, profits interest, severance agreement or stock option plan or any other management or employee benefit plan or agreement or any stock subscription, stockholders or partnership agreement and any payments in the nature of compensation or expense reimbursement made to independent board members and (B) any net pension or other post-retirement benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other items of a similar nature, in accordance with GAAP;

(xiv)

losses, fees or discounts on a sale, conveyance, contribution or other transfer of receivables, securitization assets and related assets in connection with a securitization or other receivables financing or factoring transaction not prohibited hereunder;

(xv)

start-up charges and expenses and de novo losses, including, without limitation, any losses with respect to any new location opening, new project, new market or new service offerings or vertical offerings, which accrued during the first thirty-six (36) months after opening such new location, new project, new market or initially offering such new service offerings or vertical offerings and pre-opening charges, expenses, losses and start-up costs and any other charges, expenses, losses and start-up costs related to the acquisition, opening, organizing and entering into of any new contracts, new market, facilities or other projects and all other location-specific costs incurred prior to the first (1st) day the new facilities or new projects are determined to be open for business (as determined by the Initial Borrower) and costs associated with upgrading, remodeling or construction of new facilities, locations or other projects or entering into of new contracts, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing, or entering into of new contracts and the allocation of general and administrative support in connection with any or all of the foregoing;

(xvi)

all losses (A) upon any sale, abandonment or other disposition of any asset of the Restricted Parties (including pursuant to any Sale and Lease-Back Transaction) that is not sold, abandoned or otherwise disposed in the ordinary course of business (as determined in good faith by the Initial Borrower) and (B) from operations or assets expected to be disposed of, abandoned and/or discontinued within twelve (12) months after the end of the relevant period;

(xvii)

(A) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions; and (B) amount paid to any equity holder (other than a Loan Party) of a Qualified Restricted Subsidiary in the form of compensation from the proceeds of any disposition;

(xviii)	net realized losses from Swap Agreements or embedded derivatives that require similar accounting treatment in accordance with GAAP;

(xix)

any expenses, fees, charges or losses (other than expenses, fees, charges or losses covered by clauses (xii) and (xiii)) related to any equity offering or issuance, Investment (including compensation expense directly related thereto), acquisition, disposition, conveyance, Refinancing or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and/or not successful), including (A) such fees, expenses or charges related to this Agreement and any other Loan Document, (B) such fees, expenses or charges related to the Transactions and (C) such fees, expenses or charges related to any amendment or other modification, including any refinancing of the Loans or any Indebtedness permitted by Section 6.01;

(xx)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of any Restricted Party;

(xxi)

any cost and expense in relation with the standing up of a business (including, without limitation, duplicative costs, costs related to any transition services agreement (or similar agreement howsoever described) and employee compensation costs for carve-out related roles); and

(xxii)	“bad debt” expense related to revenue earned prior to the Effective Date or any Permitted Acquisition or Investment;

plus

(b)

at the election of the Initial Borrower, without duplication, (i) the amount of “run rate” synergies, cost savings, operating expense reductions, operating improvements, business optimization, revenue enhancements, revenue synergies, pricing initiatives, restructuring initiatives and other similar initiatives expected by the Initial Borrower in good faith to result from actions taken, committed to be taken or expected to be taken (in the good faith determination of the Initial Borrower) (collectively, the “Expected Run Rate Benefit”), including any synergies, cost savings, operating improvements, operating expense reductions, business optimization, revenue enhancements, pricing initiatives, restructuring initiatives and other similar initiatives related to (x) the Transactions (including prior to the Effective Date) and (y) acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives, or actions or in connection with, or incurred by or on behalf of, any joint venture of any Restricted Party (whether accounted for on the financial statements of any such joint venture or the Initial Borrower) (which amounts will be determined by the Initial Borrower in good faith, added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though amounts had been realized on the first (1st) day of the period for which Consolidated EBITDA is being determined and as if such amounts were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that the amounts added back pursuant to this clause (b)(i)(y) are expected by the Initial Borrower in good faith to result from actions taken, committed to be taken or planned to be taken (in the good faith determination of the Initial Borrower) within thirty-six (36) months after the end of the relevant period in which any change that is expected to result in such Expected Run Rate Benefit occurs; (ii) pro forma adjustments for the aggregate amount of annualized Consolidated Net Income and Consolidated EBITDA that is projected by the Initial Borrower to result from (x) new customer contracts or third-party contracts (or amendments thereto) entered into or booked during such period, (y) increased pricing, volume or scope of products or services provided in existing contracts or (z) the entry into new markets, locations, facilities or units (or the acquisition thereof) (in each case of clauses (ii)(x) through (z), calculated on a Pro Forma Basis as though such Consolidated EBITDA had been realized on the first day of such period and as if such amounts were realized during the entirety of such period); (iii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back or was realized in a prior period; and (iv) addbacks and adjustments (including pro forma adjustments) (a) of the type contained in any quality of earnings table or report or any client information memorandum or similar diligence items delivered to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) or (b) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency); and (v) all addbacks and adjustments (including pro forma adjustments) of the type or similar to those set forth in the Model or any client information memorandum or lender presentation furnished by (or on behalf of) the Borrower to the Term Agent in connection with syndication of the Initial Term Loans (in each case, as may be updated prior to the Effective Date in the reasonable discretion of the Lead Arrangers);

plus

(c)

at the election of the Initial Borrower, the pro forma result projected by the Initial Borrower to result in connection with any acquisitions and investments (including any acquisition or investment subject to a letter of intent or definitive acquisition agreement and including the effect of any expected debt financing in connection therewith), business expansion, capital expenditure or other projects and dispositions of business entities or properties or assets constituting a division or line of business of any business entity or any joint venture of any Restricted Party (whether accounted for on the financial statements of any such joint venture or the Initial Borrower) or any other transaction (including purchases and dispositions of Intellectual Property if pro forma treatment is elected by the Initial Borrower at its discretion) and, for any facility, site or project that is yet to be completed or operating for business for a period of thirty-six (36) months or less (including, for the avoidance of doubt, any facility, site or project that has been completed during the previous thirty-six (36) months) as of the end of the relevant applicable period, pro forma effect shall be given so that the Consolidated EBITDA of such facility, site or project reflects the expected mature earnings profile of such facility, site or project as determined by the Initial Borrower in good faith to reflect a full twelve (12) months of earnings (net of the amount of actual benefits realized during such period from such actions);

minus

(d)	without duplication:

(i)

any non-cash items increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(ii)	the amount of any loss attributable to noncontrolling or minority interests of third parties in any non-wholly owned subsidiary;

(iii)	realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of any Restricted Party; and

(iv)	net realized gains from Swap Agreements or embedded derivatives that require similar accounting treatment,

in each case, as determined on a consolidated basis for the Restricted Parties in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by any Restricted Parties during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Restricted Party during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the option of the Borrowers, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent.

Notwithstanding the foregoing, for purposes of calculating the availability under any basket, ratio or other financial metric under this Agreement or compliance with any provision of this Agreement, at the election of the Initial Borrower, the aggregate amount of Consolidated EBITDA (subject to any applicable caps and limitations set forth herein) projected by the Initial Borrower to be attributable to Letter of Intent Transactions may be included in the calculation of Consolidated EBITDA to the extent such transactions remain unclosed and unterminated during such period.

“Consolidated First Lien Debt” means the sum, without duplication, of the amount of Consolidated Total Debt (a) consisting of the Loans (including any Incremental Loan) and (b) that is not subordinated in right of payment to the Loan Document Obligations and is secured by Liens on all or a material portion of the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations (including for avoidance of doubt, the ABL Obligations). For the avoidance of doubt, Consolidated First Lien Debt shall be reduced, without duplication, by the amount of cash and Cash Equivalents reducing Consolidated Total Debt as of the relevant date of determination.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements but excluding, for the avoidance of doubt:

(i)

amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, original issue discount and any other amounts of non-cash interest other than referred to above (including as a result of the effects of acquisition method accounting or pushdown accounting);

(ii)	non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments in accordance with GAAP;

(iii)	any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;

(iv)	commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing;

(v)	all non-recurring cash interest expense or “additional interest,” in each case owing pursuant to a registration rights agreement with respect to any securities;

(vi)	any payments with respect to make-whole premiums or other breakage costs of any Indebtedness;

(vii)	penalties, additions to tax and interest relating to taxes;

(viii)	accretion or accrual of discounted liabilities;

(ix)	interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting;

(x)	any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(xi)

any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any permitted acquisition or similar Investment permitted under this Agreement; and

(xii)	expenses resulting from the bridge, arrangement, structuring, commitment or other financing fees,

all as calculated on a consolidated basis in accordance with GAAP.

For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Restricted Parties for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a)

at the election of the Initial Borrower, extraordinary, exceptional, infrequent, or nonrecurring or unusual charges or losses and any expense charge, cost, accrual, reserve or losses in connection with any single or one-time event (including any unusual or nonrecurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, nonrecurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs, and other business optimization expenses (including related to new product or service introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated on or prior to the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or offices and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) together with the related tax effects, travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), management transition costs, advertising costs, losses associated with temporary decreases in business volume and expenses related to maintaining underutilized personnel, marketing (including rebranding and incremental marketing) and procurement , settlement amounts, losses, fines, liquidated damages or damages of any kind, costs, fees, expenses, penalties and interest and other charges or expenses in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Subsidiaries (including arbitration or similar), any exit, separation, transition and stand-alone charges and expenses, and charges related to obtaining and/or maintaining corporate credit and corporate family ratings and ratings in respect of any Indebtedness, in each case, from any rating agency;

(b)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(c)

Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests (including any restricted stock units, options or similar equity-linked interests) held by management of the Initial Borrower or any of its direct or indirect Subsidiaries or Parent Entities);

(d)

the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to any Restricted Party during such period;

(e)

any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, merger, consolidation or amalgamation, asset disposition, casualty event, issuance or repayment of Indebtedness, issuance of equity securities, recapitalization, option buyout, refinancing transaction or amendment or other modification of any debt instrument or other transaction outside the ordinary course of business of such Person (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses and gains or losses, in each case, in accordance with GAAP);

(f)	any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments and the related tax effects;

(g)

accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting principles or policies during such period;

(h)	all Non-Cash Compensation Expenses;

(i)	any income (loss) attributable to deferred compensation plans or trusts;

(j)

any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by any Restricted Party in respect of such investment);

(k)

at the election of the Initial Borrower, (i) any gain (loss) on asset sales, disposals or abandonments, including in connection with casualty events and dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers (other than asset sales, disposals or abandonments in the ordinary course of business), or (ii) income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations at the option of the Initial Borrower, only to the extent such operations are actually disposed of), in each case, together with any related provisions for taxes on any such gain (or the tax effect of any such loss);

(l)

any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments or mark-to-market movement of other financial instruments, in each case, in accordance with GAAP; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(m)

any non-cash gain (loss) related to currency remeasurements of Indebtedness and fluctuations (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) and other balance sheet items and the related tax effects;

(n)

any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(o)

any impairment charge, write-off, write-down, expenses, losses or other items classified by the Borrowers as special items (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(p)

solely for the purpose of determining the Available Amount, the net income for such period of any Restricted Party (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Party of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Party or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or otherwise released (or the Initial Borrower reasonably believes such restriction could be waived or otherwise released and is using commercially reasonable efforts to pursue such waiver), other than restrictions pursuant to this Agreement, the Loan Documents or the ABL Loan Documents; provided that Consolidated Net Income of the Initial Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, to the extent converted, or having the ability to be converted, into cash or Cash Equivalents, upon such conversion) to any Restricted Party thereof in respect of such period, to the extent not already included therein; and

(q)

costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent), in-process research and development, deferred revenue and debt line items thereof required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Parties), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Acquisitions or Investment on or after the Effective Date or the amortization or write-off or write-down of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable three hundred sixty-five (365)-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other similar Investment or any disposition of any asset permitted hereunder and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Senior Secured Debt” means the sum, without duplication, of the amount of Consolidated Total Debt (a) consisting of the Loans (including any Incremental Loan) and (b) that is not subordinated in right of payment to the Loan Document Obligations and is secured by Liens on all or a material portion of the Collateral (including, for avoidance of doubt, the ABL Obligations). For the avoidance of doubt, Consolidated Senior Secured Debt shall be reduced, without duplication, by the amount of cash and Cash Equivalents reducing Consolidated Total Debt as of the relevant date of determination.

“Consolidated Total Debt” means, as of any date of determination (i) the outstanding principal amount of all third-party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit that are outstanding more than five (5) Business Days after the date such amount is drawn (to the extent not cash collateralized), and third-party Indebtedness obligations evidenced by notes or similar instruments (but excluding surety bonds, performance bonds or other similar instruments) to the extent not paid within ten (10) Business Days of becoming due (unless subject to a good faith dispute), in each case of the Restricted Parties on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with the Transactions or any Permitted Acquisition or other Investment); provided that Consolidated Total Debt will not include Indebtedness in respect of (a) any Permitted Receivables Financing, (b) any letter of credit or bank guarantees, except to the extent of unreimbursed obligations in respect of drawn letters of credit (including any unreimbursed amount under any Letter of Credit (as defined in the ABL Credit Agreement)) or bank guarantees that are not reimbursed within five (5) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted), (c) Hedging Obligations, (d) performance bonds, surety bonds or any similar instruments, (e) Cash Management Obligations, (f) any lease obligations (including, in respect of any capital lease, sale and lease back arrangements or similar arrangements) and (g) any lease obligations for which an irrevocable deposit of necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made, minus (ii) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Restricted Parties on such date that is not Restricted. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness for borrowed money shall be counted only once in the Consolidated Total Debt, and the guarantees of, or obligations in respect of letters of credit or bank guarantees relating to, such Indebtedness shall be disregarded.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Restricted Parties at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Restricted Parties on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, ABL Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) accruals of any costs or expenses related to restructuring reserves, (vi) the current portion of any Capitalized Lease Obligation, (vii) deferred revenue arising from cash receipts that are earmarked for specific projects, (viii) liabilities in respect of unpaid earn-outs and (ix) the current portion of any other long-term liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions, dispositions or Unrestricted Subsidiary designations by the Restricted Parties shall be measured from the date on which such acquisition, disposition or Unrestricted Subsidiary designation occurred until the first (1st) anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of recapitalization accounting and acquisition method accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrowers and/or other Persons.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.22.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the exchange, extension, renewal, replacement, retirement or refinance, in whole or in part, of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing, retirement or refinancing Indebtedness:

(a)

is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and in the case of Refinanced Debt consisting in whole or in part of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing) plus (without duplication) an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder;

(b)

does not (i) mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt or (ii) have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt except this clause (b) shall not apply to any Maturity Exception Facility;

(c)	shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party;

(d)

in the case of any secured Credit Agreement Refinancing Indebtedness (i) is not secured by any Collateral that is not securing the Secured Obligations, (ii) is secured on a pari passu basis with respect to the Collateral or junior basis with respect to the Collateral to the Secured Obligations and (iii) is subject to the relevant Intercreditor Agreement(s); and

(e)	otherwise has terms and conditions that shall be reasonably satisfactory to the Borrowers and the lenders providing such Credit Agreement Refinancing Indebtedness.

“Cured Default” has the meaning assigned to such term in Section 7.01.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one (1) year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace or extend such bridge loans is not shorter than the Weighted Average Life to Maturity of the relevant Indebtedness and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace or extend such bridge loans is no earlier than the maturity date of the relevant Indebtedness at the time such bridge loans are incurred.

“Customary Escrow Provisions” means customary redemption terms in connection with escrow arrangements.

“Customary Exceptions” means (a) customary asset sale, insurance, casualty and condemnation proceeds events, excess cash flow sweeps, change-of-control offers, initial public offering or events of default and/or (b) Customary Escrow Provisions.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority (in the case of Term Priority Collateral) to the Liens on the Collateral securing the Secured Obligations and/or junior in priority (in the case of ABL Priority Collateral) to the Liens on the Collateral securing the ABL Obligations, at the option of the Initial Borrower, either (i) an intercreditor agreement substantially in the form of (x) in the case of Term Priority Collateral, the First Lien Intercreditor Agreement or (y) in the case of ABL Priority Collateral, the ABL Intercreditor Agreement (in each case, with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Initial Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority (in the case of Term Priority Collateral) and junior in priority (in the case of ABL Priority Collateral) to the Liens on the Collateral securing the Secured Obligations (without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of the Initial Borrower, either (i) an intercreditor agreement substantially in the form of (x) in the case of Term Priority Collateral, the Junior Lien Intercreditor Agreement or (y) in the case of ABL Priority Collateral, the ABL Intercreditor Agreement (in each case, with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Initial Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to any changes as set forth above in clause (a)(i) or (b)(i) or with regard to clause (a)(ii) or (b)(ii), such changes or agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Daily Simple RFR” means, for any day, (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) (x) SONIA for the day that is five (5) RFR Business Days (or such other period as determined by the Initial Borrower and the Administrative Agent based on the prevailing market conventions to the extent such market conventions are administratively feasible for the Administrative Agent) prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day (any day determined pursuant to subclause (i) or (ii), the “RFR Lookback Day”), (y) if by 5:00 pm (London time) on the second RFR Business Day immediately following any RFR Lookback Day determined pursuant to clause (x) above, SONIA in respect of such RFR Lookback Day has not been published on the applicable SONIA Administrator’s Website, then SONIA for such RFR Lookback Day will be SONIA as published in respect of the first preceding RFR Business Day for which SONIA was published on the SONIA Administrator’s Website (provided that SONIA determined pursuant to this clause (y) shall be utilized for purposes of calculation of the RFR for no more than three (3) consecutive days) or (z) if SONIA has been determined pursuant to clause (y) above for three (3) consecutive days and SONIA remains unavailable for the relevant RFR Lookback Day, SONIA shall be (1) the Central Bank Rate for such RFR Lookback Day or (2) if clause (z)(1) applies but the Central Bank Rate for the applicable RFR Lookback Day is not available, the Daily Simple RFR for such RFR Lookback Day shall be the percentage rate per annum which is the most recent Central Bank Rate for an RFR Business Day which is no more than five (5) RFR Business Days before such RFR Lookback Day and (b) 0%.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) failed to fund (i) any portion of its Term Loans within one (1) Business Day of the date on which such funding is required hereunder or (ii) any portion of its Revolving Loans within two (2) Business Days of the date on which such funding is required hereunder, (b) notified the Initial Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Initial Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become or has a direct or indirect parent company that has become the subject of a Bail-In Action. In the event that the Administrative Agent determines that a Lender is a Defaulting Lender pursuant to the foregoing, such determination shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two (2) or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Affiliate” has the meaning assigned to such term set forth in Section 9.02(h).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by any Restricted Party in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Initial Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 6.05 hereof.

“Designated Preferred Stock” means Preferred Stock of any Restricted Party or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Party or an employee stock ownership plan or trust established by any Restricted Party) and is so designated as Designated Preferred Stock by the Initial Borrower or such Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.08(a)(3) hereof.

“Discretionary Guarantor” has the meaning assigned to such term set forth in Section 9.23(a).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Initial Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Initial Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Initial Borrower (or any Parent Entity) or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Restricted Parties in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition Percentage” means, with respect to any prepayment with Net Proceeds required by Section 2.09(b) as a result of any Asset Sale consummated by a Loan Party pursuant to Section 6.05(a)(2)(ii), 100.0%; provided that the Disposition Percentage (i) shall be 50.0% if the First Lien Leverage Ratio as of the applicable time of determination is less than or equal to 2.50:1.00 and greater than 2.00:1.00, and (ii) shall be 0.0% if the First Lien Leverage Ratio as of the applicable time of determination is less than or equal to 2.00:1.00, in each case of clauses (i) and (ii), (A) calculated on a Pro Forma Basis (and including any proceeds to be realized in connection with such disposition) and any prepayments to be made on or prior to the last day on which such mandatory prepayment is required to be made pursuant to Section 2.09(b), and (B) such calculation shall only be required to be tested once by the Initial Borrower at any time, at the Initial Borrower’s sole discretion, from the entry into the letter of intent (or, if none, the underlying definitive sale agreement) in respect thereof until the last day of the Asset Sale Proceeds Application Period (or, if later, the last day of the First Commitment Application Period or the Second Commitment Application Period, as applicable).

“Disqualified Lenders” means, on any date:

(a)	those Persons who are known or reasonably identifiable competitors of the Restricted Parties;

(b)

those Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and those banks, financial institutions, other institutional lenders and other persons, in each case, identified in writing by, or on behalf of, the Sponsors or the Initial Borrower, from time to time to the Lead Arrangers prior to the launch of general syndication of the Initial Term Loans;

(c)

any known or reasonably identifiable affiliate (whether on the basis of similarity of its name, as identified in writing by or on behalf of the Sponsor, the Initial Borrower or otherwise) of the entities described in the preceding clauses (a) and (b) (other than, with respect to this clause (c), any bona fide debt fund affiliate thereof that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such applicable person or entity described in the preceding clause (a) or (b) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity);

(d)

(i) any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in the penultimate sentence of Section 9.02(h) or (ii) any Lender that informs the Administrative Agent that it is a Net Short Lender; and

(e)

those Persons identified by the Initial Borrower or the Sponsors in writing, and delivered to the Administrative Agent from time to time (i) prior to the Effective Date and (ii) after the Effective Date to the extent reasonably satisfactory to the Administrative Agent;

provided, that (i) no designation of any Person as a Disqualified Lender shall retroactively disqualify any allocations, assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Lender, and such Person shall not be deemed to be a Disqualified Lender in respect of any allocations, assignments or participations made to such Person prior to the date of such designation but only so long as such person continues to hold such allocations, assignments or participations and (ii) any updates to the list of Disqualified Lenders after the Effective Date shall be delivered by email to the Administrative Agent and to JPMDQ_Contact@jpmorgan.com to be deemed received or effective.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date ninety-one (91) days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Restricted Parties or Parent Entities or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Restricted Parties in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Controlled Investment Affiliates, trusts, estates, investment funds, investment vehicles or immediate family members) of the Restricted Parties or any Parent Entity shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Restricted Parties upon the termination of employment or death of such person pursuant to any equityholders’ agreement, investor rights agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement.

“Dollar Amount” means, at any time:

(a)	with respect to any Loan denominated in U.S. Dollars, the principal amount thereof then outstanding (or in which such participation is held); and

(b)

with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to U.S. Dollars in accordance with Section 1.06(a) and Section 2.25.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means with respect to any Excess Cash Flow Period, 50.0%; provided that (i) the ECF Percentage shall be 25.0% if the First Lien Leverage Ratio (calculated on a Pro Forma Basis, including giving effect to contemplated mandatory or voluntary prepayment of Indebtedness, including Other Applicable Indebtedness) as of the last day of such Excess Cash Flow Period (as may be recalculated at the Initial Borrower’s election in accordance with Section 2.09(c) or otherwise) is less than or equal to 2.50:1.00 and greater than 2.00:1.00, and (ii) the ECF Percentage shall be 0.0% if the First Lien Leverage Ratio (calculated on a Pro Forma Basis, including giving effect to contemplated mandatory or voluntary prepayment of Indebtedness, including Other Applicable Indebtedness) as of the last day of such Excess Cash Flow Period (as may be recalculated at the Initial Borrower’s election in accordance with Section 2.09(c) or otherwise) is less than or equal to 2.00:1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 23, 2026.

“Effective Yield” means, as reasonably determined by the Initial Borrower (which shall be conclusive absent manifest error) as to any Indebtedness as of any date of determination, (a) in the case of any fixed-rate Indebtedness, the stated rate of interest thereof and (b) in the case of any floating-rate indebtedness, the sum of (i) the higher of (A) the Term SOFR Rate on such date with a maturity of one (1) month (which interest rate margins, if subject to a pricing grid, shall be determined based on the applicable pricing level in effect on such date of determination) and (B) the corresponding “floor,” if any, with respect to such Indebtedness on such date, plus (ii) the interest rate margin applicable to such Indebtedness as of such date (determined by reference to the Term SOFR Rate), plus, in each case, the amount of original issue discount and upfront fees paid with respect to such Indebtedness (with original issue discount or upfront fees being equated to interest based on an assumed four (4)-year life to maturity and without any present-value discount) payable generally to all lenders providing such Indebtedness (excluding, for the avoidance of doubt, (x) any arrangement, structuring, ticking, commitment, underwriting, unused line, exit, prepayment premium and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (y) any other fees or amounts not generally paid ratably to all lenders providing such Indebtedness) (but, for the avoidance of doubt, the Effective Yield shall include any original issue discount or upfront fees payable in respect of the Initial Term Loans); provided that, with respect to any benchmark rate that includes a “floor,” (A) to the extent that the applicable benchmark rate on the date that the Effective Yield is being calculated is less than the “floor,” the amount of such difference shall be deemed added to the effective yield for such Indebtedness for the purpose of calculating the Effective Yield, (B) to the extent that the applicable benchmark rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield, (C) to the extent that the currency of the applicable Indebtedness is not of the same currency as the Initial Term Loans, the Effective Yield shall not include the applicable benchmark (including, for the avoidance of doubt, any credit spread adjustment or similar component) for such Indebtedness and the Initial Term Loans and (D) to the extent that such Indebtedness incudes any “payment-in-kind” option that would permit the applicable borrower to elect to pay all or any portion of accrued interest in the form of additional Indebtedness (which option may require the borrower to pay interest at a higher rate), for the purpose of calculating the Effective Yield of such Indebtedness, the applicable borrower shall be deemed to have elected to pay such interest in cash.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender or (iv) solely in the case of any Revolving Facility, the Borrowers or any of their Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means applicable common law and all applicable and legally binding treaties, rules, regulations, codes, ordinances, by-laws, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or other binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources, or the Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety. For the avoidance of doubt, “Environmental Laws” shall not include matters concerning SARS-CoV-2 or COVID-19, or any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, lawyers’ fees, fines, penalties and indemnities), of or relating to the Borrowers or any of their respective subsidiaries resulting from or based upon (a) any violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of Persons to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to and to the extent to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan (whether or not waived), or any other “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30)-day notice period is waived); (b) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (c) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (f) the receipt by a Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical status,” within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period, or (ii) if such rate is not available at such time for any reason, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Initial Borrower.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Calculation Period, an amount equal to the excess of:

(a)	the sum, without duplication, of:

(i)	Consolidated Net Income for the applicable fiscal year;

(ii)

an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii)	decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for the applicable fiscal year;

(iv)

an amount equal to the aggregate net non-cash loss on dispositions by the Restricted Parties during the applicable fiscal year (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)	cash receipts in respect of Swap Agreements to the extent not otherwise included in calculating Consolidated Net Income;

over:

(b)	the sum, without duplication, of:

(i)

an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (p) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Expenses paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date);

(ii)

without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such Calculation Period, to the extent that such Capital Expenditures were not financed with Funded Debt (other than revolving debt) of the Restricted Parties;

(iii)

(x) the aggregate amount of all principal payments of Indebtedness except to the extent financed with the proceeds of Funded Debt (other than revolving debt) of a Restricted Party, including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any prepayment of Loans and of other Indebtedness to the extent secured on a pari passu or junior basis to the Loan Document Obligations, (C) the amount of any Restricted Debt Payments, (D) the amount of any prepayment of Indebtedness to the extent secured by assets not constituting Collateral and (E) the amount of any prepayment of unsecured Indebtedness of a Non-Loan Party Subsidiary (and, in the case of any prepayments of revolving loans and swingline loans made during such period, only to the extent there is an equivalent permanent reduction in commitments thereunder and such permanent reduction does not reduce the amount of the repayment of Loans described in Section 2.09(c)), and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Restricted Parties during such Calculation Period that are required to be made in connection with any prepayment of Indebtedness;

(iv)

an amount equal to the aggregate net non-cash gain on dispositions by the Restricted Parties during such Calculation Period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)	increases in Consolidated Working Capital and long-term receivables and long-term prepaid assets and decreases in long-term deferred revenue for such fiscal year;

(vi)

cash payments by the Restricted Parties during such Calculation Period in respect of purchase price holdbacks, earnout obligations and long-term liabilities of the Restricted Parties other than Indebtedness to the extent such payments are not expensed during such Calculation Period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of Funded Debt (other than revolving debt) of any Restricted Party;

(vii)

without duplication of amounts deducted pursuant to clause (x) below in prior Calculation Periods, the amount of Investments (other than Investments in Cash Equivalents) and acquisitions not prohibited by this Agreement to the extent that such Investments and acquisitions were not financed with the proceeds of Funded Debt (other than revolving debt) of the Restricted Parties;

(viii)

the amount of dividends and distributions paid in cash during such Calculation Period not prohibited by this Agreement to the extent that such dividends and distributions were not financed with Funded Debt (other than revolving debt) of the Restricted Parties;

(ix)

the aggregate amount of expenditures actually made by the Restricted Parties in cash during such fiscal year (including expenditures for the payment of financing fees and restructuring charges and expenditures for similar initiatives) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Restricted Parties;

(x)

without duplication of amounts deducted from Excess Cash Flow in prior Calculation Periods, (1) the aggregate consideration required to be paid in cash by any Restricted Party pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such Calculation Period and (2) the aggregate amount of cash that is planned, budgeted or reasonably expected to be paid in respect of planned cash expenditures by any Restricted Party (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Cash Equivalents), deferred payments in connection therewith, restructuring initiatives or capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) and Restricted Payments (limited, in the case of a return on capital, to Restricted Payments declared, but not paid, during such Calculation Period and including other Restricted Payments to be made for the purpose of funding, selling, general and administrative expenses, taxes and similar items), Restricted Debt Payments and all other permitted cash expenditures to be consummated or made during a subsequent Calculation Period; provided that to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions, Investments, deferred payments in connection therewith, restructuring initiatives, capital expenditures, Restricted Debt Payments or other permitted cash expenditures or Restricted Payments during such subsequent Excess Cash Flow Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent Excess Cash Flow Period;

(xi)

the amount of taxes (and any Tax Distributions) (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such fiscal year, including for the avoidance of doubt, any income, withholdings and other taxes payable as a result of the distribution or deemed distribution of such proceeds to a Restricted Party, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds, any repatriation costs (including taxes) associated with receipt or distribution by the applicable taxpayer of such proceeds, and transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds that are paid, payable or set aside in such period, to the extent the aggregate of all such amounts described in this clause exceeds the amount of tax expense deducted in determining Consolidated Net Income for such fiscal year; and

(xii)	cash expenditures in respect of Swap Agreements to the extent not deducted in calculating Consolidated Net Income.

Notwithstanding anything set forth herein to the contrary, if the calculation of Excess Cash Flow pursuant to the definition hereof is less than zero (0) in any such year, such excess amount shall be applied to reduce the calculation of Excess Cash Flow in the subsequent period to reduce the prepayment pursuant to Section 2.09(c) in such period.

“Excess Cash Flow Interim Period” means, (a) during any Excess Cash Flow Period, any one (1)-, two (2)- or three (3)-fiscal quarter period (i) commencing at the end of the immediately preceding Excess Cash Flow Period and (ii) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable or, if earlier, are internally available, and (b) during the period from the Effective Date until the beginning of the first Excess Cash Flow Period, any period commencing on the first (1st) day of the fiscal quarter in which the Effective Date occurs and ending on the last day of the most recently ended fiscal quarter for which financial statements of the type required by Sections 5.01(a) or (b), as applicable have been delivered or, if earlier, are internally available.

“Excess Cash Flow Period” means the fiscal year for which Excess Cash Flow and/or any prepayment pursuant to Section 2.09(c) is calculated; provided, any calculation of Excess Cash Flow and/or any prepayment pursuant to Section 2.09(c) shall be made without duplication of any credits or deductions made in any prior or subsequent Excess Cash Flow Period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means, with respect to any Loan Party or any direct or any indirect Subsidiary of any Loan Party, (a) any interest in real property, including leasehold interests, (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under any Requirements of Law including the Uniform Commercial Code of any applicable jurisdiction), (c) any good, intangible, instrument, investment property, chattel paper, document of title or money if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority (including any legally effective requirement to obtain the consent of any Governmental Authority), but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction, (d) margin stock, (e) Equity Interests in any Person other than the Borrowers and wholly owned Restricted Subsidiaries to the extent the pledge thereof is prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) under, (i) the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement or (ii) any contractual obligation existing on the Effective Date or on the date any Subsidiary is acquired or becomes a Restricted Subsidiary (if such prohibition is not incurred in contemplation of such acquisition or becoming a Restricted Subsidiary), (f) any good, intangible, instrument, investment property, chattel paper, document of title or money to the extent a security interest in such assets would result in material adverse tax consequences to the Borrowers, their respective Subsidiaries or their Affiliates as reasonably determined by the Initial Borrower in good faith, (g) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent (if any) that, and solely during the period (if any) in which, the grant or recordation of a security interest therein would impair the validity or enforceability of any registrations that issues from such intent-to-use trademark application under applicable federal law, (h) any lease, license or other agreement or any property subject thereto

(including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (i) any of the Equity Interests in excess of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (A) any first-tier Foreign Subsidiary that is a CFC or (B) any first-tier FSHCO (unless it would be an Excluded Asset under another clause of this definition), (j) any of the Equity Interests of any CFC or FSHCO that is not directly owned by a Loan Party, any assets of a CFC or FSHCO or any assets to the extent a security interest in such assets under the Security Documents could result in an investment in “United States property” by a CFC within the meaning of Section 956 of the Code (or any similar law or regulation in any applicable jurisdiction), (k) Receivables Assets (or interests therein) (A) sold, conveyed, contributed, assigned or otherwise transferred, directly or indirectly, to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing or intercompany notes issued in connection with any Permitted Receivables Financing, (l) commercial tort claims and letter-of-credit rights (except to the extent a security interest therein can be perfected by filing a UCC financing statement), (m) Vehicles and other goods subject to certificates of title (except to the extent a security interest therein can be perfected by filing a UCC financing statement), (n) any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, (o) any and all goods, intangibles, instruments, investment property, chattel paper, documents of title or money owned by any Subsidiary that is not a Loan Party, (p) any Equity Interest in Unrestricted Subsidiaries, (q) any proceeds from any issuance of Indebtedness permitted to be incurred under Section 6.01 that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such Indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose, (r) cash, Cash Equivalents, deposit accounts, securities accounts, commodities accounts (including securities entitlements and related assets) (in the case of this clause (r), except to the extent that such assets constitute proceeds of assets that otherwise constitute Collateral to the extent a security interest therein can be perfected by filing a UCC financing statement), (s) deposit accounts maintained solely as withholding tax, payroll deductions, sales tax, or other trust fund tax accounts, or any cash collateral accounts for the benefit of third-party creditors, including, for the avoidance of doubt, any cash or deposit accounts securing obligations in respect of letters of credit or bank guarantees (to the extent such arrangements with third-party creditors are not prohibited under this Agreement), and (t) any other goods, intangibles, instruments, investment property, chattel paper, documents of title or money to the extent that the cost of obtaining a security interest in such asset or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (as reasonably agreed in good faith by the Initial Borrower) (the relevant assets shall be limited in a manner reasonably agreed by the Administrative Agent and the Initial Borrower in order to reduce such cost).

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of property and other assets received by the Initial Borrower after the Effective Date from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Borrowers or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrowers) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrowers or any Parent Entity to the extent contributed as common equity capital to the Initial Borrower;

in each case designated as Excluded Contributions by the Initial Borrower, which are excluded from the calculation set forth in Section 6.08(a)(3) hereof; provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Agreement.

“Excluded Revolving Loans” means as of any date of determination (i) [reserved], (ii) the aggregate principal amount of any revolving loans (including any ABL Loans) incurred after the Effective Date to fund working capital and (iii) the aggregate principal amount of any revolving loans (including any ABL Loans) that are incurred substantially concurrently or, if not substantially concurrently, such incurrences or transactions are related to a series of transactions (as determined by the Initial Borrower in good faith) with the transaction for which such determination is being made.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned subsidiary of the Initial Borrower, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations (but only for so long as such restriction is continuing) or which would require governmental (including regulatory) or other third-party consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower, its respective Subsidiaries or their Affiliates (as reasonably determined by the Initial Borrower in good faith), (f) any Foreign Subsidiary, (g) any FSHCO, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (i) any other Subsidiary not required to become a Loan Party pursuant to clause (i) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (j) each Receivables Subsidiary, (k) any not-for-profit Subsidiaries, captive insurance companies, broker-dealer or other special purpose subsidiaries designated by the Initial Borrower from time to time and (l) any Subsidiary established for the purpose of consummating a Permitted Acquisition or other acquisition permitted hereunder to the extent that such Subsidiary does not hold material assets during such period; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Loan Party pursuant to the terms of this Agreement).

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income or profits (however denominated), branch profits Taxes, and franchise Taxes in each case (i) imposed by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Tax that is attributable to such recipient’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time (i) a Lender becomes a party hereto (other than pursuant to an assignment request by the Borrowers under Section 2.17(b)) or (ii) a Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.15(a) and (d) any Tax imposed pursuant to FATCA.

“Excluded Term Loans” means any Incremental Term Loans or other Indebtedness (a) that is not in the form of a term “B” loan that is secured by the Collateral on a pari passu basis with the Secured Obligations or that is subordinated in right of payment to the Loan Document Obligations, (b) that are not originally incurred in reliance on clause (a) of the definition of the Ratio Incremental Amount and which does not originally constitute a Maturity Exception Facility, (c) with a scheduled maturity date after the Initial Term Loans at the time of incurrence of such Incremental Term Loans or other Indebtedness, (d) in an original aggregate principal amount for any such Incremental Term Loan or other Indebtedness then being established not exceeding the greater of $1,440.0 million and 200% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period or (e) that is established in connection with a Permitted Acquisition or any other Investment, new project, refinancing, dividend recapitalization or any similar transaction not prohibited by the terms of this Agreement.

“Existing Indebtedness” means Indebtedness of the Restricted Parties in existence on the Effective Date and any Guarantees thereof, plus interest accruing (or the accretion of discount) thereon.

“Existing Liens” has the meaning assigned to such term set forth in Section 9.02(b).

“Expected Run Rate Benefit” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Extension Amount” means (a) in the case of an Incremental Facility that serves to effectively extend the maturity of the Term Loans and/or any other Incremental Facility, an amount equal to the portion of the Term Facility and/or other Incremental Facility, as applicable, to be replaced with such Incremental Facility or (b) in the case of an Incremental Facility that effectively replaces any commitment or loan under any Facility terminated under any Permitted Amendment or otherwise the provisions of Section 2.17, an amount equal to the portion of the relevant terminated commitment or loan.

“Facility” means each Revolving Facility, the facility comprised of the Initial Term Loans, each facility created in connection with an Incremental Facility Amendment comprised of Incremental Term Loans (if any), and each facility created in connection with a Refinancing Amendment comprised of Other Term Commitments and/or Other Loans (if any).

“Fair Market Value” or “fair market value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the Board of Directors of the Initial Borrower; provided that if supported by a valuation report from an independent accounting, appraisal, investment banking firm or consultant of nationally recognized good standing (or any other firm reasonably acceptable to the Administrative Agent) shall be conclusive for all purposes.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrowers and their respective Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Effective Date (or any amended or successor version that is substantively comparable), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules, guidance notes and or practices adopted by any jurisdiction to implement to the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated June 12, 2026, between the Initial Borrower and the Lead Arrangers, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“FILO Tranche” has the meaning assigned to such term in Section 2.18(g).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Initial Borrower.

“First Commitment Application Period” has the meaning assigned to such term set forth in Section 6.05(b)(2).

“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E-2, among the Collateral Agent and the Senior Representatives for one or more classes of obligations to be secured pari passu relative to the Liens on the Collateral securing the Secured Obligations.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date (excluding any Excluded Revolving Loans) as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Fixed Amounts” has the meaning assigned to such term in Section 1.08(f).

“Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of:

(1) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries during such period.

“Fixed Incremental Amount” means, at any date, the sum of (a) the greater of (i) $720.0 million and (ii) an amount equal to 100% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed four (4) consecutive fiscal quarters of the Borrowers for which financial statements have been delivered as of such date of determination, plus (b) any unused amounts under Section 6.01(b)(12)(b), plus (c) any unused amounts under the General Lien Basket Reallocated Amount, plus (d) any unused amounts under the Available RP Capacity Amount minus (e) without duplication, the sum of the aggregate principal amount of all (i) Incremental Facilities, (ii) Incremental Equivalent Debt and (iii) Indebtedness incurred in reliance on Section 6.01(b)(1)(Z) or (14)(e)(2), in each case, that were incurred prior to such date of determination in reliance on the Fixed Incremental Amount (in each case, to the extent not subsequently reclassified).

“Foreign Intellectual Property” means any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdictions other than the United States of America or any state thereof.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.09(f).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Form Intercreditor Agreements” means (a) an intercreditor agreement substantially in the form of the ABL Intercreditor Agreement, (b) an intercreditor agreement substantially in the form of the First Lien Intercreditor Agreement and/or (c) an intercreditor agreement substantially in the form of the Junior Lien Intercreditor Agreement, as applicable.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrowers that has no material assets other than (a) Equity Interests and/or Indebtedness (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) in one or more direct or indirect Foreign Subsidiaries that are CFCs or (b) Equity Interests in a Domestic Subsidiary that holds no material assets other than those described in clause (a).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Restricted Parties for borrowed money (determined on a consolidated basis in accordance with Section 1.04(c)) that matures more than one (1) year from the date of its creation or matures within one (1) year from such date that is renewable or extendable, at the option of the Initial Borrower, to a date more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrowers or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Effective Date, the Initial Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters of the Initial Borrower ended prior to the Initial Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Initial Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any Restricted Payment or Investment, the incurrence of any Indebtedness or Liens, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary made prior to the date of such election conditioned on the Restricted Parties having been able to satisfy any Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio, Interest Coverage Ratio or any other ratio, test or action that was previously valid under this Agreement on the date made, incurred or taken and prior to such election, as the case may be. If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Agreement (an “Accounting Change”), then the Initial Borrower may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“General Basket Amount” has the meaning assigned to such term in the definition of “Permitted Investments.”

“General Lien Basket” shall mean clause (21) of the definition of “Permitted Liens”.

“General Lien Basket Reallocated Amount” shall mean any amount then available to be incurred under the General Lien Basket that, at the option of the Initial Borrower, has been reallocated from the General Lien Basket to the Fixed Incremental Amount (provided that for the avoidance of doubt, such reallocated amount may be used to incur additional Indebtedness that is secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations).

“Governmental Authority” means the government of the United States of America, the government of Canada, the government of any province or territory in Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the guarantee agreement by and among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Guarantors” means, collectively, the Subsidiary Loan Parties, and, to the extent the Initial Borrower has resigned as a Borrower in accordance with Section 2.28, the Initial Borrower.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants or contaminants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, and all other substances or wastes regulated as “hazardous” or “toxic” or as a “contaminant,” or any other term of similar import, pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote linear descendant, parent, stepparent, grandparent, spouse, former spouse, widows, widowers, estates, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.12(a)(ii).

“Increased Amount” has the meaning assigned to such term in Section 6.02.

“Incremental Borrower” has the meaning assigned to such term in Section 2.18(a).

“Incremental Cap” means, as of any date of determination:

(a)	the Fixed Incremental Amount; plus

(b)	the Voluntary Prepayment Incremental Amount; plus

(c)	the Ratio Incremental Amount; plus

(d)	the Extension Amount.

“Incremental Equivalent Debt” means Indebtedness of any Restricted Party consisting of secured or unsecured bonds, notes, debentures, or loans; provided that:

(a)	the condition set forth in Section 2.18(b) shall have been complied with as if such Indebtedness was an Incremental Loan;

(b)	at the time of incurrence, and after giving effect thereto, the aggregate par principal amount thereof does not exceed that amount which may be incurred within the Incremental Cap;

(c)

the pricing, interest rate, margins, currency types and denominations, discounts, premiums, rate floors and fees and original issue discount, maturity and amortization schedule for any Incremental Equivalent Debt will be as determined by the Initial Borrower or the applicable lenders providing such Incremental Equivalent Debt; and

(d)

other than with respect to Indebtedness incurred by a Restricted Party that is not a Loan Party, any such Indebtedness that is secured (i) is not secured by any assets of a Loan Party not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s).

“Incremental Facility” means each and any Incremental Revolving Facility and Incremental Term Facility.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(e)(i).

“Incremental Loans” means Incremental Term Loans and Loans under any Incremental Revolving Facility or Incremental Revolving Increase.

“Incremental Revolving Commitment” means a commitment in respect of an Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.18(a), together with any Incremental Revolving Increase thereof, and the extensions of credit thereunder.

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.18(a).

“Incremental Revolving Loans” means Loans under any Incremental Revolving Facility or Incremental Revolving Increase.

“Incremental Term Commitment” means a commitment in respect of Incremental Term Loans.

“Incremental Term Facility” means each and any facility comprised of Incremental Term Commitments and related Incremental Term Loans created pursuant to an Incremental Facility Amendment, together with any refinancing thereof.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.18(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.08(f).

“Indebtedness” means, with respect to any Person, without duplication:

(a)

any indebtedness (including principal or premium) of such Person in respect of borrowed money, evidenced by bonds, notes, debentures or similar instruments, reimbursement obligations in respect of letters of credit or banker’s acceptances, representing Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or representing any Swap Obligations and (ii) any earn-out obligations until, after thirty (30) days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, if and to the extent any of the foregoing indebtedness (other than reimbursement obligations in respect of letters of credit and Swap Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)

to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)

to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (c) will be the lesser of the Fair Market Value of such property at such date of determination, the amount of Indebtedness so secured or the amount provided in the agreement governing such Lien;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include:

(A) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent;

(B) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of the capital stock of an Unrestricted Subsidiary;

(C) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller;

(D) any obligations attributable to the exercise of appraisal or other dissenters’ rights and the settlement of any claims or actions and any amounts owed to dissenting stockholders, in each case, whether actual, contingent or potential, including pursuant to or in connection with the Transactions or any other consolidation, amalgamation, merger, transfer of assets or other transaction entered into on, prior to or after the Effective Date;

(E) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrowers solely by reason of push down accounting under GAAP; or

(F) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than sixty (60) days.

For all purposes hereof, the Indebtedness of any Person shall exclude intercompany liabilities arising from their cash management, tax, transfer pricing and accounting operations, and intercompany loans, advances or other Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

For the avoidance of doubt, obligations under Ordinary Course Non-Recourse Third Party Financing Transactions will not constitute Indebtedness.

Notwithstanding anything herein, with respect to any Qualified Restricted Subsidiary, Indebtedness of such Qualified Restricted Subsidiary shall be limited to the amount of such Indebtedness that is explicitly recourse of the Borrowers or any other Loan Party.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Initial Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Borrower” has the meaning assigned to such term in the preamble hereto; provided that, to the extent the Initial Borrower resigns as a Borrower in accordance with Section 2.28, Chewy, Inc. shall remain the Initial Borrower for purposes of Section 2.26 (and each of its obligations as the representative, agent and attorney-in-fact for the Borrowers pursuant thereto shall remain in effect), Section 2.29, Article III, Article IV, Article V, Article VI, Article VII and Article IX.

“Initial Lien” has the meaning assigned to such term in Section 6.02.

“Initial Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Term Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, the total Initial Term Commitment is $600.0 million.

“Initial Term Facility” means the facility comprised of the Initial Term Commitments and the Initial Term Loans, together with any refinancing thereof.

“Initial Term Loans” means Loans made pursuant to Section 2.01(b).

“Initial Term Maturity Date” means June 23, 2033, the seventh (7th) anniversary of the Effective Date.

“Inside Maturity Basket” means any Incremental Term Loans or other Indebtedness in an original aggregate principal amount not to exceed the greater of $1,440.0 million and 200% of Consolidated EBITDA for the most recently ended Test Period.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Customary Intercreditor Agreement.

“Interest Coverage Ratio” means for any period, the ratio of (A) Consolidated EBITDA for such period to (B) Consolidated Interest Expense (other than an amount equal to Consolidated Interest Expense in respect of any Excluded Revolving Loans) for the most recently ended Test Period; provided that for the purpose of calculating the Interest Coverage Ratio for any period ending prior to the expiration of four (4) full fiscal quarters since the Effective Date, Consolidated Interest Expense for the most recently ended Test Period shall be deemed to be Consolidated Interest Expense for the period from the Effective Date to and including the date of determination multiplied by a fraction equal to (x) three hundred sixty-five (365) divided by (y) the number of days actually elapsed from the Effective Date to such date of determination.

“Interest Election Request” means a request by the Initial Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means, subject to Section 2.10(c), (a) with respect to any ABR Loan or Canadian Prime Rate Loan, the last day of each calendar month of March, June, September and December, (b) with respect to any Alternative Currency Term Benchmark Loan or Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Alternative Currency Term Benchmark Borrowing or a Term SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and (c) as to any RFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for an RFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be the Interest Payment Dates.

“Interest Period” means, (i) with respect to any Term SOFR Borrowing or Alternative Currency Term Benchmark Borrowing not denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (or, if agreed to by each Lender participating therein, twelve months or such other period less than twelve (12) months or such other period less than one (1) month, in each case as the applicable Borrower may elect), (ii) with respect to any Alternative Currency Term Benchmark Borrowing in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter (or, if agreed to by each Lender participating therein, such other period less than three (3) months or one (1) month, in each case as the applicable Borrower may elect) and (iii) with respect to any RFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding RFR Business Day in the calendar month that is one (1) month thereafter, provided that:

(a)

if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(c)

with respect to any Term SOFR Borrowing or Alternative Currency Term Benchmark Borrowing, in the event the applicable Borrower elects an Interest Period other than one (1), three (3) or six (6) months, to the extent applicable, the interest rate in respect of the applicable Term SOFR Borrowing or Alternative Currency Term Benchmark Borrowing shall be determined through the use of straight-line interpolation by reference to two (2) such rates, one (1) of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period;

(d)

to the extent the applicable Borrower has elected to make any Term SOFR Borrowing or Alternative Currency Term Benchmark Borrowing on the Effective Date, the Interest Period may, at the election of the applicable Borrower, have a different duration which shall be the period specified in the applicable Borrowing Request; and

(e)	no tenor that has been removed from this definition pursuant to Section 2.12(f) shall be available for specification in a Borrowing Request or Interest Election Request.

For the purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the issuer and its Subsidiaries;

(3) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, commissions, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with past practice) and (b) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person (in each case, excluding, in the case of the Restricted Parties, (i) intercompany advances arising from their cash management, tax and accounting operations, (ii) intercompany loans, advances or indebtedness and (iii) any transactions in connection with transfer pricing arrangements); provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.08 hereof:

(1) “Investments” shall include the portion (proportionate to the Borrowers’ direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrowers at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Initial Borrower; and

(3) if any Restricted Party issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by any Restricted Party in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital or Investment (including a dividend on common Equity Interests or redemption), any adjustment for write-downs or write-offs (including as a result of forgiveness), any investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution or other property or services as of the time of the transfer, repayment or other amount received in cash or Cash Equivalents by any Restricted Party in respect of such Investment. Notwithstanding anything to the contrary, (w) if an Investment involves the acquisition of more than one (1) Person, the amount of such Investment shall be allocated among the acquired Persons as solely determined by the Initial Borrower, (x) any Restricted Party makes an Investment pursuant to a Fixed Amount basket and subsequently disposes of such Investment, the usage of such Fixed Amount basket shall be reduced by the amount of proceeds received from such disposition, (y) if any Restricted Party issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a

Restricted Subsidiary, any Investment by a Restricted Party in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time and (z) in the event any Investment is made by any Restricted Party in any Person through substantially concurrent interim transfers (or, if not substantially concurrently, such transfers are related to a series of transactions (as determined by the Initial Borrower in good faith) with the transaction for which such determination is being made) of any amount through the Restricted Parties, then such other substantially concurrent interim transfers among the Restricted Parties shall be disregarded for purposes of Section 6.08.

“Investor” means a holder of Equity Interests in the Initial Borrower (or any direct or indirect parent thereof) arranged and/or designated by the Sponsors on or prior to the Effective Date.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(h).

“Joint Venture” means (i) any Person which would constitute an “equity method investee” of a Restricted Party or any of their respective Subsidiaries and (ii) any Person in whom a Restricted Party or any of their respective Subsidiaries beneficially owns any Equity Interests that is not a Subsidiary.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.20(b).

“Junior Lien Priority” means to be secured by a Lien that is junior in priority to the Liens on the Collateral securing the Secured Obligations; provided, that the ABL Obligations shall be deemed to not have Junior Lien Priority.

“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit E-3, among the Collateral Agent and the Senior Representatives for one or more classes of obligations to be secured junior relative to the Liens on the Collateral securing the Secured Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Loan, Term Loan or Term Commitment hereunder at such time, including the latest maturity or expiration date of the Initial Term Loans, any Incremental Term Loan, Incremental Revolving Facility or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning assigned to such term in Section 1.08(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.08(a).

“Lead Arrangers” means JPMCB, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., BofA Securities, Inc., RBC Capital Markets, and Barclays Bank PLC.

“Lenders” means (a) the Term Lenders, (b) the Revolving Lenders and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Intent Transactions” means any prospective transaction subject to a definitive agreement or signed letter of intent, in each case, to the extent such transaction remains unclosed and the associated definitive agreement or signed letter of intent remains unterminated as of such date of determination.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrowers and their respective Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean the collective reference to (i) any acquisition or Investment, including by way of merger, amalgamation, consolidation, Division or similar transaction, (x) by any Restricted Party (or any successor of thereof) or (y) of any Restricted Party (or any successor thereof), in each case, whose consummation is not conditioned upon the availability of, or on obtaining, third party financing, (ii) any prepayment, repurchase, refinancing, repayment, redemption, purchase, defeasement or other payment in respect of Indebtedness, in the case of this clause (ii), with respect to which an irrevocable notice of repayment (or similar irrevocable notice), which may be conditional, has been delivered or (iii) any dividends or distributions on, or redemptions of equity, in each case whether or not any declaration in advance thereof is provided.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness to satisfy Standard Securitization Undertakings.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrowers under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Fee Letter, any Incremental Facility Amendment, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreements, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(f).

“Loan Modification Agreement” means a Loan Modification Agreement, among the Borrowers, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Loan Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“Loan Parties” means Borrowers and the Subsidiary Loan Parties.

“Loans” means the Term Loans and/or the Revolving Loans, as the context may require.

“Management Investors” means (a) the current and/or former directors, partners, members, officers and employees of any Parent Entity, the Borrowers and/or any of their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors, (b) the Permitted Transferees of any of the individuals identified in clause (a), (c), trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b) and (d), heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clauses (a) and (b).

“Market Capitalization” means an amount equal to (i) the total number of shares of common Equity Interests of a Borrower (or its Parent Entity) on a fully diluted basis immediately following consummation of the first public offering of common equity or common stock of a Borrower (or any Parent Entity) after the Effective Date multiplied by (ii) the price to public per share of such common equity or common stock in such public offering.

“Market Convention Rate” has the meaning assigned to such term in Section 2.12(b).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Acquisition” means any acquisition or series of related acquisitions by any Restricted Party that are either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) involve aggregate consideration (including the aggregate principal amount of any Indebtedness assumed in connection with such acquisition) of at least $200 million.

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have a material and adverse effect on (i) the business or financial condition, in each case, of the Restricted Parties, taken as a whole or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations or any intercompany indebtedness), or obligations in respect of one or more Swap Agreements, of any Loan Party individually in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or any Restricted Party would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property owned by, and used in the ongoing business of, the Loan Parties the loss of which would reasonably be expected to result in a Material Adverse Effect, taken as a whole (as determined by the Initial Borrower in good faith, which determination shall be conclusive).

“Material Subsidiary” means each wholly owned Restricted Subsidiary that has earnings before interest, tax, depreciation and amortization (such numerator calculated (a) on an unconsolidated basis, (b) by excluding any pro forma adjustments, and (c) otherwise on the same basis as Consolidated EBITDA) of 7.5% or more of Consolidated EBITDA by reference to the financial statements most recently delivered pursuant to Section 5.01(a) (or, prior to the first delivery of such financial statements, any internally available (and to the extent requested by the Administrative Agent, delivered to the Administrative Agent) financial statements) or that is designated by the Initial Borrower as a Material Subsidiary, in each case, to the extent not otherwise constituting an Excluded Subsidiary.

“Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Maturity Date, (b) with respect to any Incremental Revolving Commitments and related Revolving Loans or with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Facility Amendment and (c) with respect to any Other Commitments or Other Loans, the final maturity date as specified in the applicable Refinancing Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maturity Exception Facility” means any Facility (w) incurred in reliance on the Inside Maturity Basket, (x) constituting Customary Bridge Loans or customary prepayment terms in connection with escrow arrangements, (y) established or incurred in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement, new project, refinancing or any similar transaction or (z) that is in the form of a term loan “A”.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Model” means that certain financial model delivered to the Lead Arrangers in connection with syndication of the Initial Term Loans (together with any updates or modifications thereto reasonably agreed between the Initial Borrower and the Lead Arrangers).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making contributions, or accruing an obligation to make contributions, or has within the last six (6) plan years made contributions, including, for these purposes, any Person which ceased to be an ERISA Affiliate during such six (6)-year period.

“Net Proceeds” (a) in connection with any Asset Sale, the proceeds thereof received by any Loan Party in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received) of such Asset Sale, net of the sum of (i) all fees and out-of-pocket attorneys’ fees, accountants’ fees, consultants’ fees, investment banking and advisory fees, survey costs, title insurance premiums, and related search and recording charges, payments made in order to obtain a necessary consent or required by applicable law, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, account and other customary fees incurred by, or on behalf of, any Restricted Party in connection with such Asset Sale; (ii) any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that a Loan Party receives cash in an amount equal to the amount of such reduction; (iii) the amount of all payments that are permitted hereunder and are made by any Restricted Party as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event; (iv) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of a Restricted Party; (v) the amount of any liabilities directly associated with such asset and retained by a Restricted Party; (vi) the amount of all Taxes paid (or reasonably estimated to be payable including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds) and any Tax Distributions, and the amount of any reserves established by any Restricted Party to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrowers at such time of Net Proceeds in the amount of such reduction; (vii) any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve); and (viii) the repayment of any customer deposits upon such Asset Sale; and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Restricted Party from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, consultants’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions, taxes reasonably estimated to be payable (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to a Restricted Party, and including any Tax Distributions made as a result of or in connection with the issuance of such Indebtedness) and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, termination costs related to Hedging Obligations and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the applicable Borrower.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(h).

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.22(c).

“Non-Cash Compensation Expense” means any equity-based or non-cash compensation or similar charges or expenses or reduction of revenue and costs including any such expense, charge or cost arising from the issuance of stock-based awards, partnership interest-based awards, stock appreciation or similar rights and other incentive based compensation awards or arrangements (including under deferred compensation arrangements of the Borrowers or any of their direct or indirect Parent Entities or Subsidiaries) and cash charges or expenses associated with rollover, acceleration, acceleration or payout of equity interests by, or to, management, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of any Person or any Restricted Subsidiary or any of its direct or indirect Parent Entities or Subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Borrowers and their respective Subsidiaries in replacement for forfeited equity awards.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Subsidiary” means any Restricted Subsidiary of the Initial Borrower that is not a Loan Party.

“Not Otherwise Applied” means, with reference to the Available Amount, that was not previously applied pursuant to Section 6.01(b)(32), clause (46)(ii) of the definition of “Permitted Liens” or Section 6.08(a)(3).

“Notice of Additional Guarantor” means a Notice of Additional Guarantor, in substantially the form of Exhibit O hereto.

“Notice Period” has the meaning assigned to such term in Section 2.12(b).

“Numerical Permission” means any financial ratios, basket, threshold, tests or other metrics (including Consolidated EBITDA, the First Lien Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio and any financial definition or component thereof) that is determined by reference to a fixed amount.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable U.S. or Canadian federal, state, provincial, territorial or foreign law), premium, penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” has the meaning assigned to such term in Section 3.17(c).

“Ordinary Course Non-Recourse Third Party Financing Transaction” shall mean any transaction or series of transactions entered into in the ordinary course of business substantially consistent with past practice pursuant to which the Borrowers or any respective Subsidiary sells, assigns or otherwise transfers to banks or other financial institutions or other third parties payments payable to it under certain equipment and software and similar contracts (“Payable Contracts”) and certain rights to equipment, software and other assets leased, rented, subscribed for, sold or licensed or disposed of pursuant to similar transactions under any Payable Contract; provided that there is no recourse to the Borrowers or any respective Subsidiary in connection with such transaction for (i) uncollectible amounts under the applicable Payable Contract due to the financial inability of the payee to pay or other credit reasons, (ii) breaches or defaults by the payee under such Payable Contract, and (iii) nonpayment by the payee, failure of the payee to renew such Payable Contract or termination of the Payable Contract, in the case of each event set forth in this clause (iii), that is not attributable to any default or breach of the Borrowers or a respective Subsidiary under the applicable Payable Contract; provided, however, that any such transaction shall not be deemed not to constitute an “Ordinary Course Non-Recourse Third Party Financing Transaction” solely as a result of the grant to any purchaser of payments under the related Payable Contracts of any Lien that is limited to (A) the rights to the equipment, software and other assets leased, rented, subscribed for, sold or licensed or disposed of pursuant to similar transactions under the Payable Contracts or transferred to such purchaser pursuant to such transaction, (B) the residual interest in such Payable Contracts of the Borrowers or any respective Subsidiary and (C) the proceeds of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents and shareholder(s) declaration or agreement with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.09(g).

“Other Commitments” means each and any Other Revolving Commitments and Other Term Commitments.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document).

“Other Loans” means each and any Other Revolving Loans and Other Term Loans.

“Other Revolving Commitments” means one or more Classes of revolving loan commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Facility” means each and any facility comprised of Other Revolving Commitments and Other Revolving Loans created pursuant to a Refinancing Amendment, together with any Incremental Revolving Increase and/or refinancing thereof, and the extensions of credit thereunder.

“Other Revolving Loans” means one or more Classes of Revolving Loans under an Other Revolving Facility, together with any refinancing thereof.

“Other Taxes” means all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, performance, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Facility” means each and any facility comprised of Other Term Commitments and Other Term Loans created pursuant to a Refinancing Amendment, together with any refinancing thereof.

“Other Term Loans” means one or more Classes of Term Loans under an Other Term Facility that result from a Refinancing Amendment, together with any refinancing thereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Entity” means any Person that is a direct or indirect parent of the Initial Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Payable Contracts” has the meaning assigned to such term in the definition of “Ordinary Course Non-Recourse Third Party Financing Transaction.”

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA.”

“Permitted Acquisition” has the meaning assigned to such term in clause (3) of the definition of “Permitted Investments.”

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, applicable to the Loans and/or Commitments of the Accepting Lenders and providing for:

(a)	an extension of a maturity date;

(b)	a change in the Applicable Rate (including any “MFN” provisions) with respect to the Loans and/or Commitments of the Accepting Lenders;

(c)	a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders;

(d)	any call protection with respect to the Loans and/or commitments of the Accepting Lenders (including any “soft call” protection); and/or

(e)	additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer;

(it being understood that to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer); provided that (A) the borrowing and repayment (other than in connection with a permanent repayment and termination of Revolving Commitments) of the Revolving Loans made pursuant to the amended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of any Revolving Loans and Revolving Commitments of the Class that is being amended and that remain outstanding after such amendment and (B) assignments and participations of the amended Revolving Commitments shall be governed by the assignment and participation provisions set forth in Section 9.04.

“Permitted Asset Swap” means the substantially concurrent (which such exchange may be completed within one hundred eighty (180) days after entering into a binding letter of intent or sale agreement) (or, if not substantially concurrently, such incurrences or transactions are related to a series of transactions (as determined by the Initial Borrower in good faith) with the transaction for which such determination is being made) purchase and sale or exchange, including as a deposit or credit for future purchases, of assets of comparable or greater market value or usefulness or Related Business Assets or a combination of such assets of comparable or greater market value or usefulness, Related Business Assets and cash or Cash Equivalents between any Restricted Party and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.05 hereof.

“Permitted Holder” means any of (a) the Sponsors, (b) Argos Holdings L.P. and its Affiliates (including, without limitation, Buddy Holdings Corp, PetSmart, Inc., PetSmart Buddy Holdings Corp. and Buddy Chester Sub Corp.), (c) the Management Investors and their Permitted Transferees and (d) any group of which the Persons described in clauses (a), (b) or (c) above are members and any other member of such group; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a), (b) and (c) above, collectively, beneficially own Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Initial Borrower (or any Successor Borrower) then held by such group.

“Permitted Investments” means:

(1) any Investment in any Restricted Party (including guarantees of obligations of Restricted Subsidiaries);

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment or other acquisition, by any Restricted Party, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, a Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Party the effect of which is to increase any Restricted Party’s equity ownership in such Restricted Party or (b) any joint venture for the purpose of increasing any Restricted Party’s ownership interest in such joint venture) that is engaged, directly or indirectly, in a Similar Business (or in assets of a Similar Business) if as a result of such Investment (each such transaction, a “Permitted Acquisition”);

(a)	such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or

(b)

such Person, in one (1) transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys (i) substantially all of its assets to, transfers or conveys assets constituting a business unit, line of business or division of such Person, or is liquidated into, any Restricted Party, (ii) 50% or more of its Equity Interests to any Restricted Party or a Qualified Restricted Subsidiary or (iii) minority ownership interests in such Person that is engaged in a business permitted pursuant to Section 5.16;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, Division, transfer, conveyance or redesignation;

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.05 hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Effective Date or binding commitment in effect on the Effective Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay in kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by any Restricted Party:

(a)

consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)

in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by any Restricted Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(c)	in satisfaction of judgments against other Persons; or

(d)	as a result of a foreclosure by any Restricted Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(e)

received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Restricted Parties or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (b) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under Section 6.01(b)(10) hereof;

(8) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the sum of (i) greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment plus (ii) any Investment capacity available under clauses (22) and (30) of this definition; provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests of a Borrower or any Parent Entity (exclusive of Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 6.08(a)(3) hereof;

(10) guarantees of Indebtedness to the extent such guarantees are permitted under Section 6.01 hereof; the creation of Liens on the assets of any Restricted Party in compliance with Section 6.02; and Restricted Payments permitted under Section 6.08 (including any transactions incurred in reliance on the Available RP Capacity Amount) (other than by reference to this clause (10));

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 5.18(b) hereof (except transactions described in Sections 5.18(b)(2), (5), (9) and (15) hereof);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding not to exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment (the greater of such amounts, the “General Basket Amount”); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments in or by a Receivables Subsidiary, including the contribution or lending of cash to a Receivables Subsidiary to finance (i) the purchase of assets or to otherwise fund required reserves and other accounts permitted or required by the arrangements governing such Permitted Receivables Financing, that, in the good faith determination of the Initial Borrower, are necessary or advisable to effect any Permitted Receivables Financing or any repurchase obligation in connection therewith and (ii) distributions or payments by such Receivables Subsidiary of Receivables Fees;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of the greater of (x) $108.0 million and (y) 15% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors, managers, employees and consultants for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrowers or any Parent Entity;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice of any Restricted Party;

(18) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Restricted Parties and their respective Subsidiaries;

(19) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices or, the equivalent actions in any non-U.S. jurisdiction;

(20) Investments consisting of promissory notes issued to any Restricted Party by future, present or former employees, directors, officers, managers or consultants of the Borrowers or any of their respective Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrowers or any Parent Entity thereof, to the extent the applicable Restricted Payment is permitted by Section 6.08 hereof;

(21) repurchases of Senior Indebtedness of the Restricted Parties;

(22) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the sum of (i) the greater of (x) (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment plus (ii) any Investment capacity available under clauses (8) and (30) of this definition; provided, however, that any Investment pursuant to this clause (22) made in any Person that is a Unrestricted Subsidiary of the Borrowers at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Restricted Subsidiary;

(23) guarantee obligations of any Restricted Party in respect of leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(24) guarantee obligations of any Restricted Party in connection with the provision of credit card payment processing services in the ordinary course of business or consistent with past practice;

(25) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(26) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Tax Restructuring or related transactions;

(27) any other Investment; provided that on a Pro Forma Basis after giving effect to such Investment, at the election of the Initial Borrower, (i) the First Lien Leverage Ratio for the most recently ended Test Period would not exceed (A) 2.00:1.00 or (B) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period or (ii) the Interest Coverage Ratio on a pro forma basis is at least equal to or greater than (A) 1.75:1.00 or (B) the Interest Coverage Ratio level as of the last day of the then most recently ended Test Period; provided that this clause (ii) shall not be relied on for the purpose of incurring Indebtedness secured by a lien on all or a material portion of the Collateral on a pari passu basis with the Term Loans;

(28) the Transactions;

(29) any acquisition or Investment by any Non-Loan Party Subsidiary to the extent funded with the operating cash flow of Non-Loan Party Subsidiaries; and

(30) any Investment in a Joint Venture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (30) that are at that time outstanding, not to exceed the sum of (i) the greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment, plus (ii) any Investment capacity available under clauses (8) and (22) of this definition; provided, however, that any Investment pursuant to this clause (30) made in any Person that is a Joint Venture at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (30) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, pension and other social security or retirement benefit laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with letters of intent, bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure performance, surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation relating to the construction or renovation of any property, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, supplier of materials’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(3) Liens for taxes, assessments or governmental charges not yet overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) reservations in any original grants from the Crown of land or interest therein, statutory exceptions to title and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title, minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(a) or Section 6.01(b)(4), (12), (14), (18), (19), (21), (26), (27) (solely with respect to the Capital Stock and assets of any Joint Ventures), (31), (32) or (33) hereof; provided that (a) in the case of Section 6.01(b)(4), such Liens extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one (1) lender may be cross collateralized to other financings of equipment provided by such lender; (b) in the case of Section 6.01(b)(18), such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries that are not Guarantors; (c) in the case of Section 6.01(b)(19), such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into the Borrowers or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (d) [reserved]; (e) in the case of Section 6.01(b)(14)(y), such Liens extend only to the assets of such Persons that are acquired by the Borrowers or any Restricted Subsidiary or merged into, amalgamated with or consolidated with the Borrowers or a Restricted Subsidiary in accordance with Section 6.01(b)(14)(y) and (f) Liens incurred pursuant to Section 6.01(a) or Section 6.01(b)(4), (12), (14), (18), (19), (21), (31), (32) or (33) shall, at the election of the Initial Borrower, be permitted to be secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, which (x) if secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, the Initial Borrower and the Collateral Agent shall enter into an applicable Customary Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Intercreditor Agreement) and (y) in any other case, at the election of the Initial Borrower, the Collateral Agent shall enter into an applicable Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Customary Intercreditor Agreement); provided, further, that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(7) Liens existing on the Effective Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by any

Restricted Party (other than accessions to such assets or property, the proceeds or products thereof, any lease of such assets (including accessions thereto) and other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(9) Liens on property or other assets at the time any Restricted Party acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into any Restricted Party; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by any Restricted Party;

(10) Liens securing Obligations relating to Indebtedness or other obligations of a Restricted Subsidiary owing to any other Restricted Party permitted to be incurred in accordance with Section 6.01 hereof;

(11) Liens (i) securing Hedging Obligations or Cash Management Services permitted under this Agreement and (ii) on any cash or Cash Equivalents collateral securing obligations in respect of any of the foregoing obligations forth in the foregoing clause (i) and any other letters of credit, bank guarantees, bankers’ acceptances or similar instruments not prohibited by this Agreement; provided that Liens permitted pursuant to this clause (11)(ii) may be secured on a pari passu or junior with the Liens on Collateral subject to the applicable Customary Intercreditor Agreement; provided, further, that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Restricted Party and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code or equivalent statute financing statement filings regarding operating leases or consignments entered into by any Restricted Party in the ordinary course of business;

(15) Liens in favor of the Borrowers or any Guarantor;

(16) Liens on vehicles of any Restricted Party granted in the ordinary course of business;

(17) Liens on Receivables Assets incurred in connection with a Permitted Receivables Financing;

(18) Liens to secure any modification or Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(a), (b)(4), (12), (14), (18), (19), (21), (26)(b)(ii), (27) (solely with respect to the Capital Stock and assets of any Joint Ventures), (31), (32) or (33) hereof), (7), (8), (9), (18) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, or (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (with respect to Section 6.01(a) Section 6.01(b)(4), (12), (14), (18), (19), (21), (26)(b)(ii), (27) (solely with respect to the Capital Stock and assets of any Joint Ventures), (31), (32) or (33) hereof), (7), (8), (9), (18) and (20) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such modification or Refinancing;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01 hereof; provided that, with respect to Liens securing Obligations permitted under this clause (20), at the time of incurrence and after giving pro forma effect thereto, (x) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that will be secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, the First Lien Leverage Ratio for the applicable Test Period does not exceed the greater of (A) 2.00:1.00 and (B) the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, (y) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that will be secured by all or a material portion of the Collateral on a Junior Lien Priority basis, at the Initial Borrower’s sole discretion, either (i) the Senior Secured Leverage Ratio for the applicable Test Period does not exceed the greater of (A) 3.00:1.00 and (B) the Senior Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or (ii) the Interest Coverage Ratio is greater than or equal to the lesser of (A) 1.75:1.00 and (B) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or (z) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is secured by Liens on assets not constituting all or a material portion of the Collateral or secured by Liens on the Collateral rank on a junior priority basis to any second lien priority indebtedness on a Pro Forma Basis, at the Initial Borrower’s sole discretion, either (i) the Total Leverage Ratio for the applicable Test Period does not exceed the greater of (A) 4.00:1.00 and (B) the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness or (ii) the Interest Coverage Ratio is greater than or equal to the lesser of (A) 1.75:1.00 and (B) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock; provided, further, that (i) in the case of Section 6.01(b)(14)(y), such Liens extend only to the assets of such Persons that are acquired by any Restricted Party or merged into, amalgamated with or consolidated with any Restricted Party in accordance with Section 6.01(b)(14)(y) and (ii) Liens incurred pursuant to this clause shall, at the election of the Initial Borrower, be permitted to be secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, which (x) if secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, the Initial Borrower and the Collateral Agent shall enter into an applicable Customary Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Intercreditor Agreement) and (y) in any other case, at the election of the Initial Borrower, the Collateral Agent shall enter into an applicable Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Customary Intercreditor Agreement); provided, further, that, without any further consent of the Lenders, the Collateral Agent is authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(21) other Liens securing obligations that any time outstanding do not exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of incurrence; provided that Liens permitted pursuant to this clause (21) may be secured by the Collateral on a pari passu basis or junior basis with the Liens on the Collateral securing the Secured Obligations subject to the applicable Customary Intercreditor Agreement; provided, further, that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a) hereof, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Restricted Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Restricted Party or (iii) relating to purchase orders and other agreements entered into with customers of any Restricted Party in the ordinary course of business;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens solely on any cash earnest money deposits made by any Restricted Party in connection with any letter of intent or purchase agreement permitted under this Agreement;

(30) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Restricted Party or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(31) Liens arising solely from precautionary Uniform Commercial Code financing statements or similar filings;

(32) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(33) Liens securing Obligations owed by any Restricted Party to any lender, agent or arranger under credit facilities or any Affiliate of such a lender, agent or arranger in respect of any bank products;

(34) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by any Restricted Party in the ordinary course of business;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) any Lien granted pursuant to a security agreement between any Restricted Party and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by such Restricted Party of such licensee in a bankruptcy, reorganization or similar proceeding with respect to such Restricted Party; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(37) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(38) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(39) Liens securing Indebtedness that was permitted by the terms of this Agreement to be incurred pursuant to Section 6.01(b)(1) hereof; provided that (i) Liens incurred pursuant to this clause on Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(1)(Y) shall be subject to applicable Customary Intercreditor Agreements and (ii) Liens on the Term Priority Collateral securing Indebtedness pursuant to Section 6.01(b)(1)(Y) shall rank junior to the Liens securing the Secured Obligations; provided, further, that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent are authorized and directed to execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement contemplated by this clause;

(40) Liens on the assets of Subsidiaries that are not Guarantors securing Indebtedness of such Subsidiaries that was permitted by the terms of this Agreement to be incurred;

(41) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.05 hereof, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(42) Liens on cash, Cash Equivalents and Permitted Investments used to satisfy or discharge Indebtedness;

(43) Liens relating to future escrow arrangements securing Indebtedness;

(44) Liens arising in connection with any Permitted Tax Restructuring or related transactions;

(45) Liens incurred in connection with Ordinary Course Non-Recourse Third Party Financing Transactions;

(46) (i) Liens in an aggregate amount not to exceed the Available RP Capacity Amount and (ii) Liens in an aggregate amount not to exceed the Available Amount that is Not Otherwise Applied; provided that Liens incurred pursuant to this clause (46) shall, at the election of the Initial Borrower, be permitted to be secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, which if secured by the Collateral on a pari passu basis or junior basis with the Secured Obligations, the Initial Borrower and the Collateral Agent shall enter into an applicable Customary Intercreditor Agreement (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Intercreditor Agreement);

(47) [reserved];

(48) Liens securing Indebtedness on assets not constituting Collateral;

(49) pledges or deposits of cash, cash equivalents or securities made pursuant to Requirements of Law or provided to a Governmental Authority as required under Environmental Laws;

(50) [reserved]; and

(51) undetermined or inchoate Liens, arising or potentially arising under statutory provisions of applicable law, which have not been filed or registered under applicable law or which although filed or registered, relate to obligations not yet due or delinquent for a period of time of not more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves are maintained as per subsection (3) above.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other categories), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Initial Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (20) above (giving effect only to the incurrence of such portion of such Indebtedness), the Initial Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (20) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Ratio Debt” has the meaning assigned to such term in Section 6.01(a).

“Permitted Receivables Financings” means, collectively, any (i) Receivables Non-Recourse Facility and (ii) a Receivables Recourse Facility.

“Permitted Tax Restructuring” means any reorganizations, restructurings and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Effective Date so long as such Permitted Tax Restructuring does not materially impair the value of the Collateral, when taken as a whole (as determined by the Initial Borrower in good faith).

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrowers.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which (i) a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (ii) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate.

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the twelfth (12th) full consecutive fiscal quarter of the Borrowers immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a)

any Asset Sale of Collateral consummated by a Loan Party solely pursuant to Section 6.05(a)(2)(ii), other than (i) the issuance by a Restricted Party of Equity Interests, (ii) dispositions resulting in aggregate Net Proceeds not exceeding the greater of $144.0 million and 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period in the case of any single transaction or series of related transactions (the “Transaction Threshold”) and (iii) dispositions resulting in aggregate Net Proceeds not exceeding the greater of $216.0 million and 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period in the case of transactions in the aggregate in any fiscal year (the “Annual Threshold”) (with only the amount in excess of such per transaction and annual thresholds required to be offered to be prepaid and any portion of the Transaction Threshold or Annual Threshold not utilized in any given fiscal year may be carried forward to increase the applicable Transaction Threshold and Annual Threshold for any subsequent fiscal year) (each such event, an “Asset Sale Prepayment Event”); or

(b)

the incurrence by the Borrowers or any other Restricted Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.09(e), substantially in the form of Exhibit J.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrowers and their Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with the proviso to the definition of that term, together with any adjustments made pursuant to the definition of “Consolidated EBITDA” and Specified Transaction Adjustments.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first (1st) day of the applicable period of measurement in such test, financial ratio or covenant and as if such amounts were realized during the entirety of such period: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of the Borrowers or any division, product line, or facility used for operations of any of the Borrowers or any of the Restricted Parties, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrowers or any of the Restricted Parties in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket (including, for the avoidance of doubt, any Consolidated EBITDA grower corresponding to any fixed dollar basket) or under any revolving credit facility) and if such Indebtedness has a floating or formula rate or is converted from cash-pay to payment-in-kind, shall have an implied rate of interest (or PIK component) for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) the amount of cash and Cash Equivalents shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided, however, that notwithstanding the foregoing or anything to the contrary in any Loan Document, pro forma effect will not be given to interest expense attributable to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, the transactions or series of related transactions for which such computation is required to be made.

“Pro Forma Disposal Adjustment” means, for any four (4)-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Initial Borrower in good faith as a result of contractual arrangements between any Restricted Party entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four (4)-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Rata Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Dollar Amount of the Revolving Commitments and, if applicable and without duplication, Revolving Loans, of such Revolving Lender under the applicable Revolving Facility at such time and the denominator of which is the Dollar Amount of the aggregate Revolving Commitments and, if applicable and without duplication, Revolving Loans under such Revolving Facility at such time (if the applicable Revolving Commitments for such Revolving Facility have terminated or expired, the Pro Rata Share shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposure under such Revolving Facility at that time).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or any similar Requirements of Law under any applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ and/or employee compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations or legal employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising as a result of becoming, or otherwise associated with or attributable to being, a public company.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Purchasing Borrower Party” means the Borrowers or any subsidiary of the Borrowers.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.22.

“Qualified Equity Interests” means Equity Interests in the Borrowers or any parent of the Borrowers other than Disqualified Stock.

“Qualified Restricted Subsidiary” shall mean any Restricted Subsidiary that satisfies the following requirements: (a) there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Capital Stock, (b) the Capital Stock of such Restricted Subsidiary consists of (i) Capital Stock owned by the Borrowers or another Loan Party or another Qualified Restricted Subsidiary and (ii) and directors’ qualifying shares, (c) such Restricted Subsidiary is engaged in the same business as any other Restricted Party, or any other business or activity reasonably similar, ancillary, complementary or related thereto and (d) such Restricted Subsidiary is managed or controlled by a Loan Party or another Qualified Restricted Subsidiary.

“Qualified Jurisdiction” means each of (i) the United States and Canada, any state or territory thereof, the District of Columbia or any political subdivision thereof and (ii) any other jurisdiction reasonably acceptable to each Lender providing, making or maintaining Commitments or Loans to any Additional Borrower organized in such jurisdiction.

“Ratio Incremental Amount” means, at any date, an aggregate principal amount that, after giving to the issuance, incurrence or assumption, thereof on a Pro Forma Basis, in accordance with Section 1.08, so long as:

(a)

with respect to any Indebtedness that is secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, on a Pro Forma Basis the First Lien Leverage Ratio for the applicable Test Period does not exceed the greater of (1) 2.00:1.00 or (2) the First Lien Leverage Ratio immediately prior to such issuance, incurrence or assumption of such Indebtedness;

(b)

with respect to any Indebtedness that is secured by all or a material portion of the Collateral on a Junior Lien Priority basis, on a Pro Forma Basis, at the Initial Borrower’s sole discretion, either (1) the Senior Secured Leverage Ratio for the applicable Test Period does not exceed the greater of (x) 3.00:1.00 and (y) the Senior Secured Leverage Ratio immediately prior to such issuance, incurrence or assumption of such Indebtedness or (2) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 1.75:1.00 for the applicable Test Period and (y) the Interest Coverage Ratio immediately prior to such issuance, incurrence or assumption of such Indebtedness; and

(c)

with respect to any Indebtedness that is unsecured, secured by Liens on assets not constituting all or a material portion of the Collateral or secured by Liens on the Collateral that rank on a junior priority basis to any second lien priority Indebtedness, on a Pro Forma Basis, at the Initial Borrower’s sole discretion, either (1) the Total Leverage Ratio for the applicable Test Period does not exceed the greater of (x) 4.00:1.00 and (y) the Total Leverage Ratio immediately prior to such issuance, incurrence or assumption of such Indebtedness or (2) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio immediately prior to such issuance, incurrence or assumption of such Indebtedness.

“Receivables Assets”: (a) any accounts receivable, mortgage receivables, equipment receivables, franchise fees, license fees, loan receivables, receivables or loans (in each case, whether now existing or arising in the future) relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, bank accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction and the proceeds thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Receivables Assets or participation interests therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Financing.

“Receivables Non-Recourse Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for Standard Securitization Undertakings or Limited Originator Recourse) to any Restricted Party (other than a Receivables Subsidiary) pursuant to which any Restricted Party sells, directly or indirectly, its Receivable Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Recourse Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, of Receivable Assets that has financing terms, covenants, termination events and other material provisions on market terms for similar transactions.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into, one or more Permitted Receivables Financings and in each case engages only in activities reasonably related or incidental thereto.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting or (b) if such Benchmark is other than the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(13).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.08(b)(2).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary (other than a Borrower)).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, shareholders, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Relevant Date” has the meaning assigned to such term in Section 1.13.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto for U.S. Dollars and for Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Article VIII.

“Replacement Rate” has the meaning assigned to such term in Section 2.12(b).

“Repricing Transaction” means (a) the incurrence by the Borrowers or any Subsidiary of any Indebtedness in the form of term loans denominated in U.S. Dollars that are broadly syndicated to banks and other institutional investors (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), provided that a Repricing Transaction will not include any event described in clause (a) or (b) above (x) that is not consummated for the primary purpose of lowering the Effective Yield applicable to the Initial Term Loans (as determined in good faith by the Initial Borrower), or (y) occurring or consummated in connection with a Change of Control, a Material Acquisition, a sale of all or substantially all assets, material disposition (or series of dispositions), material investments (or series of investments), an increase to the initial Term Loans or establishment of any additional Facilities in the form of term loans, a dividend recapitalization or a Transformative Transaction, in each case of the foregoing, as reasonably determined by the Initial Borrower acting in good faith.

“Repurchase Obligation” means (a) any obligation of a seller, transferor, pledgor or servicer of Receivables Assets in a Permitted Receivables Financing to repurchase or purchase or otherwise make payments with respect to Receivables Assets arising as a result of a breach of representation, warranty or covenant or otherwise, including as a result of a Receivable Asset becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of action taken by, any failure to take action by or any other event relating to the seller, transferor, pledgor or servicer or (b) any right of a seller, transferor or servicer of Receivables Assets in a Permitted Receivables Financing to repurchase defaulted Receivables Assets.

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Exposures and unused Commitments representing more than 50% of the aggregate Dollar Amount of Term Loans, Revolving Exposures and unused Commitments at such time; provided that (a) Loans held by the Borrowers or any Affiliate thereof (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Lenders and (b) whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total Dollar Amount of outstanding Loans, Revolving Exposures and unused Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders have Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Dollar Amount of Revolving Exposures and unused Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total outstanding Dollar Amount of Revolving Exposures and unused Revolving Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the aggregate Dollar Amount of Term Loans at such time; provided that (a) Loans held by the Borrowers or any Affiliate thereof (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Term Lenders and (b) whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total Dollar Amount of outstanding Term Loans of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, legally binding treaties, rules, regulations, orders, decrees, writs, injunctions or other determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or legally binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article I, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, as of any date of determination when referring to cash or Cash Equivalents of the Restricted Parties, cash or Cash Equivalents that appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Restricted Party by virtue of the Loan Documents (or the Liens created thereunder) or any other Indebtedness that is secured by a Lien on the Collateral on a senior or a pari passu basis with the Obligations, or any cash and Cash Equivalents cash collateralizing any bank product, any letter of credit, bank guarantee, any other bank product or similar arrangements (it being agreed that cash and Cash Equivalents subject to Permitted Liens related to any such Indebtedness (including, without limitation, pursuant to any control agreement, lockbox or any Liens permitted under Section 6.02) shall not be deemed to be restricted by virtue of such Liens), in each case, regardless of whether or not cash or Cash Equivalents are “restricted” as determined in accordance with GAAP as determined by the Initial Borrower as of such date in good faith based on any bank account statements and other information available.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Parties” means the Borrowers and the Restricted Subsidiaries.

“Restricted Payments” has the meaning assigned to such term in Section 6.08(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Initial Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 6.05(b)(1).

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.09(d).

“Retained Excess Cash Flow” means, at any date of determination, an amount equal to the sum of (a) the portion of the Excess Cash Flow of the Borrowers for each Excess Cash Flow Period ending after the Closing Date and prior to such date that is not required to be applied as a mandatory prepayment under Section 2.09(c) plus (b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended (or no Excess Cash Flow Period has then ended), an amount equal to the Retained Excess Cash Flow Percentage of Excess Cash Flow of the Borrowers, for such Excess Cash Flow Interim Period.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder (including pursuant to any applicable Incremental Facility Amendment), expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.18. For the avoidance of doubt, as of the Effective Date, the aggregate amount of the Revolving Commitment is $0.

“Revolving Exposure” means, without duplication, with respect to any Revolving Lender at any time, the Dollar Amount of the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans.

“Revolving Facility” means each and any Incremental Revolving Facility (together with any Incremental Revolving Increase thereto) and any Other Revolving Facility, in each case together with the extensions of credit thereunder and any refinancing thereof.

“Revolving Lender” means, as of any date of determination from and after the Effective Date, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means the loans and advances made by the Revolving Lenders (in their capacity as such) pursuant to this Agreement (including pursuant to any applicable Incremental Facility Amendment).

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR.”

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR. All Loans denominated in Sterling shall be RFR Loans.

“RFR Lookback Day” has the meaning assigned to such term in the definition of “Daily Simple RFR.”

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by any Restricted Party of any real property or tangible personal property, which property has been or is to be sold or transferred by such Restricted Party to a third Person in contemplation of such leasing.

“Sanctioned Country” has the meaning assigned to such term in Section 3.17(a).

“Sanctions” means economic sanctions administered or enforced by the United States Government (including sanctions enforced by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Commitment Application Period” has the meaning assigned to such term in Section 6.05(b)(2).

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Borrowers and the Restricted Parties in respect of Cash Management Services provided to the Borrowers, the Restricted Parties or any Subsidiary thereof (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to either Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a

Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) owed to a Person that is designated by the Initial Borrower by written notice to the Administrative Agent substantially in the form of Exhibit L or such other form reasonably acceptable to the Administrative Agent and the Initial Borrower.

“Secured Indebtedness” means any Indebtedness of any Restricted Party secured by a Lien.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent, (c) each Person to whom any Secured Cash Management Obligations are owed, (d) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (e) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrowers, and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is an Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) is entered into with any counterparty that is a Person that is designated by the Initial Borrower by written notice to the Administrative Agent substantially in the form of Exhibit M (or such other form reasonably acceptable to the Administrative Agent and the Initial Borrower).

“Security Documents” means the Collateral Agreement and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(a)(ii), 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Indebtedness” means:

(1) all Indebtedness of the Borrowers or any Guarantor outstanding under the ABL Facility and related guarantees or the Loans and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrowers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Effective Date or thereafter created or incurred) and all obligations of the Borrowers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of the Borrowers or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any related Guarantee; and

(4) all obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Borrowers or any of their Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Representative” means, with respect to any series of applicable Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Senior Secured Debt (excluding any Excluded Revolving Loans) as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Restricted Parties on the Effective Date, (b) any businesses, services and activities engaged in by a Restricted Party or any associates that are similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof (including any vertical or horizontal integration), (c) any business that in the Initial Borrower’s good-faith determination constitutes a reasonable diversification of business conducted by a Restricted Party and (d) a Person conducting a business, service or activity specified in clauses (a), (b) and (c), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Solvent” means (a) the Fair Value of the assets of the Borrowers and their Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities on a consolidated basis, (b) the Present Fair Saleable Value of the assets of the Borrowers and their Subsidiaries on a consolidated basis taken as a whole exceeds the amount that will be required to pay the probable liability, on a consolidated basis, of their Liabilities as such Liabilities become absolute and matured, (c) the Borrowers and their Subsidiaries, on a consolidated basis, are able to pay their Liabilities, on a consolidated basis, as such Liabilities become absolute and matured, and (d) the Borrowers and their Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, from time to time if the Initial Borrower and the Administrative Agent reasonably determine in good faith that SONIA can no longer be determined in accordance with the terms of this Agreement and a comparable successor rate to SONIA (or a successor to such successor rate) becomes available, then the Initial Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents without the consent of any Lender to (a) replace SONIA or any successor rate thereto with the applicable successor rate to it pursuant to generally accepted and then-prevailing market convention as determined by the Administrative Agent in consultation with the Initial Borrower and (b) make other conforming changes to this Agreement and the other Loan Documents in connection therewith.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), Section 7.01(b), Section 7.01(h) (in respect of the Borrowers) or Section 7.01(i) (in respect of the Borrowers).

“Specified Representations” means the representations and warranties, in each case, with respect to the Borrowers and each other Loan Party, set forth in Section 3.01(a) and (b) (with respect to the execution, delivery and perfection of the Loan Documents and the borrowing of the Loans on the Effective Date), Section 3.02 (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 3.03(b)(i) (with respect to the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral), Section 3.08, Section 3.14, Section 3.15 (solely to the extent the use of proceeds of the initial credit extension under this Agreement on the Effective Date would result in a violation of the provisions of Regulations U or X of the Board of Governors and only to the extent a breach thereof would render the initial credit extension under this Agreement on the Effective Date unlawful), Section 3.17(b) (solely to the extent the use of proceeds of the initial credit extension under this Agreement on the Effective Date would result in a violation of the FCPA and only to the extent a breach thereof would render the initial credit extension under this Agreement on the Effective Date unlawful), Section 3.17(c) (solely to the extent the use of proceeds of the initial credit extension under this Agreement on the Effective Date would result in a violation of the USA PATRIOT Act or OFAC and only to the extent a breach thereof would render the initial credit extension under this Agreement on the Effective Date unlawful) and Section 3.18. Notwithstanding the foregoing, in no event shall the Specified Representations (other than with respect to Section 3.14) include any representation or warranty with respect to any Immaterial Subsidiary of the Borrowers.

“Specified Transaction” means, with respect to any period, at the election of the Initial Borrower, the Transactions, any Investment, any disposition, any incurrence or prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of indebtedness, Restricted Payment, any capital contribution, any business expansion and the execution of any new contracts, any discontinued operations subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Specified Transaction Adjustments” has the meaning assigned to such term in Section 1.08(d).

“Sponsor” or “Sponsors” means (a) BC Partners, Inc. and its Affiliates and the other funds, partnerships or other co-investment vehicles managed, advised or controlled thereby, and any investors in such funds, partnerships or other co-investments vehicles as of the Effective Date, but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company, (b) Caisse de dépôt et placement du Québec and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company), (c) Government of Singapore Investment Corporation and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company), (d) GIC Private Limited and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company), (e) Longview Asset Management LLC and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company) and (f) StepStone Group LP and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, the Borrowers and their Subsidiaries or any portfolio company).

“Spot Rate” means on any day with respect to any currency other than U.S. Dollars, including any Alternative Currency, the rate at which such currency may be exchanged into U.S. Dollars (at the bid price), as set forth at approximately 11:00 a.m., London time, on such day as determined by OANDA Corporation (and available at http://www.oanda.com/) for such currency; in the event that such rate is not determined by OANDA Corporation, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Initial Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of U.S. Dollars for delivery two (2) Business Days later.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standard Securitization Undertakings” means, customary representations, warranties, agreements, purchase obligations, covenants, guaranties and indemnities (including any Repurchase Obligations) made or provided, and servicing obligations undertaken, by any Subsidiary thereof in connection with a Permitted Receivables Financing.

“Sterling” and “£” mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subordinated Indebtedness” means, any third-party Indebtedness for borrowed money (other than any permitted intercompany Indebtedness owing to any Parent Entity, a Borrower, or any Restricted Party) of any Borrower or any other Guarantor having a stated maturity of more than twelve (12) months and which is by its terms contractually subordinated in right of payment to the Loan Document Obligations.

“subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3) at the Initial Borrower’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any partnership, joint venture, limited liability company or similar entity of which such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(4) at the Initial Borrower’s election (except to the extent otherwise included in clause (1) or (2) of this definition), any entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

Unless the context otherwise requires, any references to subsidiaries refer to a subsidiary of the Borrowers.

“Subsidiary” means any subsidiary of the Borrowers.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement and/or any Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

“Supported QFC” has the meaning set forth in Section 9.22.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Amount” has the meaning set forth in Section 6.08(b)(16)(b).

“Tax Distribution” has the meaning set forth in Section 6.08(b)(16)(b).

“Tax Group” has the meaning set forth in Section 6.08(b)(16)(b).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, its Initial Term Commitment, Incremental Term Commitment and/or Other Term Commitment.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first (1st) preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than 0.00%, then Term CORRA shall be deemed to be 0.00%.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lenders” means initially the Persons listed on Schedule 2.01(b) and as of any date of determination from and after the Effective Date, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, an Incremental Facility Amendment in respect of any Term Loans or a Refinancing Amendment in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Priority Collateral” shall mean “CF Debt Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“Term Loans” means the Initial Term Loans, any Incremental Term Loans and any Other Term Loans.

“Term Maturity Date” means (a) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to any Incremental Term Loans, the maturity date specified for such Incremental Term Loans in the applicable Incremental Facility Amendment and (c) with respect to any Other Term Loans, the maturity date specified for such Other Term Loans in the applicable Refinancing Amendment.

“Term SOFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term SOFR Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, that if the Term SOFR Rate shall ever be less than 0.00%, then the Term SOFR Rate shall be deemed to be 0.00%.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any date of determination, (a) the period of four (4) consecutive fiscal quarters of the Initial Borrower or (b) twelve (12)-month period, in the case of clauses (a) and (b), then most recently ended on or prior to such time (taken as one (1) accounting period), in respect of which financial statements are, at the election of the Initial Borrower, (x) internally available (and to the extent requested by the Administrative Agent, delivered to the Administrative Agent) or (y) have been delivered pursuant to Section 5.01(a) or Section 5.01(b).

“Threshold Amount” means the greater of (a) $324.0 million and (b) 45% of Consolidated EBITDA on a Pro Forma Basis as of the applicable date of determination.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt (excluding any Excluded Revolving Loans) as of such date and to (b) Consolidated EBITDA for the Test Period as of such date.

“Total Revolving Commitments” means, with respect to any Revolving Facility, the aggregate outstanding amount of Revolving Commitments for such Revolving Facility of all Revolving Lenders under such Revolving Facility.

“Transaction Expenses” means any fees, costs, premiums or expenses (including upfront fees and OID) incurred or paid by the Borrowers, any Restricted Party any Parent Entity and any Investor in connection with the Transactions (including, without limitation, payment to former, current and future officers, employees and directors as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock options, expenses in connection with hedging transactions and each Facility hereunder, any original issue discount or upfront fees and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions, including any sponsor management fees), the negotiation and entering into of the Loan Documents and the transactions contemplated hereby and thereby.

“Transaction Threshold” has the meaning assigned to such term in the definition of “Prepayment Event.”

“Transactions” means, collectively, (a) the funding of the Initial Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement and (b) the payment of the fees, premiums, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Transformative Transaction” means any merger, amalgamation, acquisition, investment, disposition, dividend recapitalization, dissolution, or consolidation by the Restricted Parties or any Parent Entity, in any such case, individually or collectively with any series of transactions (a) is not permitted by the terms of this Agreement or any other Loan Document immediately prior to the consummation of such transaction, (b) involves an aggregate consideration (including any incurrence, extinguishment or assumption of indebtedness) or amounts (including fees, costs, premiums and expenses) for all such transactions (or series of related transactions), greater than 50% of Consolidated EBITDA for the most recently ended Test Period, (c) constitutes a material disposition (or series of dispositions), a material acquisition, a dividend recapitalization, an investment (or series of investments) or a dissolution or (d) if permitted by the terms of this Agreement or any other Loan Document immediately prior to the consummation of such transaction, that would not provide the Borrowers and the Restricted Parties with adequate flexibility under this Agreement or any other Loan Document for the continuation or expansion of their combined operations following such consummation, in each case of clauses (a) through (d), as reasonably determined by the Initial Borrower acting in good faith.

“Treasury Capital Stock” has the meaning set forth in Section 6.08(b)(2).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternative Currency Term Benchmark Rate, Term SOFR Rate, Daily Simple RFR or the Alternate Base Rate.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(e)(i)(2)(C).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code (or equivalent legislation) as in effect in a jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code (or equivalent legislation) as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of a Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Initial Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary (unless otherwise designated by the Initial Borrower as not constituting an Unrestricted Subsidiary by virtue of this clause (2)).

The Board of Directors of the Initial Borrower may designate any Subsidiary of the Borrowers (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) such designation complies with and is permitted under Section 6.08 or pursuant to the definition of “Permitted Investments”; and

(2) each of:

(a)	the Subsidiary to be so designated; and

(b)

its Subsidiaries does not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Restricted Party (other than the guarantees by any Restricted Party incurred in accordance with the applicable provisions of this Agreement or a pledge of the Equity Interests of such Unrestricted Subsidiary).

The Board of Directors of the Initial Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and (ii) at the time of designation, such designated Subsidiary does not own Material Intellectual Property.

Any such designation by the Board of Directors of the Initial Borrower shall be notified by the Initial Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing provisions.

“Unsecured Capital Lease Obligations” means Capitalized Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Capital Lease Obligation.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Capital Lease Obligations.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voluntary Prepayment Incremental Amount” means the sum of the aggregate principal amount of voluntary prepayments, redemptions and repurchases and debt buybacks, payments utilizing the provision of Section 2.17 or Section 2.22 and other permanent reductions of Term Loans (including any Credit Agreement Refinancing Indebtedness or Refinancing Term Loans) (in each case, to be calculated based on the aggregate principal amount of debt purchased and/or retired in connection with such buyback), loans under any Revolving Facility (with a corresponding permanent commitment reduction), Incremental Equivalent Debt, other obligations secured on a pari passu or senior basis with any Revolving Facility and Term Loans, any Incremental Equivalent Debt, and other obligations secured on a pari passu, senior or junior basis with the Term Loans, except to the extent funded with long-term debt (other than revolving debt or intercompany debt or proceeds of the applicable Incremental Facility being incurred).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refund, refinancing, renewal or defeasance shall be disregarded.

“wholly owned subsidiary” means, with respect to any Person, a subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) at the time are owned by such Person or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party, the Administrative Agent and, in the case of any U.S. federal or non-U.S. withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., an “Alternative Currency Term Benchmark Loan,” “Term SOFR Loan” or an “RFR Loan”) or by Class and Type (e.g., an “Alternative Currency Term Benchmark Term Loan,” a “Term SOFR Term Loan” or an “RFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., an “Alternative Currency Term Benchmark Borrowing,” a “Term SOFR Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., an “Alternative Currency Term Benchmark Revolving Borrowing,” a “Term SOFR Revolving Borrowing” or an “RFR Revolving Borrowing”).

Section 1.03 Other Interpretive Provisions; Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) the words “maturity” and “final maturity” (or similar terms) means the stated final maturity of any Indebtedness and the acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof, (g) the word “knowledge” or “awareness” (or similar terms) means the actual knowledge of a natural Person and the “knowledge” of the Borrowers or any Restricted Party means the actual knowledge of the chief executive officer, chief financial officer, president, treasurer or any other officer supervising the financial or legal affairs of the applicable Person.

All references to “in the ordinary course of business” or “consistent with industry norms” means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrowers or any Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their respective Subsidiaries in the United States or any other jurisdiction in which the Restricted Parties or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrowers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable.

At the election of the Initial Borrower, all references to “Indebtedness” in any Loan Document shall include, as the context may require, commitments to provide such Indebtedness (excluding, for the avoidance of doubt, in calculating the Consolidated Total Net Debt); provided that, subject to Section 1.08(f) and without limiting the effect of Section 6.01 in any respect, any commitment documented under any commitment letter or other agreement and obtained in connection with, and the funding or effectiveness of which is conditioned upon the consummation of, any acquisition, Disposition, prepayment or repayment of any Indebtedness or any other transaction shall not constitute an incurrence of Indebtedness for purposes of this Agreement and the other Loan Documents unless and until such transaction is consummated and such commitment is established (and/or any loan under such commitment is funded) under any effective definitive documentation.

Any Responsible Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as any Responsible Officer on behalf of the applicable Loan Party and not in any individual capacity.

For all purposes hereof, references in this Agreement to any asset sale or other disposition permitted hereunder (or words of like import) shall be deemed to include any disposition that does not constitute an Asset Sale and, for the avoidance of doubt shall be deemed permitted pursuant to this Agreement.

Section 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein but subject to Section 1.08(b), for purposes of determining compliance with any test contained in this Agreement, the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

(c) Where reference is made to “the Restricted Parties on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrowers other than the Restricted Parties;

(d) In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Senior Secured Leverage Ratio, and the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

(e) Notwithstanding anything in this Agreement to the contrary, unless otherwise elected by the Initial Borrower, any provisions of, or change in, GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease under GAAP as in effect on December 31, 2018 (including FASB ASC Update No. 2016-02, Leases (Topic 842) (and, for the avoidance of doubt, IFRS 16, or any equivalent thereof)) shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05 Effectuation of Transactions. All references herein to the Borrowers and their respective subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrowers and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions occurring on or prior to the Effective Date, unless the context otherwise requires.

Section 1.06 Currency Translation; Rates.

(a) For purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Initial Borrower’s election in its sole discretion (and from time to time) at the applicable spot rate as of the last day of the relevant period for which such measurement is being made (as reasonably determined by the Initial Borrower), the weighted average of the rates for the relevant period for which such measurement is being made (as reasonably determined by the Initial Borrower), the currency exchange rates used in preparing the most recently delivered financial statements or management accounts for the relevant period or the currency transaction effects of any hedging arrangements permitted hereunder; provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, disposition, Restricted Payment or Restricted Debt Payment in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition, Restricted Payment or Restricted Debt Payment is made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06(a) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition, Restricted Payment or Restricted Debt Payment made at any time under such Sections; provided, that the determination of any Dollar Amount shall be made in accordance with Section 2.25. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Initial Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b) The interest rate on a Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. In certain circumstances set forth in Section 2.12(b) of this Agreement, Section 2.12(b) provides a mechanism for determining an alternate rate of interest. In addition, upon the occurrence of a Benchmark Transition Event, Section 2.12(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and the Administrative Agent shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 [Reserved].

Section 1.08 Limited Condition Transactions, Pro Forma Calculations and Other Calculations. Notwithstanding anything to the contrary in this Agreement or any Loan Document:

(a) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, Senior Secured Leverage Ratio, Total Leverage Ratio or the Interest Coverage Ratio;

(ii) determining compliance with representations, warranties, defaults or Events of Default; and

(iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Initial Borrower (the Initial Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable (the “LCT Test Date”) (provided that the Initial Borrower shall be required to make an LCT Election on or prior to the date on which the definitive agreements for such Limited Condition Transaction have been entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date (after giving effect to any increases or decrease in Indebtedness of, and any Specified Transactions consummated by, the Restricted Parties since such date), the Borrowers could have taken such action on the relevant LCT Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for the purposes of such Limited Condition Transaction. For the avoidance of doubt, if the Initial Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrowers or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, however, if any ratios improve or baskets increase as result of such fluctuations, such improved ratios or baskets may be utilized. If the Initial Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrowers, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction or any other Specified Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction or any other Specified Transaction is terminated or expires without consummation of such Limited Condition Transaction or any other Specified Transaction, any such ratios, representations, warranties, defaults, Events of Default or baskets shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction or any other Specified Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding anything to the contrary set forth in this Agreement, the Initial Borrower may elect to revoke an LCT Election on or prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, letter of intent, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction.

Notwithstanding the foregoing provisions of this Section 1.08(a) or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.18 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

(b) The First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08.

(c) For purposes of calculating the First Lien Leverage Ratio, Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Consolidated First Lien Debt, Consolidated Total Debt and/or Consolidated Interest Expenses and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first (1st) day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Restricted Party since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the First Lien Leverage Ratio, Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of synergies, cost savings, operating improvements, operating expense reductions, business optimization, revenue enhancements, revenue synergies, pricing initiatives, restructuring initiatives and other similar initiatives that are projected by the Initial Borrower in good faith to result from actions taken, committed to be taken or expected to be taken (in the good faith determination of the Initial Borrower) (calculated on a Pro Forma Basis as though such synergies, cost savings, operating improvements, operating expense reductions, business optimization, revenue enhancements, pricing initiatives, restructuring initiatives and other similar initiatives had been realized on the first (1st) day of such Test Period and as if such synergies, cost savings, operating improvements, operating expense reductions, business optimization, revenue enhancements, pricing initiatives, restructuring initiatives and other similar initiatives were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings and synergies, “Specified Transaction Adjustments”); provided that (i) other than in the case of the Transactions (including any actions of the type of the Specified Transactions that are taken prior to the Effective Date) the amounts added back pursuant to this clause (d) are expected by the Initial Borrower in good faith to result from actions taken, committed to be taken or planned to be taken (in the good faith determination of the Initial Borrower) within thirty-six (36) months after the end of the relevant period in which any change that is expected to result in such Specified Transaction Adjustment occurs and (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period.

(e) Without limiting the general application of Section 1.04(b), in the event that any Restricted Party incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Leverage Ratio, Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes and repayments under any revolving Indebtedness subject to “cash sweep” provisions), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Leverage Ratio, Senior Secured Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios (but, for the avoidance of doubt, except in the case of any interest coverage ratio or fixed charge coverage ratio (or similar ratio)) and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) whether at the time of or after the incurrence of such new Indebtedness, the Borrowers shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(f) (i) Notwithstanding anything in this Agreement or any Loan Document to the contrary (i) unless the Initial Borrower elects otherwise, if the Borrowers or any Restricted Parties in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action (including in connection with any basket reclassification) under or as permitted by a ratio-based basket (including, without limitation, any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any Total Leverage Ratio test and/or Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) and (B) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or any transaction utilizing any cash and Cash Equivalents or takes any other action under a non-ratio-based basket (including, without limitation, any basket with a fixed dollar amount or based on a percentage of Consolidated EBITDA, the Fixed Incremental Amount, the Voluntary Prepayment Incremental Amount and/or any Revolving Facility) (any such amounts, the “Fixed Amounts”) (which shall occur substantially concurrently, within five (5) Business Days of the events in clause (A) above or as part of a single transaction or series of related transactions), then the Fixed Amounts (including any utilization or any such cash and Cash Equivalents) shall be disregarded in the calculation of the financial test or ratio test applicable to such Incurrence-Based Amounts, (ii) in connection with the implementation or assumption of any revolving commitment (including any Revolving Credit Commitments) and/or any delayed draw commitment (including any Term Commitments to be funded on a delayed draw basis), the Initial Borrower may, in its sole discretion either (x) elect to treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption, in which case (A) the Restricted Parties shall not be required to comply with any financial ratio, test or basket availability in connection with any drawing thereunder after the date of the initial incurrence or assumption and (B) solely for purpose of testing basket availability in connection with such initial incurrence or assumption, the amount of such commitment (or portion thereof) shall be deemed to have been fully drawn or (y) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of testing basket availability to the extent of any actual drawing thereunder. It is understood and agreed that the Initial Borrower may, at any time in its sole discretion, elect to treat such revolving commitment and/or delayed draw commitment incurred in accordance with clause (y) of the immediately preceding sentence to be incurred in reliance of clause (x) of the immediately preceding sentence so long as on a Pro Forma Basis, such commitments (or the portion thereof) could be incurred in reliance on clause (x) at such time; and (iii) when calculating Consolidated Total Debt for purposes of testing whether any Indebtedness may be incurred in reliance on Incurrence-Based Amount to the proceeds of such then being for which (and to the extent) such ratio test is being determined may not be netted from Indebtedness for purposes of calculating the compliance with the applicable leverage ratio in determining capacity; provided, further, that (x) such cash proceeds may be netted for purposes of calculating such ratios if such cash proceeds are used to replace or replenish cash on a Restricted Party’s balance sheet that was previously used to finance an acquisition or other investment and (y) any such indebtedness incurred for the primary purpose of replacing or replenishing cash on any Restricted Party’s balance sheet that was previously used to finance an acquisition of which, as of the date of such determination, not more than twelve (12) months have lapsed since the last day of the fiscal quarter in which such acquisition was consummated shall be deemed to have been incurred in connection with an acquisition or other investment for the purpose of the foregoing. For example, if the Borrowers incur Indebtedness under the Fixed Incremental Amount on the same date that they incur Indebtedness under the Ratio Incremental Amount, then the First Lien Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Incremental Amount without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. Unless the Initial Borrower elects otherwise, each Incremental Facility shall be deemed incurred first under the Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. In addition, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Restricted Payments or any prepayments of Indebtedness (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Initial Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrowers subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

(g) For purposes of determining the permissibility of any action (or inaction), change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Interest Coverage Ratio, First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test and/or any Total Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (or inaction) (subject to Section 1.04(b) and this Section 1.08), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(h) With respect to any pro forma calculation that is required to be made in connection with any acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Initial Borrower are available, the Initial Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Initial Borrower may elect. Any calculation by the Initial Borrower may be based on the financial statements delivered pursuant to Section 5.01 whether or not such financial statements constitute the financial statements of the Borrowers and their Restricted Subsidiaries so long as the differences are immaterial.

(i) In the case of any Investment that has been made in reliance on any Numerical Permission, capacity under such Numerical Permission shall be increased by the amount of return of capital (including a dividend on common Equity Interests) on such prior Investment.

(j) Any metric set by reference to a financial year, calendar year, relevant period or similar period (“Annual Period”) shall to the extent unused, be automatically carried forward to any subsequent year. The Initial Borrower may elect that any metric set by reference to an Annual Period may be increased by an amount of up to an amount that is equal to the amount in the immediately following Annual Period so long as the amount for the immediately Annual Period shall be reduced by a corresponding amount to the extent such amount is utilized.

(k) The Initial Borrower may elect that any calculation of ratios for the purpose of determining whether the Total Leverage Ratio, the Senior Secured Leverage Ratio or the First Lien Leverage Ratio has increased or whether the Interest Coverage Ratio has decreased, in each case, after giving pro forma effect for the applicable transactions for which such determination is being made, the then-existing Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio or the Interest Coverage Ratio (as applicable) shall be determined assuming that any capacity available under any Numerical Permission had been utilized in full as of the date of such determination.

(l) With respect to any pro forma calculation that is required to be made in connection with any Permitted Acquisition or other Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of the Initial Borrower are available, the Initial Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Initial Borrower may elect. Any calculation by the Initial Borrower may be based on the financial statements delivered pursuant to Section 5.01 whether or not such financial statements constitute the financial statements of the Restricted Parties so long as the differences are immaterial (as determined by the Initial Borrower in good faith).

Section 1.09 Available Amount Transactions. If more than one (1) action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently but in no event may any two (2) or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

Section 1.10 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Revolving Loans, Other Revolving Loans, Incremental Term Loans, Other Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Initial Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in U.S. Dollars,” “in Canadian Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

Section 1.11 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.12 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day; provided, that for the purposes of calculating financial ratios and tests and determining compliance therewith, if payment is made on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto. To the extent this Agreement or any other Loan Document permits an Agent to grant an extension of time for the performance of any covenant, duty or obligation hereunder or thereunder, such grant of extension may, in the discretion of such Agent, be effective retroactively; provided, that any such grant of an extension after the deadline to perform such covenant, duty or obligation has lapsed shall be automatically deemed to be effective retroactively.

Section 1.13 Guarantors. From:

(a) the Effective Date until the date falling ninety (90) days (or, in the case of any Foreign Subsidiary, one-hundred and fifty (150) days) after (and excluding) the Effective Date; and

(b) the date of any Permitted Acquisition until the date falling ninety (90) days (or, in the case of any Foreign Subsidiary, one-hundred and fifty (150) days) after the date of such Permitted Acquisition,

(the end of each such period, the “Relevant Date”), any Restricted Party which the Initial Borrower intends will accede as a Guarantor on or prior to the Relevant Date (including, in the case of sub-paragraphs (a) and (b) above, each Material Subsidiary that is required to become a Guarantor by the Relevant Date and any newly formed special purpose entity created in connection with such Permitted Acquisition) shall, at the Initial Borrower’s option, be deemed to be a Guarantor for all purposes under this Agreement and each other Loan Document.

Section 1.14 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) such action shall be deemed to be permitted, in each case, if after giving effect to the preceding clauses (a) and (b), such action would otherwise be permitted under Section 6.03 and Section 6.05 hereunder. Any division of a limited liability company shall for all purposes under the Loan Documents constitute a separate Person hereunder and thereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.15 No Subordination or Postponement. Any references in this Agreement or any other Loan Document to Permitted Liens or any other Liens permitted under any Loan Document is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Liens or any other Lien permitted under any Loan Document.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) [Reserved].

(b) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan denominated in U.S. Dollars to the Borrowers on the Effective Date in a principal amount not exceeding its Initial Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans, Canadian Prime Rate Loans, Alternative Currency Term Benchmark Loans, Term SOFR Loans or RFR Loans as a Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings or Canadian Prime Rate Borrowings, as applicable, unless the applicable Borrower shall have given the notice required for a Term SOFR Borrowing or an Alternative Currency Term Benchmark Borrowing under Section 2.03. Revolving Loans denominated in (i) U.S. Dollars may be ABR Loans or Term SOFR Loans, (ii) Canadian Dollars may be Canadian Prime Rate Loans or Alternative Currency Term Benchmark Loans, (iii) any Alternative Currency (other than Canadian Dollars or Sterling) shall be Alternative Currency Term Benchmark Loans and (iv) Sterling shall be RFR Loans.

(c) At the commencement of each Interest Period for any Alternative Currency Term Benchmark Borrowing, Term SOFR Borrowing or RFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an Alternative Currency Term Benchmark Borrowing, Term SOFR Borrowing or RFR Borrowing that results from a continuation of an outstanding Alternative Currency Term Benchmark Borrowing, Term SOFR Borrowing or RFR Borrowing, as applicable, may be in an aggregate amount that is equal to such outstanding Borrowing. ABR Borrowings and Canadian Prime Rate Borrowings may be in any amount. Borrowings of more than one (1) Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Alternative Currency Term Benchmark Borrowings and Term SOFR Borrowings outstanding under a Facility at the same time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing under a Facility if the Interest Period requested with respect thereto would end after the Maturity Date for such Facility.

(e) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

Section 2.03 Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request in writing (1) (v) in the case of a Term SOFR Borrowing denominated in U.S. Dollars, not later than 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing, (w) in the case of Term CORRA borrowing denominated in Canadian Dollars, not later than 3:00 p.m., Toronto time, three (3) Business Days before the date of such Borrowing, (x) an Alternative Currency Term Benchmark Borrowing denominated in any Alternative Currency (other than Canadian Dollars), not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (y) in the case of an RFR Borrowing denominated in Sterling, not later than 9:00 a.m., London time, five (5) RFR Business Days before the date of the proposed Borrowing and (y) in the case of a Canadian Prime Rate Borrowing, not later than 12:00 p.m., New York City time, two (2) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the applicable Borrower. Each such Borrowing Request shall specify the following information:

(i) the Facility, Class and Type of Loans to be borrowed or to which existing Loans are to be converted;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, an RFR Borrowing, a Canadian Prime Rate Borrowing, a Term SOFR Borrowing or an Alternative Currency Term Benchmark Borrowing;

(v) in the case of an Alternative Currency Term Benchmark Borrowing or Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vii) in the case of a Revolving Borrowing, the currency in which such Borrowing is to be denominated.

If no election as to the Type of Borrowing is specified as to (i) any Borrowing denominated in U.S. Dollars or Canadian Dollars, then the requested Borrowing shall be an ABR Borrowing or a Canadian Prime Rate Borrowing, respectively, (ii) any Borrowing denominated in an Alternative Currency (other than Canadian Dollars or Sterling), then the requested Borrowing shall be an Alternative Currency Term Benchmark Borrowing or (iii) any Borrowing denominated in Sterling, then the requested Borrowing shall be an RFR Borrowing. If no Interest Period is specified with respect to any requested Alternative Currency Term Benchmark Borrowing or Term SOFR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have requested that the Borrowing be denominated in U.S. Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Facility and Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, a Borrowing Request with respect to the funding of any Term Loans on the Effective Date (i) may be made not later than noon, New York City time, one (1) Business Day prior to the Effective Date, (ii) may be conditioned upon the consummation of the Transactions on the Effective Date (and may be revoked if such condition is not satisfied) and (iii) shall not include any representation or statement as to the absence (or existence) of any default or event of default.

Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in U.S. Dollars or the applicable Alternative Currency by (i) noon, New York City time in the case of any Borrowing denominated in U.S. Dollars and (ii) 10:00 a.m., New York City time in the case of any Borrowing denominated in any Alternative Currency, in each case, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower designated by the applicable Borrower in the applicable Borrowing Request.

(b) Obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (and, with respect to any ABR Loan or Canadian Prime Rate Loan, time) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance on such assumption and in its sole discretion, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Initial Borrower, and the Borrowers agree to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing in accordance with Section 2.11. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Each Lender agrees, by becoming party to this Agreement, that if such Lender should become a non-funding Lender as contemplated by this Section 2.04(b) and the Administrative Agent recovers any such unfunded principal and interest from the Borrowers, the Borrowers shall have a claim against such non-funding Lender for all principal and interest paid to the Administrative Agent in respect of such non-funded Loan as well as for any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable laws) suffered by the Borrowers that are caused by such non-funding Lender’s failure to fund its Loan when due.

Section 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and (i) in the case of an Alternative Currency Term Benchmark Borrowing or a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03 and (ii) in the case of an RFR Borrowing, shall have an initial Interest Period of one (1) month. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of an Alternative Currency Term Benchmark Borrowing or a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05; provided that, notwithstanding anything to the contrary herein, no Loan may be converted into or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. The Initial Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the applicable Borrower shall notify the Administrative Agent of such election by telephone (or, at the option of the applicable Borrower, in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and confirmed promptly to the Administrative Agent by hand delivery, facsimile or other electronic transmission to the Administrative Agent in the form of a written Interest Election Request signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, an RFR Borrowing, a Term SOFR Borrowing or an Alternative Currency Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be an Alternative Currency Term Benchmark Borrowing or a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests an Alternative Currency Term Benchmark Borrowing or a Term SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.05, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to an Alternative Currency Term Benchmark Borrowing denominated in Canadian Dollars or a Term SOFR Borrowing denominated in U.S. Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing or an ABR Borrowing, respectively. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to an Alternative Currency Term Benchmark Borrowing denominated in any other Alternative Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternative Currency Term Benchmark Borrowing of one (1) month. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to an RFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an RFR Borrowing of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing, (x) with respect to Loans denominated in U.S. Dollars or Canadian Dollars, (i) no outstanding Borrowing under any Facility may be converted to or continued as a Term SOFR Borrowing or an Alternative Currency Term Benchmark Borrowing, as applicable and (ii) unless repaid, each Term SOFR Borrowing of Loans shall be converted to an ABR Borrowing (in the case of Loans denominated in U.S. Dollars) and each Alternative Currency Term Benchmark Borrowing of Loans shall be converted to a Canadian Prime Rate Borrowing (in case of Loans denominated in Canadian Dollars) at the end of the Interest Period applicable thereto or (y) with respect to a Revolving Loan denominated in an Alternative Currency (other than Canadian Dollars), (i) no outstanding Revolving Borrowing under any Revolving Facility may be converted to or continued as an Alternative Currency Term Benchmark Borrowing with an Interest Period of greater than one (1) month, and (ii) unless repaid, (A) each Alternative Currency Term Benchmark Borrowing of Revolving Loans shall be continued as an Alternative Currency Term Benchmark Borrowing with an Interest Period of one (1) month at the end of the Interest Period applicable thereto and (B) each RFR Borrowing of Revolving Loans denominated in Sterling shall be continued as an RFR Borrowing denominated in Sterling with an Interest Period of one (1) month at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Revolving Commitments. Upon the prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrowers shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Commitments of any Class, as determined by the applicable Borrower, in whole or in part; provided that:

(a) any such termination or reduction shall apply proportionately and permanently to reduce the Revolving Commitments of each of the Revolving Lenders of such Class, except that, notwithstanding the foregoing, the Borrowers may allocate any termination or reduction of Revolving Commitments among Classes of Revolving Commitments at its direction;

(b) any partial reduction pursuant to this Section 2.06 shall be in an aggregate amount of at least $1,000,000 or any whole multiple of $500,000 in excess thereof; and

(c) after giving effect to such termination or reduction and to any prepayments of Revolving Loans made on the date thereof in accordance with this Agreement, the aggregate Dollar Amount of the Revolving Lenders’ Revolving Exposure for such Class shall not exceed the Total Revolving Commitments for such Class.

Notwithstanding the foregoing, the applicable Borrower may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all of the applicable Revolving Facility, which refinancing is not consummated or is otherwise delayed. Unless previously terminated, all Revolving Commitments of a Class shall terminate on the Maturity Date applicable to such Class.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) Revolving Loans.

(i) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of each Revolving Loan on the Maturity Date.

(ii) If for any reason the aggregate Revolving Exposure under any Facility at any time exceeds the aggregate Revolving Commitments under that Facility (including after giving effect to any determination of the Dollar Amount of each Revolving Loan denominated in an Alternative Currency pursuant to Section 2.25), the Borrowers shall, within five (5) Business Days, prepay Revolving Loans under such Facility in an aggregate amount equal to such excess.

(b) Term Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (c) and (d) of this Section 2.07, the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.07 shall control.

(f) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrowers.

Section 2.08 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.08 and adjustments pursuant to Section 2.18(e) in connection with an Incremental Facility Amendment, the Borrowers shall repay to the Administrative Agent for the ratable account of the appropriate Lenders (i) on the last Business Day of each fiscal quarter (commencing with the third (3rd) full fiscal quarter ending after the Effective Date) an aggregate principal amount equal to 0.25% of the sum of the aggregate par principal amount of all Initial Term Loans outstanding on the Effective Date and (ii) on the Maturity Date for each Class of Term Loans, the aggregate par principal amount of all such Term Loans outstanding on such date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date applicable to such Term Loans, or, if such date is not a Business Day, on the next preceding Business Day.

(c) Any prepayment of a Borrowing of any Class of Term Loans (i) pursuant to Section 2.09(a) and any other prepayments, redemptions and repurchases and debt buybacks and payment utilizing the provision of Section 2.17, Section 2.19, Section 2.22 and/or Section 9.04 shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section 2.08 as directed by the Initial Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.09(b) or 2.09(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section 2.08, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, in direct order of maturity.

(d) Prior to any repayment of any Borrowings of any Class of Term Loans hereunder, the applicable Borrower shall select the Borrowing or Borrowings of the applicable Class of Term Loans to be repaid and shall notify the Administrative Agent in writing or by telephone (confirmed via hand delivery or facsimile or other electronic transmission) of such election not later than 3:00 p.m., New York City time, (x) in the case of Term SOFR Loans or Alternative Currency Term Benchmark Loans, three (3) Business Days before the scheduled date of such repayment and (y) in the case of ABR Loans, one (1) Business Day before the scheduled date of such repayment. Each repayment of a Borrowing of Term Loans shall be applied ratably to the Term Loans included in the repaid Borrowing. Repayments of Borrowings of Term Loans shall be accompanied by accrued interest on the amount repaid.

Section 2.09 Prepayment of Loans.

(a) (i)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.09; provided that (A) upon prior notice in accordance with paragraph (e) of this Section 2.09, the Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part without premium or penalty and (B) in the event that, on or prior to the six (6)-month anniversary of the Effective Date, the Borrowers (i) make any prepayment of Initial Term Loans in connection with any Repricing Transaction the primary purpose of which (in the good faith determination of the Initial Borrower) is to decrease the Effective Yield on such Initial Term Loans or (ii) effect any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which (in the good faith determination of the Initial Borrower) is to decrease the Effective Yield on such Initial Term Loans, the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective reduction in Effective Yield pursuant to such Repricing Transaction.

(ii) Notwithstanding anything in any Loan Document to the contrary, (A) the Borrowers may prepay (or repurchase) the outstanding Term Loans of any Lender on a non-pro rata basis at or below par with the consent of only such Lender and (B) the Borrowers may prepay (or repurchase) Term Loans of one or more Classes below par on a non-pro rata basis in accordance with the auction procedures set forth on Exhibit K or otherwise to the extent not prohibited in this Agreement; provided that, in each case, no Event of Default would result therefrom.

(b) Subject to the provisions of Section 6.05(b), in the event and on each occasion that any Net Proceeds are received by or on behalf of a Loan Party (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” any Restricted Party) in respect of any Prepayment Event, the Borrowers shall, within ten (10) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” within five (5) Business Days of such Prepayment Event), prepay Term Loans in an aggregate amount equal to the Disposition Percentage (or, in the case of a Prepayment Event described in clause (b) of the definition of “Prepayment Event,” 100%) of the amount of such Net Proceeds; provided that, notwithstanding anything to the contrary in this Agreement, any investment, reinvestment or prepayment made pursuant to Section 6.05(b) shall reduce the amount of Net Proceeds that are required to be prepaid pursuant to this clause (b) on a dollar-for-dollar basis.

(c) Following the end of each fiscal year of the Borrowers, commencing with the first (1st) full fiscal year ending after the Effective Date, the Borrowers shall prepay Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, at the Initial Borrower’s option, such amount shall be reduced on a dollar-for-dollar basis by (i) the aggregate amount of prepayments of (v) Loans made pursuant to Section 2.09(a), and to the extent purchased by a Purchasing Borrower Party, Sections 9.04(f) and 9.04(g) (provided that such reduction as a result of prepayments pursuant to clause (A) thereof shall be equal to the aggregate principal amount of debt purchased and/or retired in connection therewith), (w) other Consolidated First Lien Debt, (x) the amount of any Restricted Debt Payment, (y) the amount of any prepayment of any Indebtedness to the extent secured by assets not constituting Collateral and (z) the amount of any prepayment of unsecured Indebtedness of a Non-Loan Party Subsidiary (and, in the case of any prepayments of revolving loans and swingline loans made during such period, only to the extent there is an equivalent permanent reduction in commitments) and (ii) at the option of the Borrowers, without duplication and in lieu of any deductions from the definition of Excess Cash Flow, those amounts specified in clauses (b)(ii), (iii), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of the definition of Excess Cash Flow, in each case under the foregoing clauses (i) and (ii), made during the applicable Excess Cash Flow Period or following the end of such Excess Cash Flow Period but prior to the date the applicable prepayment under this Section 2.09(c) is otherwise required to be made (with the First Lien Leverage Ratio of the Initial Borrower for purposes of determining the applicable ECF Percentage, recalculated to give pro forma effect to any cash pay down or reductions made after year end and prior to the time such Excess Cash Flow payment is due); provided, that no prepayment shall be required pursuant to this Section 2.09(c) if the amount thereof would be less than the greater of $180.0 million and 25% of Consolidated EBITDA on a Pro Forma Basis as of the applicable date of determination, and in the case of any excess amount, the prepayment pursuant to this paragraph shall only be to the extent of such excess; provided, further, that to the extent that the sum of (x) all voluntary prepayments under clause (i) above and (y) the dollar-for-dollar deducts permitted under clause (ii) above exceeds the amount required to be made for the applicable Excess Cash Flow Period pursuant to this clause (c) (and, for the avoidance of doubt, after giving effect to the de minimis amount set forth in the preceding proviso and any deductions set forth in this Agreement, including the step-downs applicable to the ECF Percentage), such excess may be carried forward to any succeeding Excess Cash Flow Periods. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 (after giving effect to any grace periods applicable thereto) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Initial Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section 2.09. In the event of any mandatory prepayment of Term Loans made at a time when more than one (1) Class of Term Loans remain outstanding, the Initial Borrower shall select the Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between such Classes of Term Loans (and, to the extent provided in the Refinancing Amendment for any Class of Other Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (except for any mandatory prepayments with the Net Proceeds of Credit Agreement Refinancing Indebtedness for a particular Class and except to the extent that the Lenders of a particular Class have agreed to less than pro rata treatment); provided that any Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Loans, any Lender that holds Other Loans of such Class) may elect, by notice to the Administrative Agent in writing (via hand delivery, facsimile or electronic delivery) at least three (3) Business Days prior to the prepayment date, to decline the entirety of any prepayment of its Loans or Other Loans of any such Class pursuant to this Section 2.09 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section 2.09 or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined) and any amounts not required to be applied and/or declined by the Lenders may be retained by the Restricted Parties (such amounts, “Retained Declined Proceeds”). Optional prepayments of Borrowings shall be allocated among the Classes of Borrowings as directed by the Initial Borrower.

(e) The applicable Borrower shall notify the Administrative Agent (via hand delivery, facsimile or other electronic communication) of any prepayment hereunder by delivery of a Prepayment Notice (i) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment, (ii) in the case of prepayment of a Term SOFR Borrowing or an Alternative Currency Term Benchmark Borrowing, not later than 11:00 a.m. (New York City time in the case of Loans denominated in U.S. Dollars or Canadian Dollars, or London time in the case of any Borrowing denominated in any other Alternative Currency), three (3) Business Days before the date of prepayment and (iii) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m. (London time), five (5) RFR Business Days before the date of prepayment. Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a Prepayment Notice may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Initial Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any Prepayment Notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. At the Initial Borrower’s election in connection with any prepayment pursuant to this Section 2.09(e), such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(f) Notwithstanding any other provisions of Section 2.09(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the Borrowers or their respective Subsidiaries, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long as the applicable Requirement of Law will not permit repatriation to the Borrowers, and to the extent such repatriation of any of such affected Net Proceeds or Excess Cash Flow becomes permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable, and (B) to the extent that the Initial Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that the Borrowers shall use commercially reasonable efforts permitted by any local law to permit such repatriation without such material adverse tax consequences within the four hundred fifty (450)-day period described in the immediately succeeding clause; provided, further, that if within four hundred fifty (450) days after the day on which the Borrowers would otherwise be obligated to make a payment under Section 2.09(b) or (c), the Initial Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable.

(g) Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.09(b) (solely with respect to an Asset Sale Prepayment Event) or (c), any Restricted Party is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow on a pro rata (or less than pro rata) basis to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow may be utilized in subsequent fiscal years), and the amount of the prepayment, repurchase or repayment of the Other Applicable Indebtedness that would have otherwise been required pursuant to this Section 2.09 shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall be retained by the Restricted Parties and shall be treated as Retained Declined Proceeds.

Section 2.10 Fees.

(a) [Reserved].

(b) [Reserved].

(c) Subject to clause (d) below, all interest, in each case payable hereunder, shall accrue through and including, and be due and payable in arrears on, the last day of each calendar month of March, June, September and December and, as applicable, on the date on which the Revolving Commitments terminate (other than as set forth under the definition of “Interest Payment Date”). The Initial Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Initial Borrower, to charge all such amounts that are due and payable to the loan account of the Borrowers (provided that such amounts shall not be charged to any loan account until five (5) Business Days after the Administrative Agent has provided the applicable Borrower with an invoice for any such amount).

(d) The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and each applicable Agent).

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(f) Notwithstanding the foregoing, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.10.

Section 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Alternative Currency Term Benchmark Borrowing shall bear interest at the Alternative Currency Term Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (b), (h) or (i) of Section 7.01, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section 2.11; provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.11(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Alternative Currency Term Benchmark Loan or Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) interest on RFR Loans shall be paid as set forth in Section 2.11(g).

(e) All computations of interest for (i) ABR Loans (other than ABR Loans determined by reference to the Term SOFR Rate), Canadian Prime Rate Loans and RFR Loans (including RFR Loans determined by reference to the Daily Simple RFR) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed and (ii) Alternative Currency Term Benchmark Rate Loans denominated in Canadian Dollars shall be made on the basis of a year of three hundred sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid by any Loan Party hereunder or in connection herewith is to be calculated on the basis of a year of three hundred sixty (360), three hundred sixty-five (365) or three hundred sixty-six (366) days, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred sixty (360), three hundred sixty-five (365) or three hundred sixty-six (366), as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) The Loans comprising each RFR Borrowing shall bear interest at the Daily Simple RFR for the applicable Interest Period in effect for such Borrowing plus the Applicable Rate, and shall be payable in arrears on (i) each date that is on the numerically corresponding day in each calendar month that is one (1) month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date.

Section 2.12 Alternate Rate of Interest.

(a) If at least two (2) Business Days prior to the commencement of any Interest Period for an Alternative Currency Term Benchmark Borrowing, a Term SOFR Borrowing or an RFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Alternative Currency Term Benchmark Rate, the Daily Simple RFR or RFR, as applicable, for such Interest Period with respect to a Borrowing; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate, the Alternative Currency Term Benchmark Rate, the Daily Simple RFR or RFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”), then, in the case of clause (i) or (ii) above, the Administrative Agent shall give notice thereof (and, if requested by the applicable Borrower, reasonably acceptable evidence of such determination) to the applicable Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter.

Upon receipt of such notice and, until the Administrative Agent notifies the Initial Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Alternative Currency Term Benchmark Borrowing, a Term SOFR Borrowing or an RFR Borrowing shall be ineffective (to the extent of the affected Borrowing or Interest Period), (ii) all affected Borrowings denominated in U.S. Dollars shall be made as an ABR Borrowing (and the utilization of Term SOFR Rate component in determining the Alternate Base Rate shall be suspended) and all affected Borrowings denominated in Canadian Dollars shall be made as a Canadian Prime Rate Borrowing, (iii) all affected Borrowings denominated in Sterling shall bear interest at the Central Bank Rate for the applicable Alternative Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Initial Borrower’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the U.S. Dollars equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately, and (iv) all affected Borrowings denominated in an Alternative Currency (other than Canadian Dollars or Sterling) shall be made as Loans bearing interest at an alternative rate mutually acceptable to the Initial Borrower and the Revolving Lenders provided, however, that if the Initial Borrower and the applicable Revolving Lenders cannot agree within a reasonable time on an alternative rate for such Loans denominated in an Alternative Currency (other than Canadian Dollars or Sterling), the Initial Borrower may, at its discretion, either (i) prepay such Loans or (ii) convert such Loans to Canadian Dollar-denominated Loans or U.S. Dollar-denominated Loans; provided, however, that, in each case, the Initial Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b) Notwithstanding the foregoing, if the Administrative Agent or the Initial Borrower reasonably determines in good faith, with consent by the other not to be unreasonably withheld, that the circumstances described in clause (a)(i) of this Section 2.12 have arisen (other than with respect to the Term SOFR Rate or Term CORRA) (and such circumstances are unlikely to be temporary), then, in each case, reasonably promptly after such determination or receipt by the Administrative Agent of such notice, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Alternative Currency Term Benchmark Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that is either (i) generally accepted as the then-prevailing market convention for determining a rate of interest for syndicated leveraged loans of this type in the United States at such time, in which case, the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including, as necessary to reflect such then-prevailing market convention, (x) the making of appropriate adjustments to such alternate rate and this Agreement to preserve pricing in effect at the time of selection of such alternate rate (i.e., to minimize value transfer while maintaining the floating rate nature of the Loans) (but, for the avoidance of doubt, which would not reduce the Applicable Rate) and (y) other changes as are necessary to reflect the available interest periods for such alternate rate) (the “Market Convention Rate”) or (ii) if a Market Convention Rate is not available in the reasonable determination of the Administrative Agent and the Initial Borrower acting in good faith, an alternate rate, at the option of the Initial Borrower, either (x) established by the Administrative Agent and the Initial Borrower, so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof (the “Notice Period”), in which case, the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that such alternate rate shall not apply if the Administrative Agent has received a written objection within the Notice Period from the Required Lenders or the Required Revolving Lenders, as applicable or (y) selected by the Initial Borrower and the Required Lenders, in which case, the Required Lenders and the Initial Borrower shall, subject to five (5) Business Days’ prior written notice to the Administrative Agent, enter into an amendment to this Agreement to reflect such alternate rate of interest and make such other related changes to this Agreement as may be necessary to reflect such alternate rate (any such alternate rate so established in accordance with the foregoing provisions of this clause (b) (including any Market Convention Rate), the “Replacement Rate”); provided that if such Replacement Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement; provided, further, that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of Section 2.12(a).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after

5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Initial Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or Term CORRA) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent, in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period in respect of the Term SOFR Rate, the applicable Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(h) Upon the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period in respect of Term CORRA, the applicable Borrower may revoke any request for a Term CORRA Borrowing of, conversion to or continuation of Alternative Currency Term Benchmark Loans denominated in Canadian Dollars to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any request for a Term CORRA Borrowing into a request for a Borrowing of or conversion to a Canadian Prime Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Canadian Prime

Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Canadian Prime Rate. Furthermore, if any Alternative Currency Term Benchmark Loans denominated in Canadian Dollars is outstanding on the date of the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term CORRA, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any Alternative Currency Term Benchmark Loans denominated in Canadian Dollars shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan on such day.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Alternative Currency Term Benchmark Rate); or

(ii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii) subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered; provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.13(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities under which such Lender is a lender. Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, or branch profits Taxes or (D) with respect to any Lender, any such requests, rules, guidelines or directives enacted or promulgated before such Lender became a party hereto.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 delivered to the applicable Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 [Reserved].

Section 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional amounts payable under this Section 2.15) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made.

(b) Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Without duplication of amounts paid by the Loan Parties pursuant to Sections 2.15(a) or (b), the Loan Parties shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by, or required to be withheld from a payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender seeking indemnity pursuant to this Section 2.15(c) shall promptly notify the applicable Borrower of the imposition of the relevant Indemnified Taxes or Other Taxes. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the applicable Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the appliable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the foregoing:

(1) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) The Administrative Agent shall deliver to the applicable Borrower, on or prior to the date on which it becomes a party to this Agreement, either: (i) two (2) duly completed copies of IRS Form W-9, or (ii) two (2) duly completed copies of IRS Form W-8IMY, with the effect that the Borrowers may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

(iv) The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(v) Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.15(e).

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 2.15, the term “Requirements of Law” includes FATCA.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrowers shall make each payment required to be made by them under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.13 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. (New York City time in the case of payments denominated in U.S. Dollars or Canadian Dollars, or London time in the case of any payments denominated in an Alternative Currency (other than Canadian Dollars))), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term SOFR Loans and the Alternative Currency Term Benchmark Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. If any payment on an Alternative Currency Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two (2) sentences, interest thereon shall be payable at the then-applicable rate for the period of such extension. If any payment hereunder on any Term SOFR Loan or Term CORRA Loan shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. Except as otherwise expressly provided herein, (i) all payments in respect of (w) the Initial Term Loans or any other Loans denominated in U.S. Dollars, shall be made in U.S. Dollars and (y) Revolving Loans denominated in any Alternative Currency shall be made in the applicable Alternative Currency in which such Loans are denominated and (ii) otherwise, all other payments shall be made in U.S. Dollars, in each case of the foregoing clauses (i) and (ii), with such payments to be made to such account as may be specified by the Administrative Agent. If, for any reason, the Borrowers are prohibited by any Requirements of Law from making any required payment hereunder in an Alternative Currency, the applicable Borrower shall make such payment in U.S. Dollars in the Dollar Amount of the Alternative Currency payment amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due under any Facility, such funds shall be applied, (1) first, towards payment of interest and fees then due under such Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (2) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If, other than as expressly provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans that have consented to any such extension. The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation. Notwithstanding anything to the contrary in this Loan Document, the provisions of this Section 2.16 shall not be construed to apply to (A) the assignments and participations (including by means of an auction, open market purchases and/or privately negotiated purchases) described in Section 9.04 or (B) any Refinancing Indebtedness in accordance with Section 2.19.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 2.04(c), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.17 Mitigation Obligations; Replacement or Repayment of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15 or any event that gives rise to the operation of Section 2.21, then, following request by the applicable Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.21, (ii) the Borrowers are required to pay any additional amount to any Lender or to any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender declines a Loan Modification Offer or (v) any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, either (x) terminate the applicable Commitments of such Lender and repay all Secured Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the aggregate amount of the Revolving Exposure of any Class shall exceed the aggregate amount of the Revolving Commitments of such Class then in effect, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class in an amount necessary to eliminate such excess) or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Administrative Agent consents to such assignment to the extent required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld or delayed, (B) [reserved], (C) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (D) the Borrowers or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (E) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payment required to be made pursuant to Section 2.15 or a notice given under Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.18 Increased Loans and Commitments.

(a) Notice. At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrowers or any Loan Party (any such entity or entities, the “Incremental Borrower”), may, by notice from the Initial Borrower to the Administrative Agent (which the Administrative Agent shall promptly make available to each of the Lenders), request to effect (i) one or more increases in the Revolving Commitments of any Revolving Facility (each such increase, an “Incremental Revolving Increase”) or, solely to the extent set forth in Section 2.18(e) below, provide commitment under a new Revolving Facility (an “Incremental Revolving Facility”) and/or (ii) one or more increases in the aggregate amount of Term Loans (including in the form of delayed draw facilities) of any Class then outstanding or one or more additional tranches of term loans hereunder in the form of an additional tranche of term loans comprising a new Class hereunder (each such increase of term loans or additional tranche of term loans, an “Incremental Term Loan”).

(b) Conditions. The availability of an Incremental Facility under this Agreement will be subject only to the following condition: subject, for the avoidance of doubt, to Section 1.08, measured on the date of the initial borrowing under (or receipt of commitments with respect to) such Incremental Facility, no Event of Default shall have occurred and be continuing (except in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement, which shall be subject to no Specified Event of Default) or shall result therefrom.

(c) Terms. Each Incremental Facility Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the applicable Incremental Borrower and the Persons providing such Incremental Facility; provided:

(i) the maturity date of any Incremental Term Loans shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding Initial Term Loans) (provided that this clause (c)(i) shall not apply to any Maturity Exception Facility);

(ii) [reserved];

(iii) any such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans (other than any repayment of such Incremental Term Loans at maturity), or on a greater than pro rata repayment of such Incremental Term Loans to an earlier maturing tranche of Term Loans or with the proceeds of Credit Agreement Refinancing Indebtedness, in each case with respect to a mandatory prepayment;

(iv) (A) each Incremental Facility may be unsecured or secured by Collateral on an equal and ratable basis (or, subject to a Customary Intercreditor Agreement, on a junior lien basis) with the Secured Obligations and (B) no Incremental Facility shall be guaranteed by Restricted Parties other than the Guarantors;

(v) [reserved];

(vi) such Incremental Facility may be provided in any currency as mutually agreed among the Administrative Agent, the applicable Incremental Borrower and the applicable Additional Lenders;

(vii) at the time of incurrence, and after giving effect thereto, the aggregate par principal amount of the sum of (A) the aggregate outstanding principal amount of all Incremental Term Loans, Incremental Revolving Increases and Incremental Revolving Facilities and (B) the aggregate outstanding principal amount of Incremental Equivalent Debt incurred after the Effective Date shall not at the time of incurrence of any such Incremental Facility (which, in the case of any Incremental Revolving Increase or Incremental Revolving Facility, shall be the time of effectiveness of the commitments therefor) or Incremental Equivalent Debt (and after giving effect to such incurrence) exceed the amount which may be incurred within the Incremental Cap at such time after giving pro forma effect to such incurrence and use of proceeds thereof; and

(viii) each Incremental Facility shall be in a minimum principal amount of the Dollar Amount of $5,000,000 and integral multiples of the Dollar Amount of $1,000,000 in excess thereof (unless the applicable Incremental Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than the Dollar Amount of $5,000,000 if such amount represents all the remaining availability set forth above at the time of determination.

(d) Pricing. The pricing, interest rate, margins, currency types and denominations, discounts, premiums, rate floors and fees and original issue discount, maturity and amortization schedule for any Incremental Facility will be as determined by the applicable Borrower or the applicable Incremental Borrower and the Additional Lenders providing such Incremental Facility; provided in the event that, such Incremental Facility is funded, and only during the period commencing on the Effective Date and ending on the date which is six (6) months following the Effective Date, the cash interest rate margin for any cash pay broadly syndicated floating-rate term loan “B” Incremental Term Loan (other than any Excluded Term Loan) that is incurred in U.S. Dollars is greater than the cash interest rate margin for the Initial Term Loans (and for the avoidance of doubt, determined by reference to the then-applicable interest rate margins for SOFR loans) by more than 1.00% per annum, then the Applicable Rates for the Initial Term Loans shall be increased to the extent necessary so that the cash interest rate margin for the Initial Term Loans is equal to the cash interest rate margin for such Incremental Term Loan minus 1.00% per annum; provided that any increase in the cash interest rate margin of the Term Loans due to the increase in Term SOFR Rate or Alternate Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Term SOFR Rate or Alternate Base Rate floor applicable to such Term Loans; provided, further, that, notwithstanding anything herein to the contrary, the Required Term Lenders may waive this clause (d) at any time.

(e) Incremental Facility Amendments and Lenders.

(i) Commitments in respect of any Incremental Facility shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the applicable Incremental Borrower, such Additional Lender, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders or Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Initial Borrower or the applicable Incremental Borrower, in consultation with the Administrative Agent, to (x) effect the provisions of this Section 2.18 and/or (y) so long as such amendments are not, in the reasonable opinion of the Administrative Agent, materially adverse to the Lenders, maintain the “fungibility” (including for tax purposes) of any such Incremental Facility with any

Class of then-outstanding Loans hereunder. With respect to any Incremental Facility Amendment establishing an Incremental Revolving Facility, such amendment shall, without the consent of any other Lenders or Person, reflect the operational, administrative and agency requirements of the Administrative Agent relating to such Incremental Revolving Facility as mutually agreed between the Administrative Agent and the applicable Incremental Borrower. Without limiting the foregoing, an Incremental Facility Amendment may (A) extend or add “call protection” to any existing tranche of Term Loans, including amendments to Section 2.09(a) and/or (B) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.08(a) (provided, any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Facility Amendment), in the case of each of clause (A) and (B), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided, such amendments are not adverse to the existing Term Lenders (as determined in good faith by the Initial Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. The applicable Incremental Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(ii) Upon the effectiveness of each Incremental Facility pursuant to this Section 2.18, each Additional Lender shall extend revolving commitments or make additional term loans, as applicable, to the applicable Incremental Borrower in a principal amount equal to such Lender’s Commitments in respect of such Incremental Facility. Any such revolving commitments shall be “Revolving Commitments” for all purposes of this Agreement and the other Loan Documents, and any such term loans shall be “Term Loans” for all purposes of this Agreement and the other Loan Documents.

(iii) Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the applicable Incremental Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the applicable Incremental Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.18.

(f) Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments of a given Class pursuant to an Incremental Revolving Increase under this Section 2.18:

(i) [reserved]; and

(ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Increase be prepaid from the proceeds of Incremental Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid.

(g) First In Last Out Tranches. Any Incremental Revolving Facility (other than an Incremental Revolving Increase) may, at the Initial Borrower’s election, be in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts and advance rates, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate of any other Revolving Facility) among the Borrowers and the Additional Lenders providing the FILO Tranche, so long as:

(i) any loans and related obligations in respect of the FILO Tranche are not guaranteed by any Person other than the Guarantors and are not secured by any assets other than Collateral;

(ii) as between (A) the Revolving Loans (other than the FILO Tranche) and other Loan Document Obligations, the Secured Cash Management Obligations and the Secured Swap Obligations and (B) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral or application of funds under Section 7.02 shall be applied, first to obligations owing under, or with respect to, the Revolving Loans (other than the FILO Tranche) and other Loan Document Obligations, the Secured Cash Management Obligations and the Secured Swap Obligations, and second to the FILO Tranche;

(iii) the Borrowers may not prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Revolving Loans or commitments in respect thereof are outstanding;

(iv) no changes affecting the priority status of the Revolving Loans (other than the FILO Tranche) and other Loan Document Obligations, the Secured Cash Management Obligations and the Secured Swap Obligations vis-à -vis the FILO Tranche may be made without the consent of each of the Revolving Lenders (other than the Revolving Lenders under FILO Tranche);

(v) [reserved]; and

(vi) except as otherwise set forth in this Section 2.18(g), the terms of any such FILO Tranche shall be reasonably acceptable to the Administrative Agent.

(h) Conflicting Provisions. Notwithstanding anything to the contrary, this Section 2.18 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.19 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which will be deemed to include any then-outstanding Other Loans), in the form of Other Loans or Other Commitments, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans being so refinanced (and in the case of any Other Revolving Facility, the termination of the corresponding Revolving Commitments for such Revolving Loans being so refinanced). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is (i) not less than the Dollar Amount of $5,000,000 and (ii) an integral multiple of the Dollar Amount equivalent of $1,000,000 in excess thereof (unless the Borrowers and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.

(b) Notwithstanding anything to the contrary, this Section 2.19 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.20 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.09(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Initial Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan under the relevant Facility in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Initial Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under the relevant Facility; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure.

(i) If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(ii) After a determination pursuant to clause (i) above with respect to a Revolving Lender, on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

Section 2.21 Illegality. If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Alternative Currency Term Benchmark Rate (including Term CORRA), Term CORRA or Term SOFR Rate, or to determine or charge interest rates based upon the Alternative Currency Term Benchmark Rate, Term CORRA or Term SOFR Rate, then, on notice thereof by such Lender to the Initial Borrower through the Administrative Agent (i) any obligation of such Lender to make or continue Alternative Currency Term Benchmark Loans or Term SOFR Loans in the affected currency or currencies or to convert ABR Loans or Canadian Prime Rate Loans to Alternative Currency Term

Benchmark Loans or Term SOFR Loans in the affected currency or currencies shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans or Canadian Prime Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate (in the case of ABR Loans) or the Term CORRA component of the Canadian Prime Rate (in the case of Canadian Prime Rate Loans), the interest rate on such ABR Loans or Canadian Prime Rate Loans, as the case may be, of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate (in the case of ABR Loans) or the Term CORRA component of the Canadian Prime Rate (in the case of Canadian Prime Rate Loans) until such Lender notifies the Administrative Agent and the Initial Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable and such Loans are denominated in U.S. Dollars or Canadian Dollars, convert all Term SOFR Loans denominated in U.S. Dollars or Alternative Currency Term Benchmark Loans denominated in Canadian Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate) or to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term CORRA component of the Canadian Prime Rate), respectively, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Benchmark Loans, or (II) if applicable and such Loans are denominated in an Alternative Currency (other than Canadian Dollars), to the extent the Borrowers and the applicable Revolving Lenders agree, convert such Loans to either (x) Loans bearing interest at an alternative rate mutually acceptable to the Borrowers and all of the applicable Revolving Lenders or (y) Loans denominated in U.S. Dollars or Canadian Dollars, in each case, either on the last day of the Interest Period therefor, if such Revolving Lender may lawfully continue to maintain such Alternative Currency Term Benchmark Loans to such day, or immediately, if such Revolving Lender may not lawfully continue to maintain such Alternative Currency Term Benchmark Loans; provided, however, that if the Initial Borrower and the applicable Lender cannot agree within a reasonable time on an alternative rate for such Loans denominated in such Alternative Currency (and the Initial Borrower has not elected to convert such Loans pursuant to clause (y) above), the Borrowers may, at their discretion, either (i) prepay such Loans or (ii) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by such Revolving Lender as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Rate unless the maintenance of such Loans outstanding on such basis would not stop the conditions described in the first sentence of this Section 2.21 from existing (in which case the Borrowers shall be required to prepay such Loans), and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate or the Canadian Prime Rate, as the case may be, applicable to such Lender without reference to the Term SOFR Rate (in the case of Alternate Base Rate) or Term CORRA (in the case of the Canadian Prime Rate) component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate or Term CORRA, as the case may be. Each Lender agrees to notify the Administrative Agent and the Initial Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Alternative Currency Term Benchmark Rate, Term CORRA or Term SOFR Rate, as the case may be. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.22 Loan Modification Offers.

(a) At any time after the Effective Date, the Initial Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. The effectiveness of any Permitted Amendment shall not be conditioned on the absence of any defaults, compliance with any financial measures or any “most favored nation” pricing requirements, unless otherwise agreed to by the Borrowers in the applicable Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrowers, each applicable Accepting Lender and the Administrative Agent on the conditions agreed by the Initial Borrower and the Accepting Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Initial Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder and which may include mechanics to permit cashless rollovers, reallocations and exchanges by the Lenders.

(c) If, in connection with any proposed Loan Modification Offer, any Lender of an Affected Class declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”), then the Initial Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to (i) in the case of any Class of Term Loans, one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) in the case of any Class of Revolving Commitments, to one or more Persons approved (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time, in which case no such approval shall be required) by the Administrative Agent (such approval in each case not to be unreasonably withheld or delayed); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender; provided, further, that (A) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (B) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.22(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (C) unless waived, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.22 shall supersede (i) any provisions in Section 2.16 or Section 9.02 to the contrary and (ii) the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement.

Section 2.23 [Reserved].

Section 2.24 [Reserved].

Section 2.25 Dollar Amount. The Administrative Agent shall determine the Dollar Amount of each Revolving Loan denominated in an Alternative Currency (a) as of the first (1st) day of each Interest Period applicable thereto and (b) as of the end of each fiscal quarter of the Borrowers, and shall promptly notify the Initial Borrower and the Revolving Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Spot Rate (i) on the date of the related Borrowing Request for purposes of the initial such determination for any Revolving Loan and (ii) on the fourth (4th) Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

Section 2.26 Initial Borrower.

(a) The Borrowers hereby irrevocably appoint and designate the Initial Borrower as their representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Borrowings, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender.

(b) Each other Loan Party hereby irrevocably appoints and designates Initial Borrower as its agent and attorney-in-fact to receive statements on its account and all other notices from the Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Initial Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(d) The Initial Borrower hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

Section 2.27 Designation of Additional Borrowers.

(a) The Initial Borrower may, upon ten (10) Business Days’ prior written notice to the Administrative Agent (or such shorter period as reasonably agreed by the Administrative Agent), cause any wholly owned Restricted Subsidiary organized in a Qualified Jurisdiction on or after the Effective Date by written election to the Administrative Agent to become a borrower (each such Loan Party, an “Additional Borrower”) under each or any of the Facilities hereunder on a joint and several basis (such date, the “Additional Borrower Effective Date”) and shall deliver to the Administrative Agent:

(i) no later than three (3) Business Days prior to the Additional Borrower Effective Date, all documentation and other information about the Additional Borrower as has been reasonably requested in writing at least ten (10) Business Days prior to the Additional Borrower Effective Date by the Administrative Agent and the Lenders pursuant to Requirements of Law under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act or any other applicable AML Laws, including, if the Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation a Beneficial Ownership Certification;

(ii) (A) solely to the extent such Additional Borrower is not already a Loan Party, all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower pursuant to Section 5.11 or by the Security Documents and (B) taking into account customary local law requirements, such Additional Borrower shall deliver opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 and 4.02 if reasonably requested; and

(iii) a customary joinder agreement whereby the Additional Borrower becomes party hereto.

(b) After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent and the Initial Borrower) to give effect to the appointment of such Additional Borrowers, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder and the designation of the Borrowers for notices and other administrative purposes hereunder; provided that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.27(a) have been met.

(c) Upon the later of execution and delivery of a joinder to this Agreement by an Additional Borrower and the countersignature of the Administrative Agent thereto (which countersignature shall constitute an agreement that the requirements of Section 2.27 (a) have been satisfied), each Additional Borrower agrees that it is jointly and severally liable for the obligations of each other Borrower hereunder with respect to any Class of Loans on an individual tranche basis, including with respect to the payment of principal of and interest on all Loans on an individual tranche basis and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations.

Section 2.28 Resignation of Borrowers. At any time and from time to time, any Borrower may elect, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), to terminate its ability to request Borrowings hereunder and to cease to be a Borrower hereunder upon the occurrence of, and such resignation shall be effective upon, all of the following or such earlier time as agreed to by the Administrative Agent (in its sole discretion) and consented to by the Initial Borrower:

(a) such resigning Borrower shall have paid in full in cash all of its direct Obligations under each applicable Facility, unless after such resignation, any other Borrower remains to be liable with respect to the Obligations under such applicable Facility; and

(b) such resigning Borrower shall have delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent; provided that such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with the Guarantee to which it is a party and the other provisions and undertakings hereunder related thereto; provided, further, that, notwithstanding anything to the contrary herein, to the extent the Initial Borrower resigns in accordance with this Section 2.28, (i) the Initial Borrower shall have executed a supplement to the Guarantee Agreement, in the form specified therein, in its capacity as a Guarantor and (ii) the Initial Borrower shall remain a Guarantor at all times during the term of the Facilities.

Section 2.29 Joint and Several Liability of the Initial Borrower and Each Co-Borrower. To the fullest extent permitted by law, the Initial Borrower and each Additional Borrower shall be jointly and severally liable for the obligations of each other under this Agreement and the other Loan Documents. Such liabilities shall be absolute, unconditional and irrevocable, without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (b) any defense, setoff or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 2.29, in bankruptcy or in any other instance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Lenders (a) as of the Effective Date (after giving effect to the Transactions that took place on the Effective Date) that the Specified Representations are true and correct in all material respects (provided that any Specified Representations that are qualified by materiality or Material Adverse Effect, are true and correct in all respects on and as of the Effective Date) and (b) on each date required under Section 4.02 after the Effective Date that:

Section 3.01 Organization; Powers. The Borrowers and each Restricted Subsidiary is:

(a) duly organized, registered, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization;

(b) has the corporate, exempted limited partnership or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party; and

(c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required;

except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to the Borrowers and any other Loan Party in the case of the execution and delivery of any Loan Document to which it is a party) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. This Agreement and each other Loan Document has been duly authorized, executed and delivered by each Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental and Third-Party Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents:

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents;

(b) will not violate (i) the Organizational Documents of the Borrowers or any other Loan Party or (ii) any Requirements of Law applicable to the Borrowers or any other Loan Party or any of its Restricted Subsidiaries;

(c) will not violate or result in a default under any indenture or other agreement or instrument evidencing debt for borrowed money binding upon the Borrowers or any other Loan Party or any of its Restricted Subsidiaries or their respective assets, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder; and

(d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any other Loan Party or any of its Restricted Subsidiaries constituting Collateral, except Liens created under the Loan Documents or otherwise permitted under Section 6.02;

except (in the case of clauses (a), (b) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) [Reserved].

(b) Since the Effective Date, there has been no Material Adverse Effect.

Section 3.05 Properties. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Borrowers and each Restricted Party has good title to, or valid leasehold or subleasehold, as applicable, interests in, all its real and personal property material to its business, (a) free and clear of all Liens except for Liens permitted by Section 6.02 and (b) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Initial Borrower or any other Loan Party, threatened in writing against or affecting the Initial Borrower or any other Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Initial Borrower or any of its respective Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws. Each of the Borrowers and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. No Loan Party organized under the laws of a jurisdiction in the United States of America, any State thereof or the District of Columbia is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrowers and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid, except any Taxes (i) that are not overdue by more than thirty (30) days or (ii) that are being contested in good faith by appropriate proceedings; provided that the applicable Borrower or the applicable Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) no ERISA Event has occurred during the five (5)-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

Section 3.11 Disclosure. As of the Effective Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Initial Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender on or prior to the Effective Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document on or prior to the Effective Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Effective Date); it being understood that for purposes of this Section 3.11, such written information and written data shall not include assumptions, projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

Section 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of each Subsidiary of the Initial Borrower (other than any Immaterial Subsidiary that is acquired on or prior to the date that is five (5) Business Days before the Effective Date) and the registered ownership interest therein.

Section 3.13 Intellectual Property; Licenses, etc. Each of the Borrowers and each Restricted Subsidiary owns, licenses or possesses the right to use all of the Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent the failure to own, license, or possess such rights and to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrowers or any other Restricted Party do not, in the operation of their businesses as currently conducted, infringe upon, misuse, dilute, misappropriate or otherwise violate any Intellectual Property rights held by any Person except for such infringements, misuses, dilutions, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Borrowers or any of the Restricted Subsidiaries is pending or, to the knowledge of any Responsible Officer of the Initial Borrower, threatened in writing against the Borrowers or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14 Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Initial Borrower and its subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

Section 3.15 Federal Reserve Regulations. None of the Borrowers or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely in accordance with Section 5.10.

Section 3.17 USA PATRIOT Act, OFAC and FCPA.

(a) The Borrowers will not, directly or knowingly indirectly, use the proceeds of the Loans and Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person for the purpose of funding (i) any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is the subject of comprehensive Sanctions (including Cuba, Iran, North Korea, the Crimea region, the non-government controlled portions of the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic of Ukraine, and the so-called Luhansk People’s Republic of Ukraine (each, a “Sanctioned Country”)), except to the extent permitted for a Person required to comply with Sanctions or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) The Borrowers will not directly or knowingly indirectly use the proceeds of the Loans and any Letters of Credit for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-corruption laws.

(c) None of the Borrowers or any Restricted Subsidiary, or, to the knowledge of the Initial Borrower, any director, officer, employee or agent of the Borrowers is, or is 50% or more owned or otherwise controlled by, an individual or entity that is: (i) currently on the list of Specifically Designated Nationals and Blocked Persons administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or who are the target of Sanctions or (ii) located, organized or resident in a Sanctioned Country.

Section 3.18 Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings or recordings and other actions contemplated to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Pledged Collateral (as defined in any Collateral Agreement) required to be delivered pursuant to the applicable Security Documents and the filing of UCC filing statements), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Loan Parties in the Collateral described therein.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions were satisfied (or waived in accordance with Section 9.02) except as otherwise agreed by the Initial Borrower and the Lead Arrangers:

(a) The Administrative Agent (or its counsel) shall have received each of the following, which shall be originals, facsimiles or copies in .pdf or other electronic format:

(i) a counterpart of this Agreement (or other written evidence reasonably satisfactory to the Administrative Agent) duly executed by the Borrowers and each Lender;

(ii) a counterpart of the Guarantee Agreement and the Collateral Agreement, in each case together with certificates, if any, representing the secured equity of the Initial Borrower’s Subsidiaries and constituting Collateral, in each case, accompanied by undated stock powers executed in blank or undated signed partnership interest transfers and instruments evidencing the pledged debt (if any) indorsed in blank; provided that delivery of such pledged equity after the use of the Borrowers commercially reasonable efforts to provide such pledged equity shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as Administrative Agent may reasonably agree);

(iii) a counterpart of the ABL Intercreditor Agreement executed by the Borrowers and the other Loan Parties;

(iv) a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York counsel for the Loan Parties;

(v) a certificate from a Responsible Officer of the Initial Borrower certifying that the Initial Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent;

(vi) a Borrowing Request as required by Section 2.03;

(vii) a certificate of the Initial Borrower and each other Loan Party, dated the Effective Date, executed by any Responsible Officer, and including or attaching and certifying that the documents referred to in paragraph (viii) of this Section, in each case, are correct, complete and in full force and effect and has not been amended, rescinded or superseded as of the date of such certificate; and

(viii) a copy of (A) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (C) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (D) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, registration, organization or formation.

(b) The Administrative Agent shall have received all fees, expense reimbursement and other amounts previously agreed in writing by the Lead Arrangers and the Initial Borrower to be due and payable on or prior to the Effective Date (in the case of reimbursement of reasonable out of pocket expenses and legal fees solely to the extent invoiced in reasonable detail at least three (3) Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Initial Borrower) and required to be paid on the Effective Date (which amounts may be offset against the Borrowings).

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) (i) The Administrative Agent and the Lead Arrangers will have received, at least two (2) Business Days prior to the Effective Date, all documentation and other information about the Restricted Parties required by applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act, in each case that has been requested in writing at least ten (10) Business Days prior to the Effective Date and (ii) if the Initial Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Initial Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification (which request is made through the Administrative Agent) will have received, at least two (2) Business Days prior to the Effective Date, a single certification in the form of the Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association (a “Beneficial Ownership Certification”) in relation to the Initial Borrower.

(i) The Initial Borrower shall have delivered to the Administrative Agent a certificate dated as of the Effective Date, to the effect set forth in Sections 4.01(j) and (k).

(j) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(k) At the time of and immediately after giving effect to the Borrowing on the Effective Date, no Event of Default or Default shall have occurred and be continuing.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02 Each Credit Event after the Effective Date. Subject to Section 1.08, the obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing after the Effective Date is subject to the satisfaction (or waiver) of only the following conditions (in each case, except as otherwise set forth in Section 2.18 or Section 2.22):

(a) The Initial Borrower shall have delivered, in the case of a Revolving Borrowing, a Borrowing Request to the Administrative Agent as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing after the Effective Date shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) (in each case, except as otherwise set forth in Section 2.18 and Section 2.22); provided that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, the Borrowers covenant and agree with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Initial Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a) on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is one hundred fifty (150) days after the end of each fiscal year), commencing with the first fiscal year ended after the Effective Date, an audited consolidated balance sheet and audited consolidated statements of operations, members’ equity and cash flows of the Initial Borrower as of the end of and for such fiscal year, and related notes thereto, and, commencing with the first full fiscal year ending after the Effective Date, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Initial Borrower’s public accountant as of the Effective Date or any other independent public accountants of recognized national standing or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception (other than any qualification, exception or explanatory paragraph that is with respect to, or resulting from, (A) any maturity or an upcoming maturity date of any Indebtedness, (B) activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, (C) any anticipated or actual inability to satisfy a financial maintenance covenant in the document governing any Indebtedness on a future date or in a future period or (D) changes in accounting principles or practices required or approved by an independent accounting firm), other than an emphasis of matter paragraph, a “going concern” explanatory paragraph or like statement) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Initial Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP, which for the first fiscal year ending after the Effective Date, at the election of the Initial Borrower, may be on a predecessor/successor basis and/or be limited to the period from the Effective Date to the last day of such fiscal year and/or limited to a carve-out audit;

(b) commencing with the financial statements for the first full fiscal quarter ending after the Effective Date, on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three (3) fiscal quarters of each fiscal year of the Initial Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is seventy-five (75) days after the first three (3) fiscal quarters (not including any fiscal quarter-end date coinciding with a fiscal year-end date) of each fiscal year of the Initial Borrower) an unaudited consolidated balance sheet and unaudited consolidated statements of income, members’ equity and cash flows of the Initial Borrower as of the end of and for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (in each case other than comparisons to financial statements in prior periods ended prior to the fifth full fiscal quarter after the Effective Date (or, in the case of any Subsidiaries acquired after the Effective Date, the fifth full fiscal quarter following the date of consummation of such acquisition)), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Initial Borrower and the Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP subject to normal year-end adjustments and the absence of footnotes and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Acquisition or other Investment permitted under this Agreement;

(c) to the extent reasonably requested by the Administrative Agent, simultaneously with the delivery of each set of consolidated financial statements referred to in paragraphs (a) and (b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five (5) Business Days after any financial statements under paragraph (a) or (b) above, as applicable, are required to be delivered, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the first full fiscal year of the Initial Borrower ending after the Effective Date, the Excess Cash Flow for such fiscal year;

(e) [reserved];

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrowers or any Subsidiary with the SEC or with any national securities exchange; and

(g) reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Restricted Party as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrowers and their Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Initial Borrower (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of the Initial Borrower (or any direct or indirect parent of the Initial Borrower); provided that to the extent such information relates to a parent of the Initial Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrowers and their Subsidiaries on a standalone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under paragraph (a) of this Section 5.01, such materials are accompanied by a report and opinion of the Initial Borrower’s accounting firm as of the Effective Date or any other independent registered public accounting firm of nationally recognized standing or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception (other than any qualification, exception or explanatory paragraph that is with respect to, or resulting from, (A) any maturity or an upcoming maturity date of any Indebtedness, (B) activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, (C) any anticipated or actual inability to satisfy a financial maintenance covenant in the document governing any Indebtedness on a future date or in a future period or (D) changes in accounting principles or practices required or approved by an independent accounting firm), other than an emphasis of matter paragraph, a “going concern” explanatory paragraph or like statement) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrowers and their Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP.

Documents required to be delivered pursuant to paragraphs (a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrowers post such documents, or provides a link thereto, on the Borrowers’ website on the Internet or (B) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Initial Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Initial Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first (1st) page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrowers’ failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Other than as set forth in the immediately preceding sentence, the Borrowers shall be under no obligation to mark any Company Materials “PUBLIC”; provided that any financial statements delivered pursuant to Section 5.01(a) or (b) will be deemed “PUBLIC.”

Notwithstanding anything in this Agreement (including Section 5.02, Section 5.03 and Section 5.19), no Restricted Party shall be required to disclose or permit inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. Notwithstanding anything in this Agreement to the contrary, the aforementioned deadlines in this Section 5.01, Section 5.02 and in Section 5.03 shall be extended by (30) days with respect to any deliverable due on or with respect to any fiscal year (or, in the case of quarterly financials, fiscal quarter), in which any Restricted Party has consummated a Permitted Acquisition or disposition that individually has a value in excess of 10% of Consolidated EBITDA for the most recently ended Test Period or with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

No financial statement required to be delivered pursuant to this Section 5.1 shall be required to include any acquisition accounting adjustment relating to the Transactions or any Permitted Acquisition or Investment to the extent it is not practicable to include any such adjustment in such financial statement (as determined by the Initial Borrower in good faith).

Section 5.02 Notices of Material Events.

Promptly after any Responsible Officer of the Initial Borrower obtains actual knowledge thereof, the Initial Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default; and

(b) (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Initial Borrower, affecting the Borrowers or any of their respective Subsidiaries or (ii) the occurrence of an ERISA Event, in the cases of clauses (i) and (ii), individually or when combined with other such events, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Initial Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) The Initial Borrower will furnish to Administrative Agent promptly (and in any event within sixty (60) days following or such longer period as reasonably agreed to by Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b) Not later than five (5) days after delivery of financial statements pursuant to Section 5.01(a) (or such later date as agreed by the Administrative Agent in its reasonable discretion), the Initial Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Initial Borrower (i) setting forth the information required pursuant to Schedules I through IV of each Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 or 5.11 have been given.

Section 5.04 Existence; Conduct of Business. The Borrowers will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property, in each case, that is material to the conduct of its business, in each case (other than the preservation of the existence of the Borrowers) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any disposition permitted by Section 6.05.

Section 5.05 Payment of Taxes, etc. The Borrowers will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. The Borrowers will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Insurance. The Borrowers (a) will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Initial Borrower believes (in the good faith judgment of the management of the Initial Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Initial Borrower believes (in the good faith judgment of management of the Initial Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Initial Borrower believes (in the good faith judgment of the management of the Initial Borrower) are reasonable and prudent in light of the size and nature of its business and (b) will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Commencing no later than ninety (90) days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), each such policy of insurance with respect to assets located in the United States which are maintained by a Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names the Administrative Agent on behalf of the Lenders, as the loss payee/mortgagee thereunder.

Section 5.08 Books and Records; Inspection and Audit Rights. The Borrowers will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrowers or the Restricted Subsidiaries, as the case may be. The Borrowers will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Required Lenders may exercise visitation and inspection rights of the Administrative Agent and the Required Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrowers; provided, further, that (a) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Required Lenders shall give the Initial Borrower the opportunity to participate in any discussions with the Initial Borrower’s independent public accountants.

Notwithstanding anything to the contrary therein, nothing in any Loan Document (including in Sections 5.01, 5.02 and 5.08 of this Agreement) shall require the Borrowers or any of their Subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements.

Section 5.09 Compliance with Laws. The Borrowers will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property (including, without limitation, ERISA and applicable Environmental Laws as well as the USA PATRIOT Act, the FCPA, or any other applicable anti-corruption laws and applicable Sanctions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.09 only, a material violation of the USA PATRIOT Act, the FCPA, or any other applicable anti-corruption laws or applicable Sanctions will be deemed to result in a Material Adverse Effect.

Section 5.10 Use of Proceeds. The Borrowers and the other Restricted Parties will use the proceeds of:

(a) the Initial Term Loans made on the Effective Date, directly or indirectly, (a) to consummate the Transactions and to fund any OID or upfront fees required to be funded on the Effective Date under the Fee Letter, (b) to pay the Transaction Expenses and (c) with any excess amounts available for general corporate purposes (including for capital expenditures, working capital and/or purchase price adjustments, transactions fees and expenses, Permitted Acquisitions and other Investments, Restricted Payments and any other purposes not prohibited by the terms of the Loan Documents);

(b) [reserved];

(c) [reserved];

(d) any Incremental Loan for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including for capital expenditures, Permitted Acquisitions, Permitted Investments, Restricted Payments and any other transactions not prohibited by the Loan Documents); and

(e) any Credit Agreement Refinancing Indebtedness, applied among the Loans and any Incremental Loans in accordance with the terms of this Agreement.

Section 5.11 Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, (a) the Initial Borrower will, within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or, in the case of any Restricted Subsidiary ceasing to be an Excluded Subsidiary, the date on which the Initial Borrower is aware that such Restricted Subsidiary has ceased to be an Excluded Subsidiary (in each case, unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, the assets of such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within ninety (90) days of the date of formation or acquisition or, in the case of any Restricted Subsidiary ceasing to be an Excluded Subsidiary, the date on which the Initial Borrower is aware that such Restricted Subsidiary has ceased to be an Excluded Subsidiary (or such longer period as the Administrative Agent shall reasonably agree) after such notice.

Section 5.12 Further Assurances.

(a) The Initial Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any property or assets are acquired by the Borrowers or any other Loan Party or is held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Initial Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

Section 5.13 Ratings. The Initial Borrower will use commercially reasonable efforts to cause (a) the Borrowers to continuously have a public corporate credit rating from each of S&P and Moody’s (but not to maintain a specific rating) and (b) the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating).

Section 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrowers and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.14, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date or, following the Effective Date, prior to the date by which such action is required to be taken by Schedule 5.14, the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Schedule 5.14 (and Schedule 5.14) and (y) all representations and warranties relating to the assets set forth on Schedule 5.14 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Schedule 5.14 (and Schedule 5.14) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Section 5.15 [Reserved].

Section 5.16 Change in Business. The Restricted Parties, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.

Section 5.17 End of Fiscal Years. The Initial Borrower will cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that (x) this Section 5.17 shall not apply with respect to any Excluded Subsidiary and (y) the Initial Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Initial Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations).

Section 5.18 Limitation on Transactions with Affiliates.

(a) The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrowers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration individually in excess of the greater of (x) $144.0 million and (y) 20% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the applicable Restricted Party than those that would have been obtained in a comparable transaction by such Restricted Party with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Initial Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Restricted Party from a financial point of view and when such transaction is taken in its entirety (and any determination based on a report delivered by a reputable valuation, investment banking, accounting or financial advisory firm based on a good faith market term check shall be conclusive).

(b) The provisions of Section 5.18(a) hereof shall not apply to the following:

(1) (a) transactions between or among the Borrowers and any Restricted Party or between or among Restricted Parties or, in any case, any entity that becomes a Restricted Party as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrowers with or into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of any Restricted Party and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement;

(2) Restricted Payments permitted by Section 6.08 hereof and the definition of “Permitted Investments”;

(3) (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and related expenses (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) to the Investors pursuant to the management and monitoring agreement (or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower), to the Borrowers when taken as a whole, as compared to the management and monitoring agreement as in effect immediately prior to such amendment or replacement), (b) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, each case approved by, or pursuant to arrangements approved by, the Board of Directors of the Initial Borrower; and (c) payments by any Restricted Party to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity or any Restricted Party;

(5) transactions in which any Restricted Party, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrowers or the relevant Restricted Subsidiary of the Borrowers from a financial point of view or stating that the terms are not materially less favorable, taken as a whole, to the applicable Restricted Party than those that would have reasonably been obtained in a comparable transaction by the applicable Restricted Party with an unrelated Person on an arm’s- length basis;

(6) any agreement or arrangement as in effect as of the Effective Date (other than any agreement or arrangement of the type described in Section 5.18(b)(3) hereof), or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the judgment of the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower) to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date);

(7) (a) the existence of, or the performance by any Restricted Party of its obligations under the terms of any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Effective Date or entered into in connection with the Transactions and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by any Restricted Party (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this Section 5.18(b)(7)(a) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the judgment of the Board of Directors or the senior management of the Initial Borrower (or any Parent Entity of the Initial Borrower) to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date or entered into in connection with the Transactions and (b) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Borrowers or any Parent Entity thereof pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case, in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to the Restricted Parties, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of the Board of Directors of the Initial Borrower or the senior management thereof;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrowers and the granting and performance of customary registration rights;

(11) transactions in connection with a Permitted Receivables Financings;

(12) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrowers, any Parent Entity or any Restricted Party and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) which, in each case, are approved by the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower);

(13) (A) investments by Affiliates in securities or loans of any Restricted Party (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being generally offered to other investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities or loans of any Restricted Party contemplated in the foregoing subclause (A) or that were acquired from Persons other than any Restricted Party, in each case, in accordance with the terms of such securities or loans;

(14) any transaction with respect to which the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower) has received a fairness opinion from a reputable valuation, investment banking, accounting or financial advisory firm;

(15) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate Transaction solely because a Restricted Party owns an Equity Interest in or otherwise controls such Person;

(16) payments by the Borrowers (and any Parent Entity) and their Subsidiaries pursuant to tax sharing or receivables agreements among the Borrowers (and any Parent Entity) and their Subsidiaries; provided that the amount payable by any Restricted Party pursuant to such agreements in any fiscal year shall not exceed the amount that they would have been required to pay in respect of such taxes for such fiscal year on a standalone basis;

(17) any lease entered into between any Restricted Party, on the one hand, and any Affiliate of the Borrowers, on the other hand, which is approved by the Board of Directors of the Initial Borrower (or any Parent Entity of the Initial Borrower) or is entered into in the ordinary course of business;

(18) intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(19) transactions between any Restricted Party and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of a Borrower or any Parent Entity;

(20) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(21) payments to and from, and transactions with, any Joint Ventures or Unrestricted Subsidiary entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(22) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(23) Permitted Tax Restructurings and related transactions;

(24) transactions (i) with a Borrower in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 6.01 or (B) any agreement, document or instrument governing or relating to any Permitted Acquisition (whether or not consummated) and (ii) with any Affiliate in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder;

(25) any transaction for which the Initial Borrower delivers to the Administrative Agent, a resolution adopted by the majority of its Board of Directors (or any Parent Entity of the Initial Borrower) approving such Affiliate Transaction and set forth in a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with Section 5.18(a) hereof; provided that any Affiliate Transaction shall be deemed to have satisfied the foregoing requirement if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Initial Borrower, if any; and

(26) any transactions in respect of any Excluded Assets.

For the purposes of determining compliance with this Section 5.18, (i) in the event that a transaction subject to this Section 5.18 meets the criteria of more than one of the categories of permitted transactions described above, the Initial Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of such transaction or any portion thereof in a manner that complies with this Section 5.18 and will only be required to include the amount and type of such transaction in one or more of the above clauses and (ii) the Initial Borrower may consummate such transaction in reliance on more than one category of permitted transactions described above so long as each portion of such transaction would be permitted by the applicable provision.

Section 5.19 Quarterly Lender Calls. Subject to the fifth last paragraph of Section 5.01 and the penultimate paragraph of Section 5.01, the Initial Borrower (or a parent company thereof) will participate in quarterly conference calls with each of the Administrative Agent and the Lenders, at such time and date as may be reasonably agreed to by the Initial Borrower and the Administrative Agent, but no earlier than ten (10) Business Days (or such lesser period as the Initial Borrower may agree), after the delivery (or, if later, required delivery) to the Administrative Agent of the financial statements referred to in Section 5.01(a) or (b), to discuss such financial statements most recently delivered; provided that if the Initial Borrower (or a parent company thereof) holds a conference call open to the public or holders of any public securities to discuss the financial position and results of operations of the Initial Borrower (or a parent company thereof) for the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements have been delivered pursuant to Section 5.01(a) or (b), such conference call (for the avoidance of doubt, including if such conference call that is open to the public only pertains to matters distributed to or available to “public” Lenders) will be deemed to satisfy the requirements of this Section 5.19 so long as the Lenders are provided access to such conference call.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, the Borrowers covenant and agree with the Lenders that:

Section 6.01 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrowers shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided, however, that the Borrowers may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of their Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and Preferred Stock that is, in each case, secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, secured by all or a material portion of the Collateral on a Junior Lien Priority basis or not secured by the Collateral, in an unlimited amount if, after giving effect thereto, (1) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is secured by all or a material portion of the Collateral on a pari passu basis with the Secured Obligations, on a Pro Forma Basis the First Lien Leverage Ratio for the applicable Test Period does not exceed the greater of (x) 2.00:1.00 and (y) the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, (2) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is secured by all or a material portion of the Collateral on a Junior Lien Priority basis, on a Pro Forma Basis, at the Initial Borrower’s sole discretion, either (i) the Senior Secured Leverage Ratio for the applicable Test Period does not exceed the greater of (x) 3.00:1.00 and (y) the Senior Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or (ii) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or (3) with respect to any Indebtedness, Disqualified Stock or Preferred Stock that is not secured by the Collateral, on a Pro Forma Basis, at the Initial Borrower’s sole discretion, either (i) the Total Leverage Ratio for the applicable Test Period does not exceed the greater of (x) 4.00:1.00 and (y) the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness or (ii) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (such Indebtedness, Disqualified Stock and Preferred Stock incurred under this Section 6.01(a)(ii)(1), (a)(ii)(2), or (a)(ii)(3), as applicable, the “Permitted Ratio Debt”).

(b) The provisions of Section 6.01(a) hereof shall not apply to:

(1) Indebtedness incurred pursuant to (X) the Loan Documents (including pursuant to Section 2.18, 2.19 or 2.22) and any Credit Agreement Refinancing Indebtedness in respect thereof, (Y) the ABL Loan Documents up to an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $800.0 million and (b) the Borrowing Base (as defined in the ABL Credit Agreement) as of the date of such incurrence and (Z) Indebtedness in an aggregate principal amount at the time of incurrence not exceeding the Fixed Incremental Amount at such time;

(2) [Reserved];

(3) Existing Indebtedness (other than Indebtedness described in Section 6.01(b)(1);

(4) (a) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by any Restricted Party, to finance the purchase, lease, expansion, construction, development, relocation, renewal, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or other assets (including through the purchase of assets or the Capital Stock of any Person owning such property, equipment or other assets); which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this Section 6.01(b)(4), and all Refinancing Indebtedness incurred to Refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this Section 6.01(b)(4), does not at the time of such incurrence exceed (i) the greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis (for the avoidance of doubt, Unsecured Capitalized Leases shall be permitted in an unlimited amount pursuant to Section 6.01(b)(28)), plus (ii) at the time of such incurrence, an amount equal to the maximum principal amount of such Indebtedness that could be incurred such that after giving effect to the incurrence of such Indebtedness, the First Lien Leverage Ratio of the Initial Borrower for the Test Period would be no greater than 2.50:1.00; provided that, solely for the purpose of determining the First Lien Leverage Ratio under this clause (ii), Capitalized Lease Obligations being incurred in reliance on this clause (ii) shall be counted as Consolidated First Lien Debt in the numerator of the First Lien Leverage Ratio solely for the purpose of determining such ratio under this clause (ii), plus (iii) an amount equal to the aggregate amount of all Capitalized Lease Obligations outstanding as of the Effective Date, (b) Indebtedness in the form of Capitalized Lease Obligations arising out of any Sale and Lease-Back Transactions and (c) Indebtedness for vehicle and equipment financings incurred in the ordinary course of business;

(5) (a) Indebtedness incurred by any Restricted Party constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence and (b) Indebtedness of any Restricted Party as an account party in respect of letters of credit, bank guarantees or similar instruments or other guarantee obligations in favor of suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners or other creditors issued in the ordinary course of business or consistent with past practice;

(6) Indebtedness, Disqualified Stock and Preferred Stock arising from agreements of any Restricted Party providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Party owing to another Restricted Party; provided that if any such Indebtedness, Disqualified Stock or Preferred Stock is owing to a Restricted Subsidiary that is not a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock in respect of accounts payable incurred or issued in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Loans; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Borrowers or another Restricted Party or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this Section 6.01(b)(7);

(8) Indebtedness of a Restricted Subsidiary owing to the Borrowers or another Restricted Party; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Guarantee of the Loans of such Guarantor; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Restricted Party or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 6.01(b)(8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Borrowers or another Restricted Party; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock, ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a Permitted Lien) of any such shares of Preferred Stock or Disqualified Stock (except to a Restricted Party or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable, not permitted by this Section 6.01(b)(9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees, customs, VAT or other tax guarantees and similar obligations provided by any Restricted Party or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness, Disqualified Stock and Preferred Stock of any Restricted Party in an aggregate principal amount or liquidation preference up to 200% of the gross unutilized cash and Cash Equivalents and other in-kind equity contributions received by any Restricted Party on or following the Effective Date from the issue or sale of Equity Interests of the Initial Borrower or cash contributed to the capital of the Initial Borrower or any Parent Entity (which proceeds are contributed to any Restricted Party) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Borrowers or any of their Subsidiaries) as determined in accordance with Sections Section 6.08(a)(3)(b) and (3)(c) hereof to the extent such Net Proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.08(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Party not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this Section 6.01(b)(12)(b) (together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred under this Section 6.01(b)(12)(b)), does not exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence pursuant to this Section 6.01(b)(12)(b);

(13) the incurrence or issuance by any Restricted Party, of Indebtedness, Disqualified Stock or Preferred Stock which serves to Refinance any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, incurred or issued as permitted under Section 6.01(a) hereof and Sections 6.01(b)(1)(Y), (3), (4), (5)(b) and (12) hereof, this Section 6.01(b)(13) and Sections 6.01(b)(14), (18), (19), (27) and (31) hereof or any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Party, issued to so Refinance such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) except in the case of a Maturity Exception Facility, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is ninety-one (91) days after the maturity date of the Loans),

(b) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated in right of payment to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrowers that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrowers or a Guarantor;

(ii) [reserved]; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that Section 6.01(b)(13)(a) hereof shall not apply to any Refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) a Restricted Party incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by any Restricted Party or merged into, amalgamated with or consolidated with a Restricted Party in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation (i) any Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 6.01(a) hereof or (ii) the Interest Coverage Ratio of the Initial Borrower for the Test Period is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(b) after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation (i) a Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 6.01(a) hereof or (ii) the Total Leverage Ratio of the Initial Borrower for the Test Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(c) (X) after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation (i) a Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the First Lien Leverage Ratio test set forth in Section 6.01(a) hereof or (ii) the First Lien Leverage Ratio of the Initial Borrower for the Test Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation or (Y) after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation (i) a Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Senior Secured Leverage Ratio test set forth in Section 6.01(a) hereof or (ii) the Senior Secured Leverage Ratio of the Initial Borrower for the Test Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(d) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by a Restricted Party); provided that, in the case of this clause (d), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(e) solely to the extent not permitted to be incurred in reliance on clauses (a) through (d) above, after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, Indebtedness in an amount not exceeding the sum of (1) the greater of $720.0 million and 100% of Consolidated EBITDA for the most recently ended Test Period, plus (2) an additional amount equal to the Fixed Incremental Amount;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(16) Indebtedness of any Restricted Party supported by a letter of credit, bank guarantee or other instrument issued pursuant to any credit facility, in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;

(17) (i) any guarantee by any Restricted Party of Indebtedness or other obligations of any Restricted Party; or (ii) any guarantee or co-borrower obligations of a Restricted Party of Indebtedness or other obligations of the Borrowers so long as the incurrence of such Indebtedness or other obligations by the Borrowers was permitted under the terms of the Agreement;

(18) (i) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Parties that are not Guarantors at any one time outstanding not to exceed, in the aggregate (together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(18)), the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of any incurrence or issuance under this Section 6.01(b)(18) and (ii) Indebtedness of Restricted Parties that are not Guarantors in respect of any working capital facilities to the extent non-recourse to the Loan Parties;

(19) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Party incurred or issued to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount not to exceed the greater of (x) $720.0 million and (y) 100.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate at any one time outstanding together with all other outstanding Indebtedness, Disqualified Stock and/or Preferred Stock issued under this Section 6.01(b)(19) and any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(19);

(20) Indebtedness of any Restricted Party consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(21) (a) Cash Management Obligations, (b) Indebtedness of any Restricted Party in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than thirty (30) days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of any Restricted Party with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of any Restricted Party) and (c) Indebtedness of any Restricted Party in respect of any working capital lines and asset-based lines;

(22) Indebtedness consisting of Indebtedness issued by any Restricted Party to future, current or former officers, directors, managers, and employees thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof), in each case to finance the purchase or redemption of Equity Interests of a Restricted Party or any Parent Entity to the extent described in Section 6.08(b)(4) hereof;

(23) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(24) [reserved];

(25) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(26) (a) Indebtedness incurred by any Restricted Party in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business and (b) (i) Indebtedness under any Receivables Non-Recourse Facility and (ii) Indebtedness under any Receivables Recourse Facility that does not exceed the greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period;

(27) Indebtedness incurred by any Restricted Party on behalf of, or Guarantees of Indebtedness of, any Joint Ventures; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this Section 6.01(b)(27) and together with any outstanding Indebtedness under Section 6.01(b)(13) hereof incurred to Refinance Indebtedness initially incurred in reliance on this Section 6.01(b)(27), shall not exceed, at the time of the incurrence thereof and after giving pro forma effect thereto, the greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(28) Unsecured Capitalized Leases;

(29) [reserved];

(30) Indebtedness of any Restricted Party arising pursuant to any Permitted Tax Restructuring or related transactions;

(31) Indebtedness of any Restricted Party in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (31) and then outstanding, will not exceed the Available RP Capacity Amount (determined on the date of such incurrence); and

(32) Indebtedness of any Restricted Party in an aggregate amount not to exceed the Available Amount that is Not Otherwise Applied; and

(33) Incremental Equivalent Debt.

The Borrowers may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of their Restricted Parties may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and Preferred Stock, permitted by this Section 6.01 (including, to the extent permitted by this Section 6.01, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 6.01, at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, are promptly deposited with the applicable trustee to satisfy and discharge the applicable indenture in accordance with such debt securities.

For purposes of determining compliance with this Section 6.01:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Sections 6.01(b)(1) through (33) hereof or is entitled to be incurred pursuant to Section 6.01(a) hereof, the Initial Borrower, in its sole discretion, shall allocate, classify and reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.01 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in one (1) of the above clauses or subsections; provided that (X) all Indebtedness outstanding under this Agreement on the Effective Date after giving effect to the Transactions shall be treated as incurred under Section 6.01(b)(1)(X) hereof and (Y) all Indebtedness represented by the ABL Credit Agreement on the Effective Date (including any guarantee thereof) after giving effect to the Transactions shall be treated as incurred under Section 6.01(b)(1)(Y); and

(2) the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any subsection of this Section 6.01 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, or a financial ratio under Section 6.01(a) hereof is being Refinanced under Section 6.01(a) hereof and such Refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such Refinancing shall nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock shall be deemed to have been incurred, and permitted to be incurred, under such Section 6.01(a) hereof so long as the principal amount of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of Indebtedness, Disqualified Stock or Preferred Stock being Refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness, Disqualified Stock or Preferred Stock and any Indebtedness incurred to Refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Sections 6.01(b)(1), (4), (12), (31), (32) and (33) hereof shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) in connection with such Refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated by the Borrowers based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness or the liquidation preference of such Disqualified Stock or Preferred Stock does not exceed the principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or such Preferred Stock being Refinanced, plus the aggregate amount of premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount or similar fees) incurred in connection with such Refinancing.

Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrowers may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness or the liquidation preference of any Disqualified Stock or Preferred Stock incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, shall be calculated by the Borrowers based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such Refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by sufficient collateral or issued or guaranteed by other obligors.

Section 6.02 Limitation on Liens. The Borrowers shall not, and shall not permit any Restricted Subsidiary to create, incur or assume any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness, on any asset or property of any Restricted Party unless:

(1) in the case of Initial Liens on any Collateral, such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Obligations; and

(2) in the case of any Initial Lien on any asset or property that is not Collateral, the Secured Obligations are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Secured Parties pursuant to this Section 6.02 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Secured Obligations. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Initial Borrower may, at its option and without consent from any Secured Party, elect to release and discharge any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.03 Limitation on Fundamental Changes. The Borrowers will not, nor will it permit any Restricted Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a) any Restricted Subsidiary may merge or amalgamate with (i) a Borrower (provided that the applicable Borrower shall be the continuing or surviving Person) or (ii) one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.08 or pursuant to the definition of “Permitted Investments”;

(b) any Restricted Subsidiary may liquidate, wind up, or dissolve or change its legal form if the Initial Borrower determines in good faith that such action is in the best interests of the Restricted Parties and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Party; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.08 or pursuant to the definition of “Permitted Investments” or (C) to the extent constituting a disposition to a Restricted Subsidiary that is not a Loan Party, any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.08 or pursuant to the definition of “Permitted Investments”;

(d) the Borrowers may merge, amalgamate or consolidate with any other Person; provided that (A) the applicable Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not a Borrower (any such Person, the “Successor Borrower”):

(i) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof;

(ii) the Successor Borrower shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which the applicable Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent;

(iii) each Loan Party other than the applicable Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement; and

(iv) if the Successor Borrower is a successor to the Initial Borrower, such Successor Borrower shall have delivered to the Administrative Agent a confirmation agreement confirming the continuing binding effect and validity of its obligations under this Agreement and that the grant of Liens as security for its Secured Obligations continues in full force and effect, a certificate of a Responsible Officer appending the Organizational Documents of such Successor Borrower and stating that such merger, amalgamation or consolidation complies with this Agreement, and legal opinions in respect of the Successor Borrower to the extent requested by the Administrative Agent;

provided, further, that (x) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement and the other Loan Documents; provided, further, that the Initial Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(e) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.08 or pursuant to the definition of “Permitted Investments”;

(f) the Restricted Parties may consummate the Transactions;

(g) any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a disposition permitted pursuant to Section 6.05;

(h) any merger or amalgamation the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permissible; and

(i) the Restricted Parties may undertake or consummate Permitted Tax Restructurings.

For the avoidance of doubt, any disposition by any Restricted Party (other than a disposition of all or substantially all of the assets of the Borrowers or any other Restricted Party, taken as a whole) shall not be governed by this Section 6.03 and shall instead be subject to Section 6.05.

Section 6.04 [Reserved].

Section 6.05 Limitation on Asset Sales.

(a) The Borrowers shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(1) the applicable Restricted Party, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sales) at the time of such Asset Sale at least equal to the Fair Market Value (as determined by the Initial Borrower at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, (i) with respect to any Asset Sales individually in excess of the greater of (x) $144.0 million and (y) 20% of Consolidated EBITDA for the most recently ended Test Period at the time of contractually agreeing to such Asset Sale, at least 50% of the consideration (as determined at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales since the Effective Date (on a cumulative basis), received by the applicable Restricted Party, as the case may be, is in the form of cash or Cash Equivalents, and (ii) with respect to any Asset Sales individually in excess of the greater of (x) $216.0 million and (y) 30% of Consolidated EBITDA for the most recently ended Test Period at the time of contractually agreeing to such Asset Sale, at least 75% of the consideration (as determined by the Initial Borrower at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales since the Effective Date (on a cumulative basis), received by the applicable Restricted Party (or held in escrow pending release), as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) the greater of the principal amount and the carrying value of any liabilities (in the case of carrying value, as reflected on the Initial Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Initial Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Initial Borrower) of the applicable Restricted Party that are assumed or otherwise forgiven or discharged by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale);

(b) any securities, notes or other obligations or assets received by the applicable Restricted Party from such transferee that are converted by such Restricted Party into cash or Cash Equivalents or by their terms are required to be satisfied by cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred eighty (180) days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the applicable Restricted Party in such Asset Sale having an aggregate Fair Market Value (with the Fair Market Value of such item of Designated Non-cash Consideration being measured at the time of contractually agreeing to the related Asset Sale and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $360.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of contractually agreeing to such Asset Sale;

shall, in each case, for purposes of this Section 6.05(a)(2), be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within twenty-four (24) months after a Loan Party’s receipt of any Net Proceeds of any Asset Sale consummated by a Loan Party pursuant to Section 6.05(a)(2)(ii) (the “Asset Sale Proceeds Application Period”), such Loan Party shall apply an amount equal to the Net Proceeds from such Asset Sale:

(1) (x) to prepay Loans or Indebtedness in accordance with Section 2.09(b) or (y) to the extent not required to prepay Loans or Indebtedness pursuant to Section 2.09(b), to be retained or used by the Restricted Parties for any purpose not prohibited under this Agreement (any such amounts, “Retained Asset Sale Proceeds”); or

(2) to make any acquisitions or other investments in any one or more businesses, capital expenditures, capitalized software expenditures and working capital, or other investment or reinvestments in the business or assets (including, without limitation, working capital and prepayment of indebtedness of any Non-Loan Party Subsidiary) of the Borrowers or any of their Subsidiaries; provided that, in the case of this Section 6.05(b)(2), a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as the applicable Loan Party enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment or letter of intent within one hundred eighty (180) days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within one hundred eighty (180) days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall be subject to the prepayment requirements set forth in Section 6.05(b)(1) above unless the applicable Loan Party reasonably expects to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment Application Period”) and such Net Proceeds are actually applied in such manner prior to one hundred twenty (120) days from the expiration of the First Commitment Application Period; provided, further, that if any Second Commitment Application Period is later cancelled or terminated for any reason before such Net Proceeds are applied or if such Second Commitment Application Period is not entered into prior to the expiration of the First Commitment Application Period, then such Net Proceeds shall be subject to the prepayment requirements set forth in Section 6.05(b)(1) above to the extent the Asset Sale Proceeds Application Period has expired; or

(3) any combination of the foregoing.

Pending the final application of any Net Proceeds pursuant to this Section 6.05, the applicable Loan Party may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement. Any Loan Party, as the case may be, may elect to invest in the Borrowers and their Subsidiaries prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earlier of (x) execution of a definitive agreement for the relevant Asset Sale and (y) the date that is twenty-four (24) months prior to the date of receipt of such Net Proceeds) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Sale.

For the avoidance of doubt, the issuance of equity by a Restricted Party is not an Asset Sale.

To the extent that any Collateral is disposed of which is not prohibited by this Agreement to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such disposition in accordance with Section 9.14(a); it being agreed and understood that the Administrative Agent and the Collateral Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Section 6.06 [Reserved].

Section 6.07 [Reserved].

Section 6.08 Limitation on Restricted Payments.

(a) The Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to:

(i) declare or pay any dividend or make any payment or distribution on account of any Restricted Party’s Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments or distributions by the Borrowers payable solely in Equity Interests (other than Disqualified Stock) of the Borrowers; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a wholly owned Subsidiary, any Restricted Party receives at least its pro rata share (taking into account any Preferred Stock) of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; or

(c) dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is guaranteed by any Restricted Party;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrowers or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by a Person other than any Restricted Party;

(iii) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted to be incurred or issued under any of Sections 6.01(b)(7), (8) and (9) hereof;

(b) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement;

(c) Indebtedness individually having an aggregate principal amount which is below the Threshold Amount; or

(iv) make any Restricted Investment,

(the payments and other actions set forth in clause (iii) (other than the exceptions thereto in such clause (iii)) above being collectively referred to as “Restricted Debt Payments” and all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto in such clauses (i) and (iii) above) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment (or the declaration thereof):

(1) [reserved];

(2) [reserved]; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by any Restricted Party after the Effective Date which have not been returned, unwound or rescinded (including Restricted Payments permitted by Sections 6.08(b)(1) and 6.08(b)(6)(c) hereof, but excluding all other Restricted Payments permitted by Section 6.08(b) hereof), is less than the sum of (without duplication) (the sum or the amounts attributable to clauses (a) through (f) below are referred to herein as the “Available Amount”):

(a) the greater of (x) 50% of the Consolidated Net Income of the Restricted Parties (including any predecessor of the Borrowers) for the period (taken as one (1) accounting period) beginning on the first (1st) day of the fiscal quarter during which the Effective Date occurs to the end of the Initial Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such determination (which amount shall be deemed to be zero for any fiscal quarter in which the Consolidated Net Income for such fiscal quarter is less than zero), (y) the sum of 100% of Retained Excess Cash Flow (which amount shall be deemed to be zero for any fiscal quarter in which such amount for such fiscal quarter is less than zero) and (z) (A) cumulative Consolidated EBITDA of any Restricted Party for each fiscal quarter following the Effective Date for which financial statements are internally available, commencing with the fiscal quarter in which the Effective Date occurs, minus (B) 140% of the cumulative Consolidated Interest Expense for such applicable fiscal quarter (which amount shall be deemed to be zero for any fiscal quarter in which such amount for such fiscal quarter is less than zero ) (which amounts under clauses (x), (y) and (z) shall, in each case, be calculated on a Pro Forma Basis); provided that no Restricted Payment constituting a volitional dividend or distribution shall be made in reliance on this clause (a) if there is a continuing Specified Event of Default; plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by any Restricted Party since immediately after the Effective Date (other than net cash proceeds from an ABL Cure Amount or to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.08(b)(12)(a) hereof) from the issue or sale of:

(i)(A) Equity Interests of the Borrowers, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, managers or consultants of the Borrowers, any Parent Entity and the Borrowers’ Subsidiaries, after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.08(b)(4) hereof; or

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds and/or the Fair Market Value of marketable securities or other property are actually contributed to the Initial Borrower Equity Interests of Parent Entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.08(b)(4) hereof); or

(ii) Indebtedness of any Restricted Party that has been converted into or exchanged for such Equity Interests of the Borrowers or any Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 6.08(b)(2)(b) or (6)(c) hereof, (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Borrowers sold to a Restricted Party, as the case may be, (Y) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of any Restricted Party (including the aggregate principal amount of any Indebtedness of any Restricted Party contributed to any Restricted Party for cancellation), or that becomes part of the capital of any Restricted Party through consolidation, amalgamation or merger after the Effective Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.01(b)(12)(a) hereof, (ii) are contributed by a Restricted Subsidiary, (iii) from ABL Cure Amount or (iv) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other assets or property received by any Restricted Party by means of:

(i) the sale or other disposition (other than to any Restricted Party) of, or other returns on, Restricted Investments made by the Restricted Parties (including repurchases and redemptions of such Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees which constitute Restricted Investments made by the Restricted Parties, in each case, after the Effective Date;

(ii) the issuance, sale or other disposition (other than to any Restricted Party) of the Equity Interests of, or a dividend or distribution from, an Unrestricted Subsidiary or received in respect of any minority investment after the Effective Date (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment made after the Effective Date); or

(iii) any returns, profits, distribution and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into any Restricted Party or the transfer of assets of an Unrestricted Subsidiary to any Restricted Party after the Effective Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, amalgamation, consolidation or transfer other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment made after the Effective Date; plus

(f) the greater of (x) $540.0 million and (y) 75% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; plus

(g) the aggregate amount of the sum of (i) Retained Declined Proceeds, (ii) Retained Asset Sale Proceeds since the Effective Date and (iii) the aggregate amount of proceeds from dispositions or asset sales the proceeds of which are not required to be applied pursuant to Section 2.09(b) (including any de minimis amounts), as determined by the Initial Borrower; plus

(h) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other assets or property received by any Restricted Party in connection with any sale and leaseback transaction; minus

(i) the cumulative amount of (i) Liens incurred pursuant to clause (46)(ii) of the definition of “Permitted Liens” since the Effective Date and outstanding thereunder at such time and (ii) Indebtedness incurred pursuant to Section 6.01(b)(32) since the Effective Date and outstanding thereunder at such time.

(b) The foregoing provisions of Section 6.08(a) shall not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Agreement (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2) (a) the redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of any Restricted Party, or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrowers or any Parent Entity that is made within ninety (90) days of such sale to the extent, in the case of an issuance or sale by a Parent Entity, such amount was contributed to a Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to any Restricted Party) of the Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 6.08(b)(6) hereof, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, discharge, exchange, redemption, defeasance, purchase, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of the Borrowers or a Guarantor made in exchange for, or out of the proceeds received from a sale made within ninety (90) days of, Refinancing Indebtedness or Disqualified Stock of the Borrowers or a Guarantor or (ii) Disqualified Stock of the Borrowers or a Guarantor made in exchange for, or out of the proceeds of a sale made within ninety (90) days of, Disqualified Stock of the Borrowers or a Guarantor, that, in each case, is incurred in compliance with Section 6.01 hereof;

(4) a Restricted Payment to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests (other than Disqualified Stock) of the Borrowers or any Parent Entity held by any future, present or former employee, director, manager, or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrowers, any of their respective Subsidiaries or any Parent Entity pursuant to any management, director and/or employee equity plan or equity stock option plan, stock appreciation rights plan or any other management, director and/or employee benefit plan or agreement, or any equity subscription or equityholder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Borrowers or any Parent Entity in connection with such repurchase, retirement or other acquisition); provided, however, that the aggregate Restricted Payments made under this Section 6.08(b)(4) do not exceed in any calendar year the greater of (x) $252.0 million and (y) 35% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that following the consummation of the first public offering of a Borrower’s common stock or the common stock of any Parent Entity after the Effective Date, other than public offerings with respect to a Borrower’s common stock registered on Form S-8 (or comparable form) and other than any public sale constituting an Excluded Contribution, such amount shall increase to the greater of (x) $504.0 million and (y) 70.0% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrowers and, to the extent contributed to a Borrower, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrowers, any of their Subsidiaries or any Parent Entity that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.08(a)(3) hereof; plus

(b) the cash proceeds of key man life insurance policies received by any Restricted Party (or any Parent Entity to the extent contributed to a Borrower); plus

(c) the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of direct or indirect Parent Entity, any Restricted Party that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in Sections 6.08(b)(4)(a), (b) and (c) hereof;

provided that the Initial Borrower may elect to apply all or any portion of the aggregate increase contemplated by Sections 6.08(b)(4)(a), (b) and (c) hereof in any calendar year;

provided, further, that cancellation of Indebtedness owing to any Restricted Party from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrowers, any Parent Entity or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrowers or any Parent Entity shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.08 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of any Restricted Party or any class or series of Preferred Stock of a Restricted Party, in each case, issued in accordance with Section 6.01 hereof to the extent such dividends are included in the definition of Fixed Charges;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by any Restricted Party after the Effective Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Restricted Parties from the sale of such Designated Preferred Stock;

(b) the declaration and payment of dividends to any Parent Entity, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Effective Date; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.08(b)(2) hereof;

(7) Restricted Payments by any Restricted Subsidiary to the Borrowers or any Parent Entity to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary;

(8) payments made or expected to be made by any Restricted Party in respect of withholding or similar taxes payable upon or in connection with the exercise of Equity Interests by, or vesting of any Equity Interests or any other equity award (including in connection with the Transactions) held by, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrowers, any of their Subsidiaries or any Parent Entity or repurchases or withholdings of Equity Interests deemed to occur upon exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity awards;

(9) (i) (a) the declaration and payment of dividends on any Borrower’s common stock (or the payment of dividends to any Parent Entity to fund a payment of dividends on such company’s common stock) or the redemption, purchase, repurchase, defeasance or other acquisition or retirement of any Equity Interests of the Borrowers, following consummation of the first public offering of the Borrowers’ common stock or the common stock of any Parent Entity after the Effective Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to the Borrowers in or from any public offering of the Borrowers’ common stock or the common stock of any Parent Entity, other than public offerings with respect to the Borrowers’ common stock registered on Form S-8 (or comparable form) and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization, or (b) in lieu of all or a portion of the dividends permitted by sub-clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Borrowers’ Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by sub-clause (a), does not exceed the amount contemplated by sub-clause (a), less (ii) any amounts (to the extent not reducing the amounts available under clause (3) of the first (1st) paragraph under Section 6.08(a) and clause (9) or (10) of this Section 6.08(b)) that have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (31) of Section 6.01(b), and to incur Liens pursuant to clause (46)(i) of the definition of “Permitted Liens”;

(10) any Restricted Payment (other than any Restricted Debt Payment); provided that on a Pro Forma Basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, (I) at the election of the Initial Borrower, (i) the First Lien Leverage Ratio of the Initial Borrower for the Test Period would not exceed (A) 2.00:1.00 or (B) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period or (ii) the Interest Coverage Ratio on a pro forma basis is at least equal to or greater than (A) 1.75:1.00 or (B) the Interest Coverage Ratio level as of the last day of the then most recently ended Test Period and (II) there is no continuing Specified Event of Default;

(11) Restricted Payments (i) in an amount that does not exceed the amount of Excluded Contributions received since the Effective Date and (ii) in an amount equal to the amount of Net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(12) other Restricted Payments at any one time outstanding in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.08(b)(12) not to exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Payment; provided that (A) if this Section 6.08(b)(12) is utilized to make a Restricted Investment, the amount counted against the basket shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value) and (B) on a Pro Forma Basis after giving effect to such Restricted Payment, there is no continuing Specified Event of Default;

(13) distributions or payments of Receivables Fees;

(14) any Restricted Payment (A) made in connection with or in order to consummate the Transactions and the fees and expenses related thereto, including, without limitation, cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of the Borrowers or (B) used to fund amounts owed to Affiliates (including dividends or distributions to any Parent Entity to permit payment by such Parent Entity of such amount) to the extent permitted by Section 5.18(b) hereof (other than Section 5.18(b)(2) and (15) hereof);

(15) Restricted Debt Payments at any one time outstanding in an aggregate amount taken together with all other Restricted Debt Payments made pursuant to this Section 6.08(b)(15) not to exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA of the Initial Borrower for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Restricted Debt Payment;

(16) the declaration and payment of dividends or distributions by the Initial Borrower to, or the making of loans to, any Parent Entity in aggregate amounts not to exceed the aggregate amount required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its organizational existence or good standing under applicable law;

(b) (1) for any taxable period for which the Borrowers and/or any of their respective Subsidiaries is a member (or disregarded as separate from a member for U.S. federal income tax purposes) of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or non-U.S. income tax (or any similar tax imposed in lieu of an income tax) purposes in respect of which a direct or indirect parent of a Borrower is the common parent or an applicable taxpayer (a “Tax Group”), any U.S. federal, state, local, provincial, territorial or non-U.S. income or similar taxes (as applicable) of such Tax Group for such taxable period that are attributable to the Borrowers and/or their respective Subsidiaries, and (2) for any taxable period in which the Borrowers and/or any of their respective Subsidiaries is treated as a partnership or pass-through entity (or disregarded as separate from such an entity for U.S. federal income tax purposes) for U.S. and/or applicable state, local or non-U.S. income tax (or any similar tax imposed in lieu of an income tax) purposes, any U.S. federal, state, local, or non-U.S. income taxes (or any similar tax imposed in lieu of an income tax) (any such taxes, the “Tax Amount”) of any direct or indirect equity owner of the Borrowers and/or any of its respective Subsidiaries, as applicable, for such taxable period that are attributable to the Borrowers and/or any of its respective Subsidiaries, as applicable, that is allocable (directly or indirectly) to such direct or indirect equity owners; provided that the Tax Amount shall be calculated assuming the highest combined marginal U.S. federal, state, local and/or non-U.S. income tax rate applicable to any direct or indirect equity owner of the Borrowers and/or any of their respective Subsidiaries, as applicable; and provided, further, that Restricted Payments under this clause (b) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to any Restricted Party (any distribution pursuant to this Section 6.08(b)(16)(b), a “Tax Distribution”);

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors and managers and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of any Restricted Party, including any Restricted Party’s proportionate share of such amount relating to such Parent Entity being a public company;

(d) general corporate, organizational, operating, administrative, compliance, overhead and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and, following the first public offering of the common stock of any Parent Entity after the Effective Date, listing fees and other costs and expenses attributable to being a public company, of any Parent Entity;

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful) of such Parent Entity; provided that any such transaction was, in the good faith judgment of the Initial Borrower intended to be for the benefit of the Borrower;

(f) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other equity-based awards or other securities convertible into or exchangeable for Equity Interests of the Borrowers or any Parent Entity and any dividend, split or combination thereof;

(g) amounts that would be permitted to be paid by the applicable Borrower under Sections 5.18(b)(3), (8), (9) and (12) hereof (but, in the case of Section 5.18 (b)(12) hereof, only in respect of indemnities and expenses); provided that the amount of any dividend or distribution under this Section 5.18(b)(16)(g) to permit such payment shall (x) reduce Consolidated Net Income of the Initial Borrower to the extent, if any, that such payment would have reduced Consolidated Net Income of the Initial Borrower if such payment had been made directly by a Restricted Party and (y) increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated EBITDA to the extent, if any, that Consolidated Net Income is reduced under this Section 5.18(b)(16)(g) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) Consolidated EBITDA if such payment had been made directly by the Borrowers, in each case, in the period such payment is made; and

(h) any Restricted Payments permitted by Section 6.08(b)(4) or (14) hereof;

(17) the purchase, repurchase, redemption or other acquisition or retirement of Equity Interests of any Restricted Party or any Parent Entity deemed to occur in connection with (a) paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of any Restricted Party or any Parent Entity, in each case, permitted under this Agreement and (b) cash payments made in accordance with any conversion request by a holder of securities convertible into or exchangeable for Equity Interests of any Restricted Party or any Parent Entity;

(18) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of an Unrestricted Subsidiary (or a Restricted Party that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), or Indebtedness owed to any Restricted Party by an Unrestricted Subsidiary (or a Restricted Party that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(19) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.03 hereof;

(20) purchases of Receivables Assets in connection with any Permitted Receivables Financing or any purchase obligation in connection therewith;

(21) Restricted Payments of (i) Retained Declined Proceeds, (ii) Retained Asset Sale Proceeds and (iii) proceeds from dispositions or asset sales the proceeds of which are not required to be applied pursuant to Section 2.09(b), provided that the aggregate amount of Restricted Payments that may be made in reliance on this clause (21)(iii) shall not exceed the greater of (x) $720.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period;

(22) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(23) Restricted Payments made in connection with or in order to consummate the Transactions and pay fees and expenses related thereto;

(24) any Restricted Payment made in connection with a Permitted Tax Restructuring or related transactions; and

(25) any Restricted Debt Payment; provided that on a Pro Forma Basis after giving effect to any such any prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness (I) at the election of the Initial Borrower, the First Lien Leverage Ratio for the most recently ended Test Period would not exceed (A) 2.00x or (B) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period or (ii) the Interest Coverage Ratio on a pro forma basis is at least equal to or greater than (A) 1.75:1.00 or (B) the Interest Coverage Ratio level as of the last day of the then most recently ended Test Period and (II) there is no continuing Specified Event of Default;

(26) Restricted Payments in an aggregate amount not to exceed the Available Investment Capacity Amount; and

(27) Restricted Debt Payments in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Restricted Debt Payments incurred pursuant to this clause (27) and then outstanding, will not exceed the Available RP Capacity Amount (determined on the date of such incurrence).

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the LCT Test Date, in the case of a Limited Condition Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by any Restricted Party, as the case may be, pursuant to the Restricted Payment.

As of the Effective Date, all of the Initial Borrower’s Subsidiaries shall be Restricted Subsidiaries. The Borrowers shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by any Restricted Party (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment or Permitted Investments in such amount would be permitted at such time, whether pursuant to this Section 6.08 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement. Notwithstanding this Section 6.08, no Loan Party may make an Investment constituting Material Intellectual Property in an Unrestricted Subsidiary, unless such Unrestricted Subsidiary has granted an irrevocable license to use such Material Intellectual Property to a Loan Party.

If any Restricted Party makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Initial Borrower be permitted under the provisions of the Agreement, such Restricted Payment shall be deemed to have been made in compliance with the Agreement notwithstanding any subsequent adjustments made in good faith to the Initial Borrower’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Initial Borrower for any period.

For the avoidance of doubt, this Section 6.08 shall not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of any Restricted Party permitted to be incurred under the terms of this Agreement.

For purposes of determining compliance with this Section 6.08, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of Sections 6.08(b)(1) through (25) hereof or is entitled to be made pursuant to Section 6.08(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Initial Borrower shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such Sections 6.08(b)(1) through (25) and Section 6.08(a) hereof and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 6.08.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan within two (2) Business Days after such principal amount becomes due and payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; provided that (i) the Loan Parties shall not rely on such grace period on more than five (5) occasions over the life of each applicable Facility and (ii) if a Borrower has made, on the due date or before the expiry of any grace period, a payment of the type referred to in this clause (a) in an amount that is not less than the amount set forth in a calculation, if any, received from any Agent, and any such payment of the type referred to in this clause (a) was less than the amount due and owing under this Agreement, then such underpayment will not become (A) a Default unless and until such underpayment remains outstanding after the second Business Day after the date (if any) on which the Initial Borrower receives written notice from the applicable Agent of an underpayment setting forth the amount of the deficiency or (B) an Event of Default (and Section 2.11(c) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the second Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 7.01(a);

(b) any Borrower shall fail to pay any interest on any Loan or any fee payable under any Loan Document, when and as the same shall become due and payable hereunder, and such failure shall continue unremedied for a period of ten (10) Business Days; provided that no Default or Event of Default shall occur under this clause (b) if a Borrower has made, on the due date or before the expiry of any grace period, a payment of the type referred to in this clause (b) in an amount that is not less than the amount set forth in a calculation, if any, received from any Agent, and any such payment of the type referred to in this clause (b) was less than the amount due and owing under this Agreement, then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the second Business Day after the date (if any) on which the Initial Borrower receives written notice from the applicable Agent of an underpayment setting forth the amount of the deficiency or (ii) an Event of Default (and Section 2.11(c) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the second Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 7.01(b);

(c) any representation or warranty made or deemed made by or on behalf of the Borrowers or any other Restricted Party in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Initial Borrower; provided that none of the Specified Representations shall be subject to the thirty (30) day grace period;

(d) the Borrowers or any other Restricted Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrowers) and 5.10 or in Article VI;

(e) the Borrowers or any other Restricted Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Initial Borrower;

(f) any Loan Party shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness of a Loan Party, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness of a Loan Party becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness of a Loan Party or any trustee or agent on its or their behalf to cause any Material Indebtedness of a Loan Party to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event) (iii) Indebtedness held by the Restricted Parties or any Affiliate of the foregoing, or (iv) any event or condition that is remedied, cured or waived by the applicable holders of such Indebtedness prior to the termination of the Commitments and acceleration of the Loans permitted pursuant to this Section 7.01; provided, further, that a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization, compromise, moratorium or other relief in respect of the Borrowers or any Significant Subsidiary or its debts, or of a material part of its assets, or seeking to stay the rights of creditors generally (or any class of creditors), under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including any applicable corporations legislation to the extent that the relief sought under such legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) or (ii) the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrowers or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrowers or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization, compromise, moratorium or other relief under any U.S. federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including any applicable corporations legislation to the extent that the relief sought under such legislation relates to or involves the compromise, settlement, adjustment, arrangement of debt, or stay of proceedings to enforce some or all of the debts of such Person), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrowers or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment and has not denied its obligation or (ii) other applicable indemnity) shall be rendered against the Initial Borrower or a Loan Party that constitutes a Material Subsidiary and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed;

(k) any Lien purported to be created under any Security Document (to the extent not remedied for a period of ten (10) Business Days in respect of a default under clause (x) only) (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents or as a result of any other transaction permitted by the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iii) as a result of acts or omissions of the Administrative Agent or any Lender;

(l) any material provision of any Loan Document governing any material portion of the Collateral or any Guarantee of the Loan Document Obligations (in each case, when taken as a whole) shall for any reason be asserted by the Initial Borrower or any Loan Party that constitutes a Material Subsidiary not to be a legal, valid and binding obligation of any Loan Party thereto that constitutes a Material Subsidiary other than as permitted hereunder or thereunder;

(m) any Guarantees of the Loan Document Obligations by any Borrower or a Subsidiary Loan Party that constitutes a Material Subsidiary pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); and

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event (with respect to clauses (c), (d) (other than an Event of Default with respect to Section 5.02(a) or Section 5.04 (with respect to the existence of the Borrowers)), (e), (j) and (n) of this Section 7.01, at any time up to two (2) years following the first notice to the Administrative Agent and Lenders of such event pursuant to a press release, a filing with the SEC or a posting to the applicable Intralinks, SyndTrak Online, Debtdomain or similar electronic site for the Facilities, provided that such two (2)-year limitation shall not apply if the Administrative Agent has commenced any remedial action (whether as set forth in this paragraph or as otherwise set forth in the Loan Documents) in respect of any such Event of Default), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Initial Borrower, take either or both of the following actions, at the same or different times: (i) subject to the last paragraph of Section

1.08(a), terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) subject to the last paragraph of Section 1.08(a), declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Initial Borrower or any other Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of any Restricted Party in the previously reported information from actual results reflected in such restatement for any relevant prior period.

With respect to whether any Default and/or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. Notwithstanding anything to the contrary, if any Default and/or Event of Default occurs (a) due to a failure by the Borrowers or any of their Subsidiaries to take any action (including taking any action by a specified time), the Borrowers or such subsidiary takes such action or (b) due to the taking of any action by the Borrowers or any of their Subsidiaries that is not then permitted by the terms of this Agreement or any other Loan Document, such Default and/or Event of Default shall be deemed to be cured on the earlier to occur of (i) the date such action would be permitted by the terms of this Agreement or the Loan Documents or pursuant to an applicable amendment or waiver thereto permitting such action, or otherwise and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including after giving effect to any amendments or waivers); provided that any Default or Event of Default resulting from the failure to deliver a notice of Default or Event of Default shall cease to exist and be cured in all respects upon subsequent delivery of such notice or if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured unless the Borrowers or such Subsidiary has actual knowledge of such failure to provide such notice of a Default or Event of Default at the time that it intentionally failed to timely deliver such notice. If any Default or Event of Default occurs that is subsequently cured in accordance with the immediately preceding sentence (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of (or the failure to take) any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. Any court of competent jurisdiction may (x) extend or stay any grace or cure period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

Section 7.02 Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations, shall be applied, subject to the provisions of any applicable Intercreditor Agreements, by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith, until the same have been prepaid in full;

(b) Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, pro rata until the same has been prepaid in full;

(c) Third, to interest then due and payable on the Loans and any fees, premiums and scheduled periodic payments due under Secured Cash Management Obligations and Secured Swap Obligations, pro rata until the same has been prepaid in full;

(d) Fourth, to the principal balance of the Loans outstanding and any breakage, termination or other payments under Secured Cash Management Obligations and Secured Swap Obligations, pro rata, until the same has been prepaid in full;

(e) Fifth, to all other Secured Obligations pro rata until the same has been prepaid in full; and

(f) Sixth, the balance, if any, as required by the Intercreditor Agreement(s) or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

Amounts distributed with respect to any Secured Cash Management Obligations and Secured Swap Obligations shall be the lesser of the maximum Secured Cash Management Obligations and Secured Swap Obligations under the applicable facility last reported to the Administrative Agent or the actual Secured Cash Management Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Cash Management Obligations and Secured Swap Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero (0).

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fifth of this Section 7.02, the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 7.02 is subject to the provisions of the Intercreditor Agreements.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of each Collateral Agreement and/or the similar provisions in the other Security Documents.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders (including in its capacities as a Person to whom any Secured Cash Management Obligations are owed or a counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations) hereby irrevocably appoints JPMorgan Chase Bank, N.A. to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorizes the Administrative Agent and Collateral Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent and/or the Collateral Agent, as applicable, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent and any co-agents, sub-agents, trustees and attorneys-in-fact appointed by the Collateral Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Collateral Agent shall be entitled to the benefits of all provisions of this Article VIII (including paragraph 13 hereof) and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and none of the Borrowers or any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

The Persons serving as an Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any other Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrowers any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Initial Borrower or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral, or the existence, value or sufficiency of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent and/or Collateral Agent as provided in this paragraph, the Administrative Agent and the Collateral Agent may resign upon thirty (30) days’ notice in the case of the Administrative Agent, to the Term Lenders, Revolving Lenders and the Initial Borrower. Upon receipt of any such notice of resignation, the Administrative Agent or the Collateral Agent and the Required Lenders shall have the right, with the Initial Borrower’s consent (unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank and (b) approved by the Initial Borrower (unless a Specified Event of Default has occurred and is continuing) (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided, that if no such successor shall have been appointed (and shall have accepted such appointment) within forty-five (45) days after the retiring Administrative Agent gives notice of its resignation, such resignation shall nevertheless become effective, and the Resignation Effective Date shall occur on such date. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent that has accepted such appointment, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent.

If the Person serving as the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Required Lenders and the Initial Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as an Administrative Agent and/or Collateral Agent and, with the consent of the Initial Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) such retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, such retiring or removed Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to such retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Article VIII. The fees payable by the Initial Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Initial Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or the retiring or removed Collateral Agent was acting as the Collateral Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return or any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of an Administrative Agent to any Lender under this paragraph shall be conclusive, absent manifest error.

Each Lender hereby further agrees that if it receives a Payment from an Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrowers and each other Loan Party agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and the Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the

Administrative Agent or the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender and each other Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, no Lead Arranger shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an Indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Each Secured Party hereby appoints the Collateral Agent to act as its agent under and in connection with the relevant Security Documents and acknowledges that the Collateral Agent is the beneficiary of the security interests granted thereunder and the Collateral Agent will accept such grants of security interests under the relevant Security Documents on its behalf and will enter into the relevant Security Documents as secured party, lienholder or pledgee in its own name.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

For the avoidance of doubt, the Administrative Agent may (but shall not be obligated to) deliver calculations to the Borrowers from time to time of amounts under this Agreement, and the Administrative Agent shall have no liability to the Lenders with respect thereto. If the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder. For avoidance of doubt, if there is a dispute among the Administrative Agent and any Lender as to any amount due and owing hereunder, any calculation or any updated or revised calculation of the Administrative Agent shall control as between the Administrative Agent and such Lender absent manifest error.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be irrevocable and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, email or other electronic transmission, as follows:

(a) If to the Initial Borrower or any other Loan Party, to Chewy, Inc., 7700 West Sunrise Boulevard, Plantation, FL 33322, Attn: David Reeder, (Phone (786) 320-7111, Email: dreeder@chewy.com) and (B) to c/o/ BC Partners, Inc., 650 Madison Avenue, Floor 3, New York, New York 10022, Attn: Michael Chang (Phone (212) 891-2880, Email: Michael.Chang@BCPartners.com) and David Leland (Phone (212) 891-2880, Email: David.Leland@BCPartners.com) and Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, Attn: Eric Wedel (Phone (310) 982-4304, Email: EWedel@paulweiss.com), Ben Steadman (Phone (310) 982-4332, Email: bsteadman@paulweiss.com), Whitney Greer (Phone (310) 982-4362, Email: wgreer@paulweiss.com) and Vahagn Gharagyozyan (Phone (310) 982-4291, Email: vgharagyozyan@paulweiss.com);

(b) if to the Administrative Agent or Collateral Agent, to JPMorgan Chase Bank, N.A., 131 S Dearborn St, Floor 04, Chicago, Illinois 60603-5506, Attn: Loan and Agency Servicing, Email: jpm.agency.cri@jpmorgan.com; with copies to Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Kenneth Steinberg (Email: kenneth.steinberg@davispolk.com);

(c) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., WLS - Document Workflow Management, 10 South Dearborn Street - Floor L2 Mail Code IL1-1190, Chicago, IL 60603;

(d) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire; and

(e) if such notice involves the designation of a Person as a Disqualified Lender, to the Administrative Agent as set forth in clause (b) above and by email to JPMDQ_Contact@jpmorgan.com.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

The Borrowers may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to the Initial Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Notwithstanding anything herein or in any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Initial Borrower (which notice shall be effective upon acknowledgement of receipt thereof by the Initial Borrower). Nothing in this paragraph shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Initial Borrower effect delivery in such manner.

Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of an Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon (other than to waive any Default or Event of Default or any obligations of the Borrowers to pay interest at the default rate of interest under Section 2.11(c) which shall not constitute a reduction or forgiveness of interest payments) or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof or the waiver or amendment of the “MFN” provisions shall not constitute a reduction of principal, interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay default interest pursuant to Section 2.11(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.08 or the applicable Refinancing Amendment or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender) (except as expressly provided in the Loan Documents) or (viii) contractually subordinate (x) the Liens securing any of the Term Loans on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Term Loans in contractual right of payment to any Senior Indebtedness, in either the case of subclause (x) or (y), except (1) any “debtor-in-possession” facility or similar financing under applicable law or any use of collateral in an insolvency proceeding, (2) the incurrence of indebtedness (including Capitalized Lease Obligations, purchase money indebtedness, finance lease or similar Indebtedness) that is permitted to be senior in right of payment to the Obligations and/or be secured by a lien that is senior in right of security to the Obligations, (3) any asset-based loan facility, factoring, securitization or other similar facility or “super-priority” revolving credit facility or (4) any other Indebtedness so long as each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender as compared to the total amount of Obligations and all other obligations then outstanding that are secured on a pari passu basis with the Obligations) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than three (3) Business Days; provided, however, that (1) if any such adversely affected Lender does not accept an offer to provide its pro rata share of such Senior Indebtedness within the time specified for acceptance of such offer being made, such adversely affected Lender shall be deemed to have declined such offer and (2) any subordination expressly permitted by the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any) and any other applicable Customary Intercreditor Agreement, or Section 9.14 shall not be restricted by subclauses (x) and (y) above; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) the Administrative Agent may, from time to time on and after the Effective Date, without any further consent of any Lender or counterparty to any Secured Cash Management Obligation or Secured Swap Obligation, enter into amendments to, amendments and restatements of, and/or replacements of, any Intercreditor Agreement, and enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case in order to effect the first-priority Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be junior priority Liens or other Liens that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens, (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent without any further consent of any Lender to (x) cure any ambiguity, omission, mistake, error, defect or inconsistency or fix any cross-references or other inaccuracy, (y) to effect the Administrative changes of a technical or immaterial nature or (z) solely to make the terms of this Agreement or any Loan Document more restrictive to the Restricted Parties (as determined by the Initial Borrower), (D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrowers, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time, (E) only the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to making Revolving Loans, (F) the Fee Letter may be waived, amended or modified solely with the consent of the parties thereto and (G) only the consent of each of the Revolving Lenders affected (but without the consent of other Lenders, including the Required Lenders or Required Revolving Lenders) shall be required to amend, waive or otherwise modify any provision of the paragraph immediately succeeding the table in the definition of “Applicable Rate” in Section 1.01 with respect to such Lender. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents; provided that such credit facilities shall rank pari passu or junior in terms of both priority of Liens on Collateral securing, and right of payment with, the Secured Obligations, and (ii) to include appropriately the Lenders holding such credit facilities on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with the Borrowers hereby agreeing to, and to cause their respective subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Initial Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or any other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders or Required Revolving Lenders, as applicable, to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as an Administrative Agent is not a Non-Consenting Lender, the Initial Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Administrative Agent shall have consented to such assignment to the extent required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (c) unless waived, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time (i) a Defaulting Lender or (ii) a Disqualified Lender, shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders or Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Revolving Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Revolving Commitments or Revolving Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrowers or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrowers.

(f) Notwithstanding anything to the contrary contained in this Section 9.02, the Guarantee, the Security Documents and related documents executed by the Borrowers or their respective Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Initial Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guarantee, Security Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

(g) [Reserved].

(h) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but subject to clause (vi) below)) (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank and (y) any Revolving Lender) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without the consent of the Initial Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in U.S. Dollars, (ii) notional amounts in other currencies shall be converted to the U.S. Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrowers or other Loan Parties or any instrument issued or guaranteed by any of the Borrowers or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrowers or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrowers or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than 5% of the components of such index and (vi) in connection with any such amendment, waiver, action or direction, each Lender shall provide a certification or deemed certification to the Administrative Agent and the Initial Borrower that such Lender is not knowingly and intentionally acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Lender whose interests in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Lender is a Net Short Lender (each, a “Designated Affiliate”)) for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Lender in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Lender is a Net Short Lender. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank and (y) any Revolving Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrowers and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise ascertain or monitor whether any Lender, Eligible Assignee or Participant or prospective Lender, Eligible Assignee or Participant is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Net Short Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of one lead counsel (which shall be Davis Polk & Wardwell LLP for the transactions to occur in connection with the Effective Date) and to the extent reasonably determined by the Administrative Agent to be necessary one local counsel in each applicable jurisdiction, in each case, retained with the Initial Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for the Administrative Agent, and to the extent retained with the Initial Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party, in each case, retained with the Initial Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(b) The Borrowers shall indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Initial Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel for such affected Indemnitee in each applicable jurisdiction, in each case, retained with the Initial Borrower’s consent (not to be unreasonably withheld, conditioned or delayed)) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by the Borrowers or any of their respective subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any of their respective subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) result from any dispute between and among Indemnitees that does not involve an act or omission by the Borrowers or any of their respective subsidiaries, except that each Agent and the Lead Arrangers shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03 shall not apply to Taxes other than any Taxes with respect to losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, and without limiting the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.

(d) To the fullest extent permitted by applicable law, none of the Borrowers or any of their respective Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

(f) Notwithstanding anything to the contrary herein, without the Initial Borrower’s prior written consent, in no event shall the counsel, consultants and other advisors (or any of their Affiliates) identified by the Sponsors or the Initial Borrower to the Administrative Agent in writing prior to the Effective Date as disqualified advisors be eligible to be retained as contemplated by this Section 9.03 (and withholding consent with respect to any such Person shall be deemed reasonable).

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) except as permitted pursuant to Section 6.03, (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (h) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it under one or more Facilities) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Initial Borrower; provided that no consent of the Initial Borrower shall be required for an assignment of (1) Term Loans by any Term Lender to any other Term Lender or to an Affiliate of any Term Lender (unless such Term Lender assigns all or a portion of the Term Loans held by it to any such Affiliate in connection with or in contemplation of, the sale or other disposition of, a Lender’s interest in such Affiliate), (2) Term Loans by any Term Lender to an Approved Fund (unless such Term Lender assigns all or a portion of the Term Loans held by it to any such Approved Fund in connection with or in contemplation of, the sale or other disposition of, a Lender’s interest in such Approved Fund) or (3) if a Specified Event of Default has occurred and is continuing, of Term Loans by any Term Lender to any other Eligible Assignee, in each case, other than (x) any Lender that has become a Disqualified Lender or a Defaulting Lender or (y) in the case of any assignment in connection with or in contemplation of, the sale or other disposition of, a Lender’s interest in an assignee; provided further, that the withholding of consent by the Initial Borrower to any assignment to any Person that invests (directly or indirectly, including through affiliates) in distressed debt or “special situations” or that is a Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Initial Borrower or the Sponsors with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (1) a Lender, (2) an Affiliate of a Lender, (3) an Approved Fund or (4) to the Borrowers or any Affiliate thereof.

Notwithstanding anything in this Section 9.04 to the contrary, (x) no assignment may be made without the written consent of the Initial Borrower if such assignment may result in the Borrowers being required to make any payments pursuant to Sections 2.13, 2.15 or 2.21 or otherwise under any Loan Document, in each case relating to tax gross-up or related indemnities in excess of those required with respect to the assigning Lender, (y) no assignment or participation of any rights or obligations under any Loans or Commitments hereunder may be made that does not comply with the notice requirements set forth in this Agreement (and any attempted assignment or participation that does not comply with the notice requirements set forth in this Agreement shall be null and void) and (z) if the consent of the Initial Borrower is otherwise required by this paragraph with respect to any assignment of Term Loans, and the Initial Borrower has not given the Term Agent written notice of its objection to such assignment within twenty (20) Business Days after written notice to the Initial Borrower, the Initial Borrower shall be deemed to have consented to such an assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (1) $1,000,000 with respect to an assignment of Term Loans or $2,500,000 with respect to an assignment of Revolving Commitments, and (2) the remaining Term Loans or Revolving Commitments, as applicable, held by the assigning Lender (provided, however, that substantially concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met), in each case, unless the Initial Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Initial Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one (1) Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Initial Borrower and the Administrative Agent any tax forms required by Section 2.15(e) and shall deliver to the Administrative Agent, an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state, provincial and territorial securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall, with respect to each Facility for which it has been appointed an Administrative Agent hereunder, maintain at one (1) of its offices in the United States a copy of each Assignment and Assumption delivered to it (including each Affiliated Lender Assignment and Assumption delivered to it) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (individually and collectively with respect to one or more Facilities, as context requires, the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Initial Borrower shall (i) promptly (and in any case, not less than ten (10) Business Days (or longer period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 9.02) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The parties hereto agree and intend that the Loans shall be treated as being in “registered form” for the purposes of the Code (including, without limitation, Code Sections 163(f), 871(h)(2), and 881(c)(2)), and the Register and Participant Register shall be maintained in accordance with such intention.

(c)

(i) Any Lender may sell participations to one or more banks or other Persons other than to the Borrowers or a Lender that has become a Disqualified Lender or a Person that is not an Eligible Assignee; (a “Participant”); provided, further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any sale of participations of a Lenders’ rights to participate their Revolving Commitments and Revolving Loans shall require the consent of the Initial Borrower (which requests must be made at least five (5) Business Days’ prior to the proposed date of the participation to the Initial Borrower) (and any purported participation without such notice shall be null and void and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Initial Borrower and the Administrative Agent) (except, in the case of this clause (D), as otherwise agreed by the Initial Borrower). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of (and be subject to the obligations and limitations of) Sections 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant (A) agrees to be subject to the provisions of Section 2.17(a) as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Initial Borrower’s request, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.17(a).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may, without the consent of the Initial Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Initial Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Initial Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Initial Borrower and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Notwithstanding anything to the contrary herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to any Affiliated Lenders or any Purchasing Borrower Party and (y) any Affiliated Lenders or any Purchasing Borrower Party may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) auction or other procedures pursuant to which offers to Lenders shall be made on a pro rata basis to Lenders of any Class (but, for the avoidance of doubt, such purchase shall not be required to be consummated on a pro rata basis), in each case, as the Initial Borrower may elect or (2) open market or privately negotiated purchases, which may be with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class), subject to the following limitations:

(1) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and any information or other documents prepared or provided by any Loan Party or its representatives; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(2) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code that (x) does not require the consent of each Lender or each affected Lender, (y) does not deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents and (z) does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(3) with respect to any assignment to a Purchasing Borrower Party, no Event of Default would result therefrom;

(4) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(5) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 40% of the outstanding principal amount of all Loans plus the outstanding principal amount of all term loans made pursuant to an Incremental Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders (other than Affiliated Debt Funds) exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(6) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the Administrative Agent and the Initial Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Initial Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender;

(7) [reserved]; and

(8) no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrowers, its Subsidiaries or their respective securities, and all parties to the relevant assignment shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Affiliated Lender Assignment and Assumption.

Notwithstanding anything to the contrary, each Affiliated Lender, in its capacity as a Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Loans that it acquires in accordance with this Section 9.04 directly or indirectly to the Borrowers solely in exchange for Equity Interests of the Borrowers (other than Disqualified Stock) or a direct or indirect parent thereof or debt securities of a parent entity of the Borrowers, in each case upon written notice to the Administrative Agent.

Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g) Upon any contribution of Loans to the Borrowers or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrowers on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrowers for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(h) Notwithstanding anything herein or in any other Loan Document to the contrary, no Lender may assign (i) any portion of its Revolving Commitments or Revolving Loans to the Borrowers or any of their Affiliates or (ii) any portion of its Loans or Commitments to any Disqualified Lender, any Lender that has become a Disqualified Lender or a Defaulting Lender and upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose on a confidential basis in a manner determined in consultation with the Initial Borrower the list of Disqualified Lenders to such inquiring Lender.

(i) Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not be responsible for, have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments to any Disqualified Lender and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, any Disqualified Lender.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that electronic signatures from Lenders (including assignees) delivered pursuant to procedures in effect on the site maintained by the Administrative Agent with respect to this Agreement as of the Effective Date shall be acceptable to the Administrative Agent. For the avoidance of doubt, delivery of an executed counterpart of a signature page by facsimile or other electronic imaging means (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart, and shall not be considered an electronic signature.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If a Specified Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) other than escrow, payroll, petty cash, trust and tax withholding accounts at any time owing by such Lender to or for the credit or the account of the Borrowers or any other Loan Party against any of and all the obligations of the Borrowers or any other Loan Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Initial Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation from such Guarantor.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrowers or their respective properties in the courts of any jurisdiction.

(c) Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory (including self-regulatory) authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order or in connection with any request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority, each Lender and the Administrative Agent shall notify the Initial Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; provided, further, in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrowers or any of their respective Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their respective Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Initial Borrower, in the case of Information provided by the Borrowers or any Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers or the Investors or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section 9.12, “Information” means all information received from the

Borrowers relating to the Borrowers, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.12 is intended to prohibit any Person or its affiliates’ officers, directors, employees and representatives from voluntarily disclosing or providing any Information to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth herein shall be prohibited by the laws or regulations applicable to such governmental, regulatory, or self-regulatory organization, including as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission, the Commodity Futures Trading Commission or FINRA, provided that the Initial Borrower shall be informed promptly thereof to the extent lawfully permitted to do so.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE INITIAL BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

Section 9.13 USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with Title III of the USA PATRIOT Act.

Section 9.14 Release of Liens and Guarantees.

(a) Each Lender and each other Secured Party agrees that:

(i) Liens on any property granted to or held by the Collateral Agent or in favor of any Secured Party under any Loan Document will be automatically released, with no further action required on the part of any Agent, Lender or other Secured Party, and directs the Agents to enter into the necessary or advisable documents evidencing such release:

(A) upon the termination or expiration of all Commitments and the payment in full in cash of all the Secured Obligations (other than Secured Cash Management Obligations, Secured Swap Obligations, and continuing contingent obligations in respect of which no claim has been made);

(B) at the time the property subject to such Lien is transferred (or is to be transferred) as part of, or in connection with, any transfer not prohibited under the Loan Documents to any Person that is not a Loan Party;

(C) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (iii) below;

(D) in respect of releases of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing in accordance with clause (vii) of the proviso to Section 9.02(b);

(E) upon such property becoming, or continuing to be, an Excluded Asset or an asset owned by an Excluded Subsidiary, but only for so long as such property remains an Excluded Asset or an asset owned by an Excluded Subsidiary;

(F) as to the assets owned by such Excluded Subsidiary, upon any Person becoming an Excluded Subsidiary (or continuing to be an Excluded Subsidiary); and/or

(G) upon any property becoming subject to a Permitted Receivables Financing to the extent required by the terms of such Permitted Receivables Financing;

provided that, without limitation of the automatic operation of the releases described in this clause (i), a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or at the option of the Initial Borrower, in either case, to the Administrative Agent with respect to any release described in this clause (i) stating that the Initial Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry).

(ii) it and the Agents will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (1), (4), (5), (6) (with regard to Sections 6.01(b)(4), (9), (11) (with regard to cash deposits), (16), (17), (18) (solely to the extent relating to a lien of the type allowed pursuant to clause (9) or (11) (with regard to cash deposits) of the definition of “Permitted Liens”), (19) (other than with respect to self-insurance arrangements), (22), (28), (29), (31), (32), (33), (34), (35), (37), (38) (with regard to cash deposits), (41), (42) and (43) of the definition of “Permitted Liens.”

(iii) if (A) any Loan Party (i) ceases to be a Subsidiary, (ii) is not (or is no longer) a Material Subsidiary, (iii) as a result of a transaction permitted hereunder becomes an Excluded Subsidiary (other than solely as a result of becoming a non-wholly owned subsidiary) or (iv) at the written election of the Initial Borrower, in connection with a transaction permitted hereunder, as a result of which such Loan Party ceases to be a wholly owned subsidiary, unless the primary purpose (as reasonably determined by the Initial Borrower) of such transaction was to release such Loan Party from its obligations under the Loan Documents and (B) the Initial Borrower notifies the Administrative Agent in writing that it wishes such Loan Party to be released from its obligations under the Guarantee Agreement, then (x) such Subsidiary shall automatically be released from its obligations under the Guarantee Agreement and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall automatically be released, in each case, with no further action required by any Agent, Lender or other Secured Party; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any Material Indebtedness that is secured by the Collateral on a Junior Lien Priority basis; provided, further, that, without limitation of the automatic operation of the foregoing releases, a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or at the option of the Initial Borrower, in either case, to the Administrative Agent with respect to any such automatic release stating that such Subsidiary Loan Party has ceased to be a Subsidiary, is not or will not be a Material Subsidiary or as a result of a transaction permitted hereunder has become an Excluded Subsidiary, as the case may be, shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent may rely conclusively on such certificate without further inquiry); provided, further, that, notwithstanding anything herein to the contrary, if the Initial Borrower resigns as a Borrower in accordance with Section 2.28, the Initial Borrower may not be released from its obligations under the Guarantee Agreement pursuant to this clause (iii); and

(iv) the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 9.08 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the United States Bankruptcy Code or any other federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law.

Each Lender and each other Secured Party agrees that it will take such action and execute any such documents as may be reasonably requested by the Initial Borrower, at the Borrowers’ sole cost and expense, in connection with any of the foregoing releases or any such subordination. Each of the Collateral Agent and the Administrative Agent shall be entitled to and shall rely exclusively on a certificate of a Responsible Officer of the Initial Borrower confirming that such release or subordination has occurred, will upon consummation of an applicable transaction occur, or is described in the foregoing provisions and such certificate shall be conclusive evidence thereof. Each Lender and each other Secured Party irrevocably authorizes the Collateral Agent and the Administrative Agent to take such action and execute any such document and consents to such reliance. Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or contained in any certificate prepared or delivered by the Initial Borrower or any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or any action otherwise taken in reliance on the foregoing.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender and each Secured Party hereby agree that:

(i) no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce under the Guarantee Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(iii) no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the Fair Market Value of such assets or the practical benefit to the Lenders afforded thereby;

(iv) the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Effective Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Initial Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents;

(v) no actions required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect such security interests (including any Foreign Intellectual Property) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(vi) no control agreements or control shall be required with respect to assets (other than in respect of pledged equity or pledged debt) requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code); and

(vii) the provisions of Section 3.03(e) of the Collateral Agreement shall supersede any other provision of a Loan Document to the contrary.

Section 9.15 No Fiduciary Relationship. The Borrowers, on behalf of itself and their respective Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.16 Secured Cash Management Obligations and Secured Swap Obligations. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no party to any Secured Cash Management Obligation, Secured Swap Obligation that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations or Secured Swap Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Agent, Lender or Affiliate of an Agent or Lender party thereto.

Section 9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.

Section 9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary set forth herein, this Agreement is subject to the terms and provisions of the ABL Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the ABL Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement govern and control. The Lenders hereby authorize the Administrative Agent and/or Collateral Agent to (a) enter into the ABL Intercreditor Agreement, (b) bind the Lenders on the terms set forth in the ABL Intercreditor Agreement and (c) perform and observe its obligations under the ABL Intercreditor Agreement.

(b) Notwithstanding anything to the contrary set forth herein, to the extent the Administrative Agent and/or Collateral Agent enter into any other Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that, in the case of any inconsistency between this Agreement and any Intercreditor Agreement, the provisions of the Intercreditor Agreement govern and control. The Lenders acknowledge and agree that each of the Administrative Agent and the Collateral Agent is authorized to, and each of the Administrative Agent and the Collateral Agent agrees that with respect to any applicable secured Indebtedness permitted to be incurred and secured under this Agreement or any other Loan Document and contemplated to be subject to an Intercreditor Agreement under this Agreement, upon request by the Initial Borrower, it shall, enter into an Intercreditor Agreement (and any joinder thereto) in accordance with the terms hereof. The Lenders hereby authorize each of the Administrative Agent and the Collateral Agent to (i) enter into any such Intercreditor Agreement (and any joinder thereto), (ii) bind the Lenders on the terms set forth in such Intercreditor Agreement and (iii) perform and observe its obligations under such Intercreditor Agreement (including the execution of any joinder thereto).

(c) Notwithstanding anything to the contrary herein, the Form Intercreditor Agreements shall be deemed to be reasonable and acceptable to the Administrative Agent, the Collateral Agent and the Lenders, the Administrative Agent, the Collateral Agent and the Lenders shall be deemed to have consented to the use of each such Form Intercreditor Agreement (and to the Administrative Agent’s and/or Collateral Agent’s execution thereof (and any joinder thereto)) in connection with any Indebtedness secured by all or a material portion of the Collateral that is permitted to be incurred, issued and/or assumed by the Borrowers or any of their respective Subsidiaries pursuant to Section 6.01 and Section 6.02 and each of the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the applicable Form Intercreditor Agreements.

Section 9.20 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers under this Section 9.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (a)(i) above is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

Section 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.23 Discretionary Guarantors.

(a) At any time after the Effective Date, the Initial Borrower may elect to add any Restricted Party that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(i) the Initial Borrower shall provide a Notice of Additional Guarantor to the Administrative Agent of its intention to add any Discretionary Guarantor at least ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(ii) consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, with such consent only permitted to be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (A) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (B) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (C) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with such jurisdiction);

(iii) the Initial Borrower and such Discretionary Guarantor shall deliver the documents required by the Collateral and Guarantee Requirement at the time such Restricted Party or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.11 and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Administrative Agent); provided that, with respect to Discretionary Guarantors not organized under the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof, such documents shall be no more restrictive than those that would apply to such Discretionary Guarantor to the extent it was an organization or entity formed under the laws of the United States, any state or territory thereof, the District of Columbia or any political subdivision thereof; provided that such terms shall take into account customary local law requirements; and

(iv) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, taking into account customary local law requirements, such Discretionary Guarantor shall deliver opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Sections 4.01(a)(iv), (vii) and (viii) (and, at least three (3) Business Days prior to effectiveness of such joinder, all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent within ten (10) Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(b) The Borrowers may subsequently designate any Discretionary Guarantor as an Excluded Subsidiary. The designation of any Discretionary Guarantor as an Excluded Subsidiary shall constitute an Investment by the Borrowers as at the date of designation in an amount equal to the fair market value of such Investment and the Investment resulting from such designation must otherwise be in compliance with Section 6.08 (as determined at the time of such designation); provided that solely for the purpose of calculating the outstanding amounts of Investments under Section 6.08 made in respect of any Discretionary Guarantor as an Excluded Subsidiary, as applicable, upon such redesignation the Borrowers shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Borrowers’ Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Borrower; ownership of such Subsidiary. Upon notice to the Administrative Agent of the designation of a Discretionary Guarantor as an Excluded Subsidiary, and subject to the foregoing requirements, each such Discretionary Guarantor will automatically become an Excluded Subsidiary and the Guarantee Obligations created by the Loan Documents in respect of such Discretionary Guarantor (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released in accordance with Section 9.14 of this Agreement.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEWY, INC., as the Initial Borrower

By:	/s/ Christopher Deppe
Name: Christopher Deppe
Title: Authorized Signatory

[CREDIT AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Bam Fakorede
Name: Bam Fakorede
Title: Vice President

[CREDIT AGREEMENT SIGNATURE PAGE]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Bam Fakorede
Name: Bam Fakorede
Title: Vice President

[CREDIT AGREEMENT SIGNATURE PAGE]